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                                                                    EXHIBIT 10.5


                       COLLABORATION AND LICENSE AGREEMENT


                                   Dated as of

                                September 1, 1998



                                  By and Among

                            THE DOW CHEMICAL COMPANY

                              DOW AGROSCIENCES LLC

                                       AND

                          BIOSOURCE TECHNOLOGIES, INC.



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                                TABLE OF CONTENTS

1.   DEFINITIONS.............................................................................2
2.   SCOPE AND STRUCTURE OF THE COLLABORATION...............................................12
3.   GRANTS OF RIGHTS.......................................................................12
4.   CONDUCT OF PARTIES DURING THE RESEARCH COLLABORATION...................................20
5.   DISCOVERY, DEVELOPMENT AND MARKETING EFFORTS...........................................26
6.   PAYMENTS...............................................................................28
7.   INTELLECTUAL PROPERTY..................................................................43
8.   RESEARCH MATERIALS.....................................................................53
9.   CONFIDENTIALITY........................................................................54
10.  REPRESENTATIONS, WARRANTIES AND COVENANTS..............................................56
11.  INDEMNITY..............................................................................60
12.  TERM AND TERMINATION...................................................................62
13.  PROVISIONS FOR INSOLVENCY..............................................................66
14.  MISCELLANEOUS..........................................................................67



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                       COLLABORATION AND LICENSE AGREEMENT

            THIS COLLABORATION AND LICENSE AGREEMENT (the "Agreement") is dated as of September 1, 1998 (the "Effective Date") and is made by and among BIOSOURCE TECHNOLOGIES, INC., a corporation having its principal place of business at 3333 Vaca Valley Parkway, Vacaville, California 95688 ("Biosource"), THE DOW CHEMICAL COMPANY, a Delaware corporation having its principal place of business at 2030 Willard H. Dow Center, Midland, Michigan 48674 ("TDCC"), and DOW AGROSCIENCES LLC, a Delaware limited liability company having its principal place of business at 9330 Zionsville Road, Indianapolis, Indiana 46268 ("DAS"). Biosource, TDCC and DAS are sometimes referred to herein individually as a "party" and collectively as the "parties".

                                 R E C I T A L S

            WHEREAS, Biosource has developed technologies relating to the identification and characterization of genetic materials, and has developed or acquired certain rights, technologies, data and materials potentially useful in the development of products.

            WHEREAS, TDCC and DAS desire to obtain access and rights to Biosource's technologies, and Biosource is willing to provide such access and grant such rights, on the terms and for the purposes set forth in this Agreement.

            WHEREAS, DAS has developed technologies related to the development, selection and manufacture of plants.

            WHEREAS, Biosource desires to obtain access and rights to DAS's technologies, and DAS is willing to provide such access and grant such rights, on the terms and for the purposes set forth in this Agreement.

            WHEREAS, TDCC possesses analytical expertise useful to support the collaborative activities of DAS and Biosource contemplated in this Agreement.

            WHEREAS, Biosource, DAS and TDCC desire to collaborate in the fields defined below on the terms set forth in this Agreement.

            NOW, THEREFORE, Biosource, TDCC and DAS agree as follows:

                                 1. DEFINITIONS

      For purposes of this Agreement, unless otherwise specifically stated in this Agreement, the terms defined in this Article 1 shall have the meanings specified below:

      1.1   "Affiliate" means any corporation or other entity which directly or



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indirectly controls, is controlled by or is under common control with a party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the outstanding voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to manage, direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity. Any such other relationship as in fact results in actual control over the management, business and affairs of a corporation or other entity shall also be deemed to constitute control. Except to the extent explicitly provided otherwise herein, for purposes of this Agreement, members of
(i) DAS and DAS Affiliates shall not be considered to be Affiliates of members of (ii) TDCC and Affiliates of TDCC (other than DAS and DAS Affiliates), and members of (ii) above shall not be considered to be Affiliates of members of (i) above. In addition, for purposes of this Agreement, Mycogen shall not be considered to be an Affiliate of TDCC, or a DAS Affiliate, unless and until the parties agree in writing or as provided in Section 14.15, provided, however, in either case Mycogen itself must accept the obligations of an Affiliate hereunder.

      1.2 "Agricultural Value-Added" means, in respect of Products that constitute seed or agrochemicals, as applicable (i) the incremental value-added or measurable Trait premium associated with a Product Trait, net of additional costs associated with the manufacture of the Product, when a party sells such Product directly, and (ii) the revenue received by a party from licensees or sublicensees which is attributable to the value-added or measurable Trait premium associated with a Product Trait. Calculation of Agricultural Value-Added is more specifically described in Exhibit B.

      1.3 "Alliance Gene" means any nucleotide sequence or fragment thereof that encodes for a Trait in plants, either alone or in conjunction with other encoding sequences, and including antisense or co-suppression use thereof, which is discovered, designed, selected, identified or modified in the course of the Research Collaboration, but excluding the genes, nucleotide sequences or fragments therefrom of Photorhabdus, Xenorhabdus, Bacillus thuringiensis, and Saccharopolyspora spinosa or those covered by or derived by use of Demeter Technology, provided that these excluded genes, nucleotide sequences and fragments were identified without use of Discovery Technology Owned by Biosource.

      1.4 "Annual Research Plan" means the plan to be developed by Biosource and approved by the Research Committee for each Contract Year, as described in
Section 4.5.4. A summary of the Annual Research Plan being considered by the parties for the first Contract Year during the Research Collaboration is set forth in Schedule I hereto.

      1.5   "Biosource Agricultural Cumulative Investment" means the total



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cumulative amount of: (i) all expenses incurred and capital dedicated by
Biosource and its Affiliates during the term of this Agreement (including, but not limited to internal expenses and capital, all payments to TDCC under this Agreement, and amounts paid to Third Parties for research or other services, but excluding the cost of sponsored research described in Section 6.3.1 and all other expenses of Biosource reimbursed by TDCC), to support the discovery, development, commercialization and manufacture of Biosource Products comprising agrochemicals or seed, excluding Biosource Products in the Nicotiana Field and the Pharmaceutical Field); (ii) reduced by the cumulative Value-Added by distinct Traits derived from one or more Alliance Genes in Biosource Products that constitute seed; and (iii) the remainder compounded on an annual basis by the Biosource Cost of Capital.

      1.6 "Biosource Cost of Capital" means, as of any date of determination, the same rate as the TDCC Cost of Capital, established pursuant to Section 1.43.

      1.7 "Biosource Crops" means plants grown for forestry and ornamental horticulture purposes.

      1.8 "Biosource Field" means the Pharmaceutical Field; the Nicotiana Field; all uses of all Biosource Crops (provided that TDCC has not exercised the option in Section 3.9); and all organisms in the Pharmaceutical Field and the Nicotiana Field; provided, however, that the "Biosource Field" shall not include the use of Alliance Genes in TDCC Crops other than for use in the Pharmaceutical Field.

      1.9 "Biosource Industrial Cumulative Investment" means the total cumulative amount of: (i) all expenses incurred and capital dedicated by Biosource and its Affiliates during the term of this Agreement (including, but not limited to internal expenses and capital, all payments to TDCC under this Agreement, and amounts paid to Third Parties for research or other services, but excluding the cost of sponsored research described in Section 6.3.1 and all other expenses of Biosource reimbursed by TDCC), to the discovery, development, commercialization and/or manufacture of Biosource Products that constitute Industrial Products (excluding Biosource Products in the Nicotiana Field and the Pharmaceutical Field); (ii) reduced by the cumulative Value-Added by distinct Traits derived from one or more Alliance Genes in such Biosource Products; and
(iii) the remainder compounded on an annual basis by the Biosource Cost of Capital.

      1.10 "Biosource Patent Rights" means Patent Rights that cover Technology which are Owned by Biosource, or licensed by Biosource from Third Parties or its Affiliates, but only to the extent that transfer or sublicensing is permitted by agreements with such Third Parties or Affiliates as of the Effective Date or during the term of this Agreement. For the purposes of this Agreement, the Patent Rights of Affiliates of Biosource shall be deemed to be Owned by Biosource, where the Affiliate has granted to Biosource an interest in such Patent Rights which allows Biosource to treat the Patent



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Rights as it treats its own Patent Rights under this Agreement. Biosource Patent
Rights as of the Effective Date are set forth in Exhibit A.

      1.11 "Biosource Product" means a Product in the Biosource Field the discovery or development of which uses Discovery Technology Owned by DAS, or Product Technology.

      1.12  "Biosource Seed Products" shall have the meaning set forth in
Section 6.5.2.1 hereof.

      1.13 "Confidential Information" means information, which is not subject to an exception in Section 9.2, and relates to one or more of the following:
Annual Research Plan; Biosource Patent Rights; Biosource Product; DAS Patent Rights; Development Candidate; Discovery Technology; Transient Transformation Technology Improvements; Overall Research Plan; Product Technology; Production Technology; TDCC Patent Rights; Technology; Transient Transformation Technology; Viral Vector Technology; patent strategies; business strategies and relationships; surveys; forecasts; marketing research; product concepts; targets; product development processes; any other information and data which may be made available by another party pursuant to this Agreement and deemed by the disclosing party to be confidential.

      1.14 "Contract Year" means each twelve (12) month period starting on (i) the Effective Date in the case of the first Contract Year and (ii) the anniversary of the Effective Date for each subsequent Contract Year.

      1.15 "DAS Affiliates" means any corporation or other entity which DAS directly or indirectly controls. A corporation or other entity shall be regarded as being controlled by DAS if DAS owns or directly or indirectly controls more than fifty percent (50%) of the outstanding voting stock or other ownership interest of the other corporation or entity, or if DAS possesses, directly or indirectly, the power to manage, direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity. Any such other relationship as in fact results in actual control over the management, business and affairs of a corporation or other entity shall also be deemed to constitute control.

      1.16 "DAS Patent Rights" means Patent Rights that cover Technology which are Owned by DAS, or licensed by DAS from Third Parties or the DAS Affiliates but only to the extent that transfer or sublicensing is permitted by agreements with such Third Parties or DAS Affiliates, as of the Effective Date or during the term of this Agreement. For the purposes of this Agreement, the Patent Rights of a DAS Affiliate shall be deemed to be Owned by DAS, where such Affiliate has granted to DAS an interest in such Patent Rights which allows DAS to treat the Patent Rights as it treats its own under this Agreement. DAS Patent Rights as of the Effective Date are set forth in



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Schedule II.


      1.17 "Demeter Genes" means any genes, nucleotide sequences, proteins or fragments thereof which are discovered, designed, selected, identified or modified using Demeter Technology during or prior to the term of the Research Collaboration and are notified to Biosource by TDCC as "Demeter Genes" as provided in Section 3.18.


      1.18 "Demeter Technology" means (i) genes, nucleotide sequences, proteins or fragments thereof which are Owned by Demeter Biotechnologies Ltd. or are licensed to Mycogen by Demeter Biotechnologies Ltd.; and (ii) genes, nucleotide sequences, proteins or fragments thereof, which are discovered or developed using anti-microbial technology Owned by Demeter Biotechnologies Ltd. or licensed to Mycogen, including that covered by U.S. Patent Nos. 5,597,946, 5,597,945; Australian Patent No. 611,859; Canadian Patent No. 1,321,157; European Patent No. 0 330 655; and Application Nos. U.S. 08/444,762, U.S. 08/453,436; Japanese SHO 62-504491; European 89900103.6 and 93113536.2; or any
provisional, continuation, divisional or continuation-in-part applications; as well as any patents issued thereon and any reissue or reexamination of such patents; and patent applications filed in and patents issued by countries other than the United States and patents of additions and other counterparts of patents and patent applications in such countries.

      1.19 "Discovery Technology" means Technology, Transient Transformation Technology and Research Materials, including the use of Nicotiana, which is used for the discovery, design, selection, identification or modification of nucleotide sequence function, and any improvements thereto discovered or developed in the course of the Research Collaboration; provided, however, that Discovery Technology shall not be considered to be Product Technology or Production Technology.

      1.20 "Event of Default" shall have the meanings set forth in Section 12.2 hereof.

      1.21 "FDA" means the United States Food and Drug Administration, or the foreign equivalent for the country in which a particular Product is offered for sale.

      1.22 "First Commercial Sale" of a Product means the first for profit sale for use or consumption by the general public of a Product.

      1.23 "Industrial Products" means all Products including, but not limited to, synthetic fiber; cosmetics; industrial compounds; industrial antimicrobial compounds; Nutraceuticals; vitamins; animal health Products; food; feed; natural and synthetic fiber; chemicals and materials; provided, however, that agrochemicals, seed, and products (lower case) in the Nicotiana Field and products (lower case) in the



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Pharmaceutical Field shall not be considered Industrial Products. Industrial
Products may include Products subject to compliance with FDA or USDA regulations, but do not include Products subject to registration under FDA or USDA regulations in effect as of the Effective Date for the country in which the Product is offered for sale, as interpreted by administrative and judicial decisions, whenever made.

      1.24  "Mycogen" means Mycogen Corporation, a California corporation.

      1.25 "Net Sales" means the total of: (a) the gross invoice price for Products sold by a party, less the reasonable and customary accrual-basis deductions from such gross amounts for: (i) normal and customary trade, cash and other discounts, allowances and credits; (ii) credits or allowances actually granted for damaged goods, returns or rejections of Products, consistent with such party's established policies, and government mandated retroactive price reductions; and (iii) freight, postage, shipping, customs duties and insurance charges which are included in the gross invoice amount; and (b) royalties paid to Third Parties and, in the case of TDCC, to Biosource, and, in the case of Biosource, to TDCC. In the case of a transfer of Products by: (x) Biosource or one of its Affiliates to another Affiliate of Biosource; or (y) TDCC, one of its Affiliates, DAS or a DAS Affiliate to another entity in this same group, Net Sales shall be determined based on the invoiced sales price for Products upon the initial transfer to a Third Party customer, less the deductions allowed under this Section. Every other commercial use or disposition of Products by Biosource, its Affiliates, TDCC, its Affiliates, DAS, or DAS Affiliates in barter or other non-monetary commercial transactions, but excluding any sampling of Products, shall be considered a sale of the Products at the weighted average Net Sales price for such Products during the preceding quarter in the same country.

      1.26 "Nicotiana Field" means all uses of Nicotiana plants, plant cells, seeds or seedlings (collectively "Nicotiana") in the Pharmaceutical Field or as a production host. Nicotiana Field shall not include use of Nicotiana for cigarettes, cigars, pipe tobacco, chewing tobacco and snuff, and seeds/seedlings for the production thereof.

      1.27 "Non-Agricultural Value-Added" means, in respect of Industrial Products, as applicable: (a) (i) incremental Net Sales attributable to one or more measurable Traits used in the production of such Products; (ii) less any increase in the cost of manufacturing (including depreciation) attributable to such Traits used in the production of such Products; (iii) less any increase in selling, general, administrative, research and development costs attributable to such Traits used in the production of such Products; and (iv) less the cost of capital spent on assets deployed in the production of such Products; and (b) the revenue received by a party from licensees or sublicensees which is attributable to one or more measurable Traits used in the production of Products. Calculation of Non-Agricultural Value-Added is more specifically described in Exhibit B.



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      1.28  "Nutraceutical" means biological or chemical materials for use by humans and animals which are sold accompanied by only nutritional (and not medical) claims and therefore would not be subject to registration as a pharmaceutical by the FDA in the country in which the material is offered for sale under regulations in effect as of the Effective Date, as interpreted by administrative and judicial decisions, whenever made.

      1.29 "Other Inventions" means an invention developed or discovered solely or jointly by the parties in the course of the Research Collaboration that is not Discovery Technology, Product Technology, Production Technology, Viral Vector Technology, Transient Transformation Technology, and does not use or express Alliance Genes.

      1.30 "Overall Research Plan" means the research plan to be agreed upon by the Research Committee pursuant to Section 4.5.4 (a) and approved by the Steering Committee pursuant to Section 4.6.4 (a) hereof. A summary of the Overall Research Plan contemplated as of the Effective Date is set forth in
Schedule I.

      1.31 "Owned" means owned or controlled by the person or entity to whom ownership is attributed in the context, or licensed by such person or entity from Third Parties or its Affiliates but only to the extent that transfer or sublicensing is permitted by agreements with such Third Parties or Affiliates as of the Effective Date or during the term of the Agreement. For the purposes of this Agreement, unless stated otherwise, Technology of Affiliates shall be deemed to be Owned by a person or entity, where the Affiliate has granted the person or entity an interest in such Technology which allows such person or entity to treat the Technology as a party treats its own Technology under this Agreement.

      1.32 "Patent Rights" means any United States patent application, including provisionals, and any divisional, continuation, or continuation-in-part of such patent application (to the extent the claims are directed to subject matter specifically described therein), as well as any patent issued thereon and any reissue or reexamination of such patent, and patent applications filed in and patents issued by countries other than the United States and patents of additions and other counterparts of patents and patent applications in such countries.

      1.33 "Pharmaceutical Field" means all uses and all biological materials and chemical compounds active for the treatment, mitigation, diagnosis or prevention of disease states and conditions in humans and animals; provided, however, that the Pharmaceutical Field shall include active material and compounds for animal uses only which are: (i) Products that are subject to registration under FDA or USDA regulations in effect as of the Effective Date for the country in which a particular Product is offered for sale, as interpreted by administrative and judicial decisions, whenever made, and (ii) antimicrobial peptide products; and provided, further, that the Pharmaceutical Field



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shall not include Nutraceuticals nor animal feed Products (other than an animal feed Product which itself is used as an oral vaccine) that is not subject to registration under FDA or USDA regulations in effect as of the Effective Date for the country in which a particular Product is offered for sale, as interpreted by administrative and judicial decisions, whenever made.

      1.34 "Product" means any seed; seedling; plant; plant cell; agrochemical; industrial chemical; vitamin; Nutraceutical; feed; food; natural or synthetic fiber; pharmaceutical; animal health products; product, compound, substance or composition related to or made from plants or produced by microorganisms or other means; or for the treatment of plants; and which incorporates or is produced utilizing Product Technology.

      1.35 "Product Technology" means (i) Alliance Genes, and protein, protein fragments, and amino acids sequences encoded therefrom, useful for producing Products, which are discovered, developed, designed, selected, identified or modified in the course of the Research Collaboration; or (ii) genes or any nucleotide sequence or fragment thereof that encodes for a Trait in plants, either alone or in conjunction with other encoding sequences, and including antisense or co-suppression use thereof, and protein, protein fragments and amino acid sequences encoded therefrom, which are discovered, developed, designed, selected, identified or modified after the end of the Research Collaboration by TDCC or its permitted sublicensees through the use of Discovery Technology, or improvements thereon, Owned by Biosource and licensed to TDCC hereunder. Product Technology does not include: (a) genes, nucleotide sequences, proteins or fragments thereof discovered, designed, selected, identified or modified using Demeter Technology; or (b) genes, nucleotide sequences or fragments thereof of Photorhabdus, Xenorhabdus, Bacillus thuringiensis, and Saccharopolyspora spinosa which are discovered, designed, selected, identified or modified using Discovery Technology Owned by Biosource or Transient Transformation Technology Owned by Biosource. Product Technology shall not be considered to be Discovery Technology, Production Technology or Transient Transformation Technology.

      1.36 "Production Technology" means Technology (including, but not limited to, promoters, introns, selectable markers, 3' ends, and nucleotide sequences and fragments thereof for transformation and expression of genes in plants) and Research Material, in each case, useful for the development, selection or manufacture of any plant, plant cell, seed, seedling, plant variety, or hybrid; and any improvements thereto discovered or developed in the course of the Research Collaboration; provided, however, that Production Technology shall not be considered to be Product Technology, Discovery Technology or Transient Transformation Technology.

      1.37  "Provider" shall have the meaning set forth in Section 8.1.

      1.38  "Recipient" shall have the meaning set forth in Section 8.1.



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      1.39  "Research Collaboration" means the work to be performed by
Biosource, TDCC and/or DAS pursuant to terms of this Agreement in accordance with the Overall Research Plan and each Annual Research Plan to determine the function of nucleotide sequences causing Traits in vascular plants. The first day of the Research Collaboration shall be the Effective Date and it will continue until terminated pursuant to Article 12.

      1.40 "Research Materials" means, biological materials useful in the Research Collaboration, including but not limited to, plasmids; vectors; cDNA, proteins, nucleotide sequences, amino acid sequences, and in each case fragments thereof; and infective RNA; and libraries containing the same.

      1.41 "Research Services" means the research services provided by Biosource to TDCC and DAS under the Overall Research Plan and each Annual Research Plan.

      1.42 "TDCC Agricultural Cumulative Investment" means the total cumulative amount of: (i) all expenses incurred and capital dedicated by TDCC, its Affiliates, DAS and the DAS Affiliates during the term of this Agreement (including, but not limited to internal expenses and capital, all payments to Biosource under this Agreement, and amounts paid to Third Parties for research or other services), to support the discovery, development, commercialization and manufacture of TDCC Products comprising agrochemicals or seed; (ii) reduced by the cumulative Agricultural Value-Added by distinct Traits derived from one or more Alliance Genes in TDCC Products that constitute agrochemicals and seed; and
(iii) the remainder compounded on an annual basis by the TDCC Cost of Capital.

      1.43 "TDCC Cost of Capital" means, as of the Effective Date, ten and 75/100 percent (10.75%); provided, however, that thereafter the TDCC Cost of Capital shall be reviewed annually and adjusted, up or down, effective as of the first day of the following calendar year, to reflect an increase or decrease of more than one percent (1%) in TDCC's weighted average cost of capital in the preceding calendar year, as determined and used by TDCC in its financial planning. TDCC shall notify Biosource of any change in the TDCC Cost of Capital.

      1.44 "TDCC Crops" means all plants (including Nicotiana as a plant and not a production host) other than (i) Biosource Crops, subject however to
Section 3.9, or (ii) Nicotiana as used in the Nicotiana Field.

      1.45 "TDCC Field" means (i) all uses of TDCC Crops, for seed, seedlings, plants, plant cells, agrochemicals, Industrial Products, vitamins, Nutraceuticals, feed, food, fiber uses, and animal health Products, where animal health Products are limited to Products that are subject to the United States Environmental Protection Agency regulations and/or compliance with, but not registration under, FDA or USDA regulations in effect as of the Effective Date for the country in which the Product is



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offered for sale, as interpreted by administrative and judicial decisions, whenever made, and exclude animal health Products in the Pharmaceutical Field;
(ii) the use of Product Technology in TDCC Crops; and (iii) the use of Product Technology and Production Technology for the production of Products; provided, however, that the TDCC Field shall not be considered to include uses in the Biosource Field.

      1.46 "TDCC Industrial Cumulative Investment" means the total cumulative amount: (i) of all expenses and capital dedicated by TDCC, its Affiliates, DAS and the DAS Affiliates during the term of this Agreement (including, but not limited to internal expenses and capital, all payments to Biosource under this Agreement, and amounts paid to Third Parties for research or other services), to the discovery, development, commercialization and/or manufacture of TDCC Products that constitute Industrial Products and all other Products not captured in the definition of Agricultural Cumulative Investment; (ii) reduced by the cumulative Non-Agricultural Value-Added by distinct Traits derived from one or more Alliance Genes in such TDCC Products; and (iii) the remainder compounded on an annual basis by the TDCC Cost of Capital.

      1.47 "TDCC Patent Rights" means Patent Rights that cover Technology which are Owned by TDCC, or licensed by TDCC from Third Parties or its Affiliates but only to the extent that transfer or sublicensing is permitted by agreements with such Third Parties or Affiliates as of the Effective Date or during the term of this Agreement. For the purposes of this Agreement, the Patent Rights of Affiliates of TDCC shall be deemed to be Owned by TDCC, where the Affiliate has granted to TDCC an interest in such Patent Rights which allows TDCC to treat the Patent Rights as it treats its own under this Agreement. TDCC Patent Rights as of the Effective Date are set forth in Schedule III.

      1.48 "TDCC Product" means a Product in the TDCC Field the discovery or development of which uses Discovery Technology Owned by Biosource or Product Technology.

      1.49 "TDCC Seed Product" shall have the meaning set forth in Section 6.4.2.2.

      1.50 "Technology" means any development, idea, design, concept, technique, process, invention, nucleotide sequence, protein, protein fragment, discovery, procedure, technical information, know-how, data, nucleotide sequence data, data base, biological material, robotics, software, bioinformation, formula, expertise, methods, systems, programs, or trade secrets whether or not patentable, which relate to the Biosource Field, TDCC Field, other fields of use of Alliance Genes as described in Section 3.6 and/or Other Inventions.

      1.51 "Third Party" or "Third Parties" means any entity or entities other than Biosource, its Affiliates, TDCC, its Affiliates, DAS and the DAS Affiliates.

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      1.52  "Title 11" has the meaning set forth in Section 13.1.

      1.53 "Trait" means any detectable, phenotypic property of a plant including altered phenotypic properties detected in a vascular plant, caused by one or more nucleotide sequences.

      1.54 "Transient Transformation Technology" means (i) all Research Materials and other Technology useful for the enhancement or enablement of transient gene expression; (ii) any use or application of Viral Vector Technology; and (iii) any improvements discovered thereto in the course of the Research Collaboration; provided, however, Transient Transformation Technology shall not be considered to be Product Technology or Production Technology.

      1.55 "Transient Transformation Technology Improvements" means an improvement, enhancement and/or modification to Transient Transformation Technology Owned by Biosource or its Affiliates.

      1.56 "USDA" means the United Stated Department of Agriculture, or the foreign equivalent for the country in which any Product is offered for sale.

      1.57 "Valid Claim" means a claim of a patent application or a patent which has not been held and no equivalent of which has been held permanently revoked, unenforceable or invalid by a final decision of a court or other governmental agency of competent jurisdiction in any country.

      1.58 "Viral Vector Technology" means all Technology Owned by Biosource contained in Biosource Patents Rights, as more fully described in Exhibit A, know-how, Research Material and other Technology Owned by Biosource related to such Patent Rights, and any improvements thereto.

                   2. SCOPE AND STRUCTURE OF THE COLLABORATION

      2.1 General. Biosource, TDCC and DAS wish to enter into a collaborative research program to determine the function of nucleotide sequences causing Traits in TDCC Crops and develop Products based upon such Traits, as well as expression of Products in microorganisms and genetically altered microorganisms. During the term of the Research Collaboration: (i) TDCC shall fund specified research in accordance with the Overall Research Plan and Annual Research Plans;
(ii) Biosource shall provide agreed Research Services and grant to TDCC exclusive rights in the TDCC Field to use Discovery Technology Owned by Biosource for TDCC Products; and (iii) DAS shall participate in the Research Collaboration in consideration of rights DAS is to be granted by TDCC under terms of a separate written agreement to develop, use, have used, make, have made, distribute for sale, sell, offer to sell, use, practice, import and export specified TDCC Products; all as more specifically described hereinafter.

      2.2 Other Collaborations. Biosource agrees that, during the term of the Research Collaboration, it will not enter into nor allow its Affiliates to enter into, any collaboration in the TDCC Field with a Third Party without the written approval of TDCC. TDCC and DAS acknowledge that Biosource is currently engaged in certain cooperative research with Third Parties related to Transient Transformation Technology, which research is outside the TDCC Field.

                               3. GRANTS OF RIGHTS

      3.1 Grants of Discovery Technology Rights to TDCC. Subject to the terms and conditions of this Agreement, Biosource hereby grants to TDCC and TDCC accepts worldwide rights in the TDCC Field, with such rights during the term of the Research Collaboration being exclusive and including the right to grant sublicenses during the term of the Research Collaboration, to Discovery Technology Owned by Biosource, and Biosource Patent Rights covering same to discover and develop TDCC Products or Product Technology. From and after the expiration of the Research Collaboration, the rights granted to TDCC in the TDCC Field as set forth in this Section 3.1 to Discovery Technology Owned by Biosource and related Biosource Patent Rights shall thereafter continue but will be perpetual, non-exclusive, except for uses in the discovery of genes or fragments thereof from Photorhabdus, Xenorhabdus, Bacillus thuringiensis, and Saccharopolyspora spinosa and Demeter Genes which rights shall continue to be exclusive even after the expiration of the Research Collaboration, and worldwide; provided, however, that any TDCC Product discovered or developed by exercise of such rights shall be subject to the milestone and royalty provisions of Article 6. Once the rights become non-exclusive, TDCC may not thereafter grant sublicenses in such Discovery Technology rights to a Third Party, except that the rights and obligations of any sublicenses granted during the Research Collaboration shall continue and TDCC may also thereafter sublicense its Affiliates, DAS and DAS Affiliates, and TDCC and parties licensed or sublicensed by TDCC may use Third Party contract services in the exercise of the rights granted in this Section 3.1.

      3.2 Grant of Production Technology Rights to TDCC. Subject to the terms and conditions of this Agreement, Biosource hereby grants to TDCC and TDCC accepts worldwide rights in the TDCC Field, with such rights during the term of the Research Collaboration being exclusive and including the right to sublicense during the term of the Research Collaboration, to Production Technology Owned by Biosource and Biosource Patent Rights covering same, to develop, have developed, use, have used, make, have made, distribute for sale, sell, offer to sell, practice, import and export TDCC Products or Production Technology. From and after the expiration of the Research Collaboration, the rights granted to TDCC in the TDCC Field to Production Technology Owned by Biosource in the TDCC Field and related Biosource Patent Rights as set forth in this Section 3.2 shall thereafter continue but will be perpetual, non-exclusive, except for uses of Production Technology for inoculation or introduction of genes or fragments thereof from Photorhabdus, Xenorhabdus, Bacillus thuringiensis, and Saccharopolyspora spinosa and Demeter Genes into monocot and dicot plants which rights shall continue to be exclusive even after the expiration of the Research Collaboration, royalty-free and worldwide. Once the rights become non-exclusive, TDCC may not thereafter grant sublicenses in such Production Technology rights to a Third Party, except that the rights and obligations of any sublicenses granted during the Research Collaboration shall continue and TDCC may also thereafter sublicense its Affiliates, DAS and DAS Affiliates, and TDCC and parties licensed or sublicensed by TDCC may use Third Party contract services in the exercise of the rights granted in this Section 3.2.

      3.3 Grant of Product Technology to TDCC. Subject to the terms and conditions of this Agreement, Biosource hereby grants to TDCC and TDCC accepts exclusive, worldwide rights in the TDCC Field, with the right to sublicense, to Product Technology Owned by Biosource, and Biosource Patent Rights covering same, to develop, have developed, use, have used, make, have made, distribute for sale, sell, offer to sell, practice, import and export TDCC Products during the term of the Research Collaboration. From and after the expiration of the Research Collaboration, the rights granted to TDCC in the TDCC Field to Product Technology Owned by Biosource and related Biosource Patent Rights as set forth in this Section 3.3 shall be perpetual, worldwide and exclusive in the TDCC Field, with the right to sublicense any entity; provided, however, that any TDCC Product developed, discovered or manufactured pursuant to such exclusive license shall be subject to the milestone and royalty provisions of Article 6.

      3.4 Grant of Production Technology Rights to Biosource. Subject to the terms and conditions of this Agreement: (i) DAS hereby grants to Biosource and Biosource accepts non-exclusive, worldwide rights, in the Biosource Field, without the right to sublicense except to Biosource Affiliates and as set forth in clause (b) below, to Production Technology Owned by DAS as set forth on
Schedule II, and DAS Patent Rights covering same; and (ii) TDCC hereby grants to Biosource and Biosource accepts non-exclusive, worldwide rights in the Biosource Field, without the right to sublicense except to Biosource Affiliates and as set forth in clause (b) below, to Production Technology Owned by TDCC which is discovered or developed in the course of the Research Collaboration and TDCC Patent Rights covering same; in each case so that Biosource may develop, have developed, make, have made, use, have used, distribute for sale, sell, offer to sell, practice, import and export products (lower case); provided, however, that: (a) the licenses granted under this Section 3.4 to Production Technology shall be limited to (x) uses in the Pharmaceutical Field, and (y) in the case of the Nicotiana Field, but outside the Pharmaceutical Field, uses of Production Technology to enhance Nicotiana as a production host for Products or products (lower case) that are outside the defined scope of TDCC Crops and TDCC Products, and uses outside the Pharmaceutical Field which do not compete with those in the TDCC Field, and (b) Biosource may sublicense to any entity Production Technology Owned by TDCC or DAS solely when the Production Technology is in a transgenic plant or seed but no license is granted under this Section 3.4 to use or sublicense use of the target gene to encode for a TDCC Product or products (lower case) the use of which competes with those of TDCC, its Affiliates, DAS, DAS Affiliates or permitted sublicensees in the TDCC Field. Except as provided in clause (b) above, Biosource may not sublicense such rights to a Third Party, but Biosource may sublicense its Affiliates and may use Third Party contract services in the exercise of the rights granted in this Section 3.4.

      3.5 Grant of Product Technology Rights to Biosource. Subject to the terms and conditions of this Agreement, TDCC hereby grants to Biosource and Biosource accepts exclusive, worldwide rights in the Biosource Field, with right to sublicense, to Product Technology Owned by TDCC which is discovered and developed in the course of the Research Collaboration and TDCC Patent Rights covering same, to develop, have developed, use, have used, make, have made, distribute for sale, sell, offer to sell, practice, import and export Products; provided, however, that the rights granted under this Section 3.5 to Product Technology shall be limited to: (x) uses in the Pharmaceutical Field, and (y) in the case of the Nicotiana Field, but outside the Pharmaceutical Field, uses of Product Technology to enhance Nicotiana as a production host for Products that are outside the defined scope of TDCC Crops and TDCC Products, and uses outside the Pharmaceutical Field which do not compete with those in the TDCC Field. From and after the expiration of the Research Collaboration, the rights set forth in this Section 3.5 with respect to Product Technology Owned by TDCC and related TDCC Patent Rights shall thereafter continue but will be perpetual, exclusive and worldwide in the Biosource Field, and include the right to sublicense any entity; provided, however, that any Biosource Product discovered, developed or manufactured by exercise of such exclusive rights, other than Biosource Products to be used in the Pharmaceutical Field or in the Nicotiana Field, shall be subject to the royalty provisions of Article 6.

      3.6 Other Fields of Use of Alliance Genes. Biosource hereby grants to TDCC and TDCC accepts exclusive, perpetual, royalty-bearing worldwide rights, with the right to sublicense any entity, in any fields of use of Alliance Genes, other than those in the Pharmaceutical Field, the Nicotiana Field, the TDCC Field and in Biosource Crops, to develop, have developed, use, have used, make, have made, distribute for sale, sell, offer to sell, practice, import and export products (lower case) and services. TDCC and Biosource shall enter into good faith negotiations when such other uses are identified to determine a royalty rate and other license terms taking into account the value of the opportunity and the risk and investment involved.

      3.7   Technology from TDCC. Except as specifically provided in Sections
3.4 and 3.5, during the term of the Research Collaboration and thereafter, neither TDCC nor DAS are obligated to provide Biosource with any Technology to use in the Research Collaboration or otherwise. TDCC and DAS will not provide other Technology for use by Biosource in the Research Collaboration, until Biosource, TDCC and DAS shall have consulted as appropriate to clarify the rights and obligations of Biosource. If it is determined that Biosource does not have rights under Sections 3.4 or 3.5 to use Technology which is of interest to Biosource, TDCC or DAS, whichever owns the Technology, may at its sole discretion propose to Biosource an offer in writing of terms and conditions for grant of a right to use such Technology. Biosource shall have thirty (30) days to provide written notice to the offeror of its acceptance of the offer, unless otherwise stated in the offer or agreed to in writing. If the offeror does not receive written notice from Biosource on or before the close of the period during which the offer is open for acceptance agreeing to the terms of such offer, the offer shall be considered withdrawn and Biosource shall have no right to use such other Technology. If other Technology Owned by TDCC or DAS is provided to Biosource in the course of the Research Collaboration without consultation as provided above, then Biosource shall have a perpetual, non-sublicensible, non-exclusive, worldwide right to use such Technology in the Biosource Field to develop, have developed, make, have made, use, have used, distribute for sale, sell, offer to sell, practice, import and export Products, with such right to be royalty-free except as provided in Section 3.5. Notwithstanding the foregoing, any rights granted under this Section 3.7 shall be limited to: (x) uses in the Pharmaceutical Field, and (y) in the case of the Nicotiana Field, but outside the Pharmaceutical Field, uses of Production Technology to enhance Nicotiana as a production host for Products that are outside the defined scope of TDCC Crops and TDCC Products and uses outside the Pharmaceutical Field which do not compete with those in the TDCC Field. No rights are granted by this Section 3.4 in any technology (lower case) which is not Owned by TDCC or DAS nor in Transient Transformation Technology or viral vector technology (lower case) developed or discovered by TDCC or DAS independent of the Viral Vector Technology.

      3.8   Offer of Rights.

      3.8.1 First Offer of Rights for Non-Ethical Antimicrobial Peptides for Animal Use. In addition to other rights granted under this Article 3, during the term of the Research Collaboration, but in no event less than three (3) years from the Effective Date, prior to Biosource transferring any rights to a Third Party, Biosource shall offer to TDCC in writing the first opportunity to negotiate for worldwide rights: (i) for the development, manufacture, use, sale or importation of antimicrobial peptide Products in the Pharmaceutical Field that are not subject to registration under the FDA or USDA regulations in effect as of the Effective Date for the country in which the Product is offered for sale, as interpreted by administrative and judicial decisions, whenever made, and which are intended for external application on and around animals: (ii) to Other Inventions Owned by Biosource for uses outside the Biosource Field and not otherwise subject to a grant of rights to TDCC; or (iii) to inventions for uses outside the Biosource Field discovered or developed outside the Research Collaboration that are Owned by Biosource. The parties agree to negotiate in good faith for a period of ninety (90) days beginning upon delivery of notification to TDCC (the "Offer Period"). If the negotiations do not result in an acceptance of the offer during the Offer Period, then Biosource shall be free to dispose of its interest in rights offered to TDCC provided that Biosource obtains terms therefor at least as favorable as those last offered by TDCC.

      3.8.2 First Right to Negotiate for Exclusivity for Other Inventions which are Jointly Made During the Research Collaboration. In addition to other rights granted to TDCC under this Article 3, during the term of the Research Collaboration, but in no event less than three (3) years from the Effective Date, prior to Biosource transferring any of its rights to Other Inventions to a Third Party, Biosource shall offer to TDCC in writing the first opportunity to negotiate for exclusive, worldwide rights to any or all uses of such Other Inventions in the TDCC Field under commercially reasonable terms and conditions to be negotiated by the parties in good faith. If the parties are unable after good faith negotiations to arrive at agreement on commercially reasonable terms and conditions, then Biosource shall be free to dispose of its interest in the rights offered to TDCC provided that Biosource obtains terms therefor at least as favorable as those last offered by TDCC.

                                      [*]




      3.8.3 Five Year Right to Negotiate for Exclusivity with Respect to Improvements in Transient Transformation Technology. From the Effective Date until five (5) years after the termination of the Research Collaboration, prior to Biosource transferring any of its rights to a Third Party, Biosource shall offer to DAS in writing the first opportunity to negotiate for exclusive, royalty-bearing worldwide right in the TDCC Field to improvements made to Transient Transformation Technology which allow Transient Transformation Technology to be used in the [*]. If DAS and Biosource are unable after good faith negotiations to arrive at agreement on commercially reasonable terms and conditions, then Biosource shall be free to dispose of its interest in such improvements offered to DAS, provided that Biosource does not: (i) grant rights to a Third Party to use the improvements to discover genes or fragments thereof from [*] nor (ii) provide any confidential information of DAS or TDCC (including information developed in the course of the Research Collaboration) to a Third Party pertaining to use of improvements with [*].

      3.9 Option to Biosource Crops. TDCC shall have an option, exercisable by: (i) written notice delivered to Biosource within twelve (12) months of the Effective Date, to expand the definition of TDCC Crops to include Biosource Crops; and (ii) payment to Biosource of $5,000,000 (five million U.S. dollars) by TDCC either concurrent with or reasonably promptly after such notice. Notwithstanding the foregoing, if the milestones described in Exhibit C have not been fully achieved by Biosource by the end of the first Contract Year during the Research Collaboration, TDCC's option to incorporate the Biosource Crops into the TDCC Crops shall continue


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

for twenty-four months from the Effective Date. If TDCC exercises the option under this Section 3.9, the Biosource Crops shall become exclusively part of the TDCC Crops and shall be removed from the Biosource Field for all purposes under this Agreement. In the event TDCC does not timely exercise the option including payment for same, Biosource shall retain all rights to the Biosource Crops granted pursuant to this Agreement.

      3.10 No Grant of Other Technology or Patent Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, intellectual property or Patent Rights of the other party, including items owned, controlled or developed by the other party, or transferred by the other party to said party. For avoidance of doubt, nothing in this Agreement shall be construed to transfer any right or interest in any technology, intellectual property rights or Patent Rights in which Mycogen has or shall have an ownership interest without the prior written consent of Mycogen.

      3.11 Nontransferable. Except as expressly provided in this Agreement, the rights and obligations granted hereunder shall be nontransferable without the written consent of the party granting such license.

      3.12  Database and Library Rights. The Parties acknowledge and agree that:
(i) Biosource Discovery Technology licensed under Section 3.1 may comprise databases and libraries of biological materials or chemical compounds; and (ii) the scope of rights granted to TDCC pursuant to Section 3.1 with respect to TDCC Products shall include Products that are developed through the use of such databases and/or comprise or are derived from biological materials or chemical compounds contained in such databases or libraries. TDCC and DAS shall not have the right to distribute for sale, sell or offer to sell, Research Materials or chemicals contained in such databases or libraries of Biosource, except in the exercise of rights granted under terms of this Agreement, nor use in the Biosource Field such Research Materials, chemicals, databases and/or libraries. The Parties acknowledge and agree that: (a) TDCC or DAS may provide Biosource with Research Materials or chemical compounds contained in databases and libraries in the course of the Research Collaboration; and (b) Biosource shall not have the right to distribute for sale, sell or offer to sell Research Materials or chemicals contained in such databases or libraries of TDCC or DAS, except in the exercise of rights granted under terms of this Agreement, nor use in the TDCC Field such Research Materials, chemicals, databases and/or libraries. After the termination of the Research Collaboration, there is no obligation under terms of this Agreement for a party to provide continuing access to Research Materials Owned by such party.

      3.13  After Termination of the Research Collaboration.

      3.13.1 Grant-back by TDCC and DAS of Improvements to Transient Transformation Technology. Subject to the terms and conditions of this Agreement, TDCC and DAS shall grant back to Biosource exclusive, worldwide, royalty-free rights for uses in the Biosource Field to improvements (excluding Research Materials) to Transient Transformation Technology Owned by Biosource, where such improvements are Owned by TDCC or DAS and discovered by TDCC or DAS during the Research Collaboration or during a period of five (5) years after the Research Collaboration ends; provided, however, TDCC and DAS shall each own such improvements as it may discover (except as provided in Section 7.1.1(d)) and each reserves the sole right to use in the TDCC Field such improvements to Transient Transformation Technology as it may discover both for its own use as well as use by its sublicensees. Further, Biosource shall have the right to sublicense use of such improvements in the Biosource Field to any entity, provided that such sublicensee agrees to grant to Biosource the right to extend to TDCC rights in improvements Owned by the sublicensee in Transient Transformation Technology Owned by Biosource as provided in Section 3.13.3.

      3.13.2 Grant-back of Improvements of Biosource to Production Technology. Subject to the terms and conditions of this Agreement, Biosource and its Affiliates shall grant back to TDCC exclusive, worldwide, royalty-free rights for uses in the TDCC Field to improvements to Production Technology Owned by TDCC or DAS, where such improvements are Owned by Biosource or its Affiliates and discovered during the Research Collaboration or during a period of five (5) years after the Research Collaboration ends; provided, however, Biosource shall own such improvements it discovers (except as provided in Section 7.1.1(b)) and reserves the sole right to use in the Biosource Field such improvements to Production Technology for its own use as well as use by its sublicensees. Further, TDCC shall have the right to sublicense use of such improvements in the TDCC Field to any entity.

      3.13.3 Grant of License to TDCC of Improvements to Transient Transformation Technology. If during the period from the Effective Date until five (5) years after termination of the Research Collaboration, Biosource or an entity sublicensed by Biosource with respect to rights granted back by TDCC or DAS pursuant to Section 3.13.1, should develop any improvements to Transient Transformation Technology Owned by Biosource, excluding Biosource Research Materials. Biosource shall disclose to TDCC and grant rights in such improvements Owned by Biosource or received from sublicensees to TDCC for use in the TDCC Field, on a non-exclusive, worldwide, royalty-free basis, with rights to sublicense only Affiliates, DAS or DAS Affiliates, except for rights in improvements Owned by Biosource for uses in the discovery of genes or fragments thereof [*], which rights shall be exclusive.

      3.14 Different Categories of Technology. Discovery Technology, Product Technology and Production Technology are each defined to encompass mutually


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

exclusive subject matter. Schedule IV presents examples of Technology within each category as an aid to interpretation. The examples in Schedule IV are for illustrative purposes only and shall not evidence the intent of the parties in a particular factual situation not expressly stated therein. The Research Committee, created in Section 4.5, shall provide additional exemplification as deemed useful. Schedule IV and additional exemplification by the Research Committee shall be considered in resolution of any dispute as to the relative scope of Discovery Technology, Product Technology and Production Technology.

      3.15 TDCC Sublicenses. Any of the rights which TDCC sublicenses to Affiliates, DAS, DAS Affiliates in Sections 3.1, 3.2, 3.3, 3.6, 3.8.1, 3.8.2,
3.9 and 3.13.2 may be further sublicensed by such sublicensees to Third Parties to the same extent as TDCC is free to sublicense such Third Parties.

      3.16 Covenant Not to Sue. TDCC and DAS each agree that it shall not bring any suit or legal proceeding against Biosource for infringement of Patent Rights Owned by TDCC or DAS as of the Effective Date due to a use by Biosource of Transient Transformation Technology Owned by Biosource for: (i) uses in the Pharmaceutical Field; (ii) in the case of the Nicotiana Field, but outside the Pharmaceutical Field, uses to enhance Nicotiana as a production host for Products that are outside the defined scope of TDCC Crops and TDCC Products, and uses outside the Pharmaceutical Field which do not compete with those in the TDCC Field; and (iii) use by Biosource in the course of the Research Collaboration. Any entity in which more than fifty percent (50%) of the equity interest is owned or directly or indirectly controlled by TDCC, which is sublicensed Discovery Technology Owned by Biosource, as is permitted in Section 3.1, or granted an assignment of rights by TDCC to use Discovery Technology Owned by Biosource, as is permitted under Section 14.2, shall be required as a condition of such sublicense or assignment to agree not to bring any suit or legal proceeding against Biosource for infringement of Patent Rights Owned by the sublicensee or by the assignee in the circumstances in which TDCC and DAS have agreed in this Section 3.16 not to bring suit. Nothing in this Section 3.16 shall be construed to obligate TDCC or DAS not to bring any suit or legal proceeding against a permitted sublicensee, assignee or a successor in interest of Biosource.

      3.17 Rights in Respective Fields. The grants in this Article 3 shall be construed consistent with the principles that, unless expressly provided: (i) the grant of rights to TDCC does not include uses of Products in the Pharmaceutical Field or Nicotiana Field nor uses of Transient Transformation Technology Owned by Biosource other than uses permitted pursuant to Sections 3.1, 3.13.1 or 3.13.3; and (ii) the grant of rights to Biosource does not include uses in the TDCC Field nor any use with Photorhabdus, Xenorhabdus, Bacillus thuringiensis, and Saccharopolyspora spinosa or Demeter Genes. However, nothing herein shall be construed to preclude manufacture, sale or use by TDCC, its permitted sublicensees or its customers of a Product in the TDCC Field together with a pharmaceutical composition, which is not a Product. For example, TDCC is free to make, use and sell a feed Product in a blend with conventional pharmaceutical products (lower case). Further, nothing herein shall be construed to preclude manufacture, sale or use by TDCC of an Industrial Product or TDCC Seed Product which requires compliance with FDA or USDA regulations, but is not subject to registration under FDA or USDA regulations in effect as of the Effective Date for the country in which a particular Product is offered for sale, as interpreted by administrative and judicial decisions, whenever made.

      3.18 Rights with respect to Demeter Genes. Rights and obligations as to specific Demeter Genes under this Article 3 shall only arise after notification to Biosource by TDCC in writing of specific Demeter Genes with the final notification to be made reasonably promptly following the end of the Research Collaboration. Exclusive rights granted to TDCC under Sections 3.1, 3.2, 3.8.3 and 3.13.3 with respect to any Demeter Genes upon notification of same shall be subject to prior rights properly granted by Biosource to a Third Party with respect to use of Discovery Technology, Production Technology or improvements in Transient Transformation Technology.

             4. CONDUCT OF PARTIES DURING THE RESEARCH COLLABORATION

      4.1   Obligations of the Parties.

      4.1.1 Reasonable Efforts. Each of the parties agrees to use its commercially reasonable efforts to achieve the objectives of the Research Collaboration and to perform its obligations under the Overall Research Plan and each Annual Research Plan in a timely manner. Until the Overall Research Plan and the Annual Research Plan for the applicable Contract Year are approved by the Steering Committee as provided herein, the parties shall in good faith proceed as outlined in the summary of the Overall Research Plan and Annual Research Plan for the first Contract Year, as set forth in Schedule I hereto.

      4.1.2 Deliveries by Biosource and TDCC and DAS. During the term of the Research Collaboration and subject to the rights granted hereunder, Biosource will timely disclose to TDCC and DAS, the Discovery Technology, Production Technology, and Product Technology that is Owned by Biosource as is reasonably required to perform the work in accordance with the Overall Research Plan and Annual Research Plans. In particular, within sixty (60) days of the Effective Date, Biosource shall disclose to TDCC the information listed in Schedule VI. During the term of the Research Collaboration and subject to the rights granted hereunder, DAS will timely disclose to Biosource the Production Technology and Product Technology Owned by DAS as defined in Schedule I, and TDCC will deliver Product Technology that is Owned by TDCC, as is reasonably required to perform the work in accordance the Overall Research Plan and Annual Research Plans.

      4.2 Access to Data, Information Exchange and Reports. Each party will have reasonable access to raw data of the other parties generated in the course of the Research Collaboration including, but not limited to, screening results, comparative sequence data, gene expression and protein expression data, molecular genetic methodologies and technologies, protein purification data and biochemical assay data. Any disagreement as to whether such access is appropriate in respect of specific information sought by a party pursuant to this Section 4.2 shall be referred to the Research Committee for determination. During the term of the Research Collaboration, each party on a quarterly basis shall provide the other parties with a written report describing the reporting party's progress with respect to the Research Collaboration and development of Products by the reporting party or sublicensees which utilize or are enabled by Technology developed or discovered in the course of the Research Collaboration. In addition, TDCC and DAS shall have the right to have representatives monitor any and all work by Biosource related to the Research Collaboration.

      4.3   Term of Research Collaboration. Except as otherwise provided in
Section 12.1, the term of the Research Collaboration shall continue for a term of three (3) Contract Years. During each Contract Year, Biosource will provide the required scientist man-years of effort for the Research Collaboration in accordance with the applicable Annual Research Plan. Any number of scientist man-years of effort dedicated to the Research Collaboration in excess of the maximum or below the minimum with respect to the Annual Research Plan for a given Contract Year shall be subject to the approval of the Research Committee.

      4.4 Availability of Employees. Each party agrees to make its employees involved in the Research Collaboration reasonably available during normal business hours at their places of employment to consult on issues arising during the course of the Research Collaboration.

      4.5   Research Committee.

      4.5.1 Creation of Research Committee. The parties hereby create a Research Committee which shall continue for the duration of the Research Collaboration and which shall consist of four (4) members, two (2) of which shall be designated by TDCC and two (2) of which shall be designated by Biosource. The initial members of the Research Committee designated by Biosource are Guy della-Cioppa and David McGee and designated by TDCC are Katherine Armstrong and W.H. (Kerr) Anderson. If any member of the Research Committee dies, resigns, or becomes incapacitated, the party which designated such member shall designate his or her successor (whose term shall commence immediately), and any party may withdraw the designation of any of its members of the Research Committee and designate a replacement (whose term shall commence immediately) at any time by giving notice of the withdrawal and replacement to the other party. The chairperson of the Research Committee shall be designated annually for each calendar year during the Research Collaboration on an alternating basis between Biosource and TDCC. The member party not designating the chairperson shall designate one of its representatives as secretary to the Research Committee for such year.

      4.5.2 Meetings of the Research Committee. Regular meetings of the Research Committee during the term of the Research Collaboration shall be held within forty-five (45) days after the end of each calendar quarter at such times and places as the members of the Research Committee shall from time to time agree. Special meetings of the Research Committee may be called by Biosource or TDCC on ten (10) days written notice to the other member party unless notice is waived by the member parties. All meetings shall alternate between the offices of TDCC and Biosource unless the member parties otherwise agree. The chairperson shall be responsible for sending notice of meetings to all members. In the event a Research Committee member is unable to attend a meeting of the Research Committee, such Research Committee member may designate an alternate member who will serve solely for that Research Committee meeting.

      4.5.3 Decisions of Research Committee. A quorum of the Research Committee shall be present at any meeting of the Research Committee if at least one representative of each member party is present at such meeting in person or by telephone. If a quorum exists at any meeting, the unanimous consent of all members of the Research Committee present at such meeting is required to take any action on behalf of the Research Committee. Neither member party shall act or purport to act on behalf of the other member party.

      4.5.4 Responsibilities of Research Committee. The Research Committee shall be responsible for the conduct and progress of the Research Collaboration activities, including, without limitation:

            (a) within sixty (60) days after the Effective Date, developing based upon the summary set forth in Schedule I, the Overall Research Plan for the research and development to be conducted by the parties during the term of the Research Collaboration, which plan shall establish (i) the scope of the Research Collaboration; (ii) the research objectives, work plan activities and time schedules with respect to identification of novel and essential plant traits and genomic targets; and
                  (iii) the responsibilities of each party with respect to the work to be performed under the Research Collaboration. The members of the Research Committee designated by Biosource shall not unreasonably withhold approval of an Overall Research Plan satisfactory to TDCC, which is consistent with the summary in Schedule I. The Overall Research Plan may be revised and updated from time to time as unanimously agreed upon by the Research Committee;

            (b) within sixty (60) days after the Effective Date, developing based upon the summary set forth in Schedule I, a written plan and budget for the specific activities to be conducted in connection with the Research Collaboration during the remainder of the first Contract Year (i.e., the "Annual Research Plan"). Thereafter, by April 1 of each Contract Year during the term of the Research Collaboration beginning with April 1, 1999, Biosource shall submit to the Research Committee a written proposed Annual Research Plan for the following Contract Year consistent with the Overall Research Plan. The Research Committee shall review each such proposal as soon as practicable, and make such revisions to the proposal as are appropriate to achieve the objectives and schedule of the Overall Research Plan. The Research Committee shall submit to the Steering Committee for approval no later than June 1 of such year the final proposed Annual Research Plan for the next succeeding Contract Year;

            (c)   coordinating all technical aspects of the Research
                  Collaboration;

            (d) reporting to the Steering Committee on the achievement of the milestones established pursuant to Section 6.2(a) ; and

            (e) adopt standards and guidelines to ensure that the parties and those working on research and development activities in furtherance of this Agreement keep and maintain appropriate laboratory notebooks and other records of their activities.

      4.5.5 Research Committee Reports. Within ten (10) days following each meeting of the Research Committee held pursuant to Section 4.5.2, the secretary of the Research Committee shall prepare and send to each party a written report of actions taken at the meeting in such form and containing such detail as shall be determined by the Research Committee.

      4.5.6 Deadlock. In the event that the Research Committee cannot reach agreement with respect to any matter that is subject to its decision-making authority, then the matter shall be referred to the Steering Committee for resolution.

      4.6   Steering Committee.

      4.6.1 Creation of Steering Committee. The parties hereby also create a Steering Committee which shall remain in effect for the duration of the Research Collaboration and which shall consist of six (6) members, three (3) of which shall be designated by TDCC and three (3) of which shall be designated by Biosource. The initial members of the Steering Committee designated by Biosource are John W. Maki, Robert L. Erwin and John J. O"Malley, and designated by TDCC are Bill Tolbert,

Ronald Meeusen and William Dowd. If any member of the Steering Committee dies, resigns, or becomes incapacitated, the member party which designated such member shall designate his or her successor (whose term shall commence immediately), and either member party may withdraw the designation of any of its members of the Steering Committee and designate a replacement (whose term shall commence immediately) at any time by giving notice of the withdrawal and replacement to the other member party. The chairperson of the Steering Committee shall be designated annually for each Contract Year on an alternating basis between Biosource and TDCC. Biosource and TDCC shall alternate the appointment of the secretary of the Steering Committee in the Contract Years in which they do not have the right to designate the chairperson.

      4.6.2 Meetings of the Steering Committee. Regular meetings of the Steering Committee shall be held prior to October 31 of each Contract Year at such times and places as the members of the Steering Committee shall from time to time agree. Special meetings of the Steering Committee may be called by either member party on fifteen (15) days written notice to the other party unless notice is waived by the parties. All meetings shall alternate between the offices of Biosource and TDCC unless the member parties otherwise agree. In the event a Steering Committee member is unable to attend a meeting of the Steering Committee, such Steering Committee member may designate an alternate member who will serve solely for that Steering Committee meeting.

      4.6.3 Decisions of the Steering Committee. Unless otherwise specifically designated as a responsibility of the Research Committee pursuant to Section 4.5.4, all decisions regarding the contractual and financial relationship created by this Agreement shall be made by the Steering Committee acting in accordance with this Agreement or by agents duly authorized in writing by the Steering Committee. A quorum of the Steering Committee shall be present at any meeting of the Steering Committee if Bill Tolbert and Robert L. Erwin, or a replacement designated by a member party for each named individual not attending, are present at such meeting in person or by telephone. If a quorum exists at any meeting, the unanimous consent of all members of the Steering Committee present at such meeting is required to take any action on behalf of the Steering Committee, except as provided in Section 4.6.6. Neither member party shall act or purport to act on behalf of the other party.

      4.6.4 Responsibility of Steering Committee. The Steering Committee shall be responsible for approving long-term objectives for, and evaluating the progress of the Research Collaboration, including without limitation:

            (a) reviewing and approving the Overall Research Plan, the Annual Research Plan, and the intellectual property protection strategy;

            (b) reviewing and approving significant contracts with Third Parties participating in the Research Collaboration;

            (c) reviewing and approving the achievement of the milestones established pursuant to Section 6.2(a); and

            (d) reviewing and assessing each party's discovery, development and marketing efforts pursuant to Article 5.

      4.6.5 Steering Committee Reports. Within ten (10) days following each meeting of the Steering Committee held pursuant to Section 4.6.2, the secretary of the Steering Committee shall prepare and send to the members of the Steering Committee a detailed written report of actions taken at the meeting in such form and containing such detail as shall be determined by the Steering Committee.

      4.6.6 Deadlock. In the event that the Steering Committee cannot reach agreement within sixty (60) days as to any matter that is subject to its decision-making authority, then, subject to the last sentence of this Section 4.6.6, TDCC shall cast the deciding vote in good faith on matters related to conduct of the Research Collaboration other than those relating to: (i) the interpretation of this Agreement and the amount of any payments due hereunder,
(ii) intellectual property ownership and the rights granted under Article 3, or
(iii) the scope of either party's freedom to commercialize Products in their respective fields. Unresolved disputes related to (i), (ii) or (iii) above shall be referred to dispute resolution in accordance with the procedures set forth in
Section 14.6, unless there is unanimous consent by members of the Steering Committee. TDCC shall also have the deciding vote on the Annual Research Plan and Overall Research Plan, so long as the activities, budget and objectives are consistent with the summary in Schedule I.

      4.7 Joint Patent Committee. To review inventions made in the course of the Research Collaboration, a joint committee comprising one (1) named representative of each of Biosource, TDCC and DAS (the "Joint Patent Committee") shall be appointed and shall meet as needed. A party may change its representative to the Joint Patent Committee at any time by notice to the other parties. Additional members of the Joint Patent Committee may be appointed on an ad hoc basis upon the mutual consent of the parties. The Joint Patent Committee shall coordinate the intellectual property protection strategy of the parties related to Technology developed in the course of the Research Collaboration to minimize conflict and avoid to the extent feasible compromising intellectual property positions through publication, destruction of novelty, obviousness and the like, without incurring undue delay in efforts to commercially exploit the Technology. The Joint Patent Committee shall determine whether data and information may be published consistent with the protection of intellectual property of the parties under terms of this Agreement. Consent to publication shall not be unreasonably withheld by a party. If the parties cannot unanimously agree about a party's right to publish or the contents of a publication, publication shall be deferred for a reasonable period so as not to jeopardize the intellectual property rights of any party. If the parties can not agree as to how to coordinate their respective strategies for the protection of intellectual property, the Steering Committee shall review the issues and make a determination as to how to resolve the differences among the parties.

                 5. DISCOVERY, DEVELOPMENT AND MARKETING EFFORTS

      5.1   Discovery and Development Efforts by TDCC and DAS.

      5.1.1 TDCC, at its own expense, shall use commercially reasonable efforts, which in its sound business judgment can be profitably implemented, to (i) use Discovery Technology licensed to TDCC by Biosource hereunder to discover and develop Products in the TDCC Field and identify candidates for development, and
(ii) use Production Technology and Product Technology licensed to TDCC by Biosource hereunder to develop and commercialize Products, either directly or through Affiliates, DAS or permitted sublicensees. Such activities by TDCC shall include:

            (a) Utilizing its knowledge of industrial chemical markets, especially of specialty chemicals and polymer markets, to identify suitable product concepts and market opportunities to direct the activities in the Research Collaboration;

            (b) Providing analytical support where appropriate during the Research Collaboration in the design, development and operation of high throughput screens to select genes affecting plant biochemistry or metabolism;

            (c) Providing contract analytical services to DAS in support of the Research Collaboration where appropriate; and

            (d) Providing consultation in the design, implementation and operation of automated extraction and analytical screens as determined in the Annual Research Plan.

      5.1.2 DAS, at its own expense, shall use commercially reasonable efforts, which in its sound business judgment can be profitably implemented, to assist TDCC to (i) use Discovery Technology licensed by Biosource hereunder to discover and develop Products in the TDCC Field and identify candidates for development, and (ii) use Production Technology and Product Technology licensed to TDCC by Biosource hereunder to develop and commercialize Products, as may be sublicensed or assigned to DAS by TDCC. Such activities shall include the following:

            (a) Utilizing its knowledge of plant markets, in particular the agricultural chemical and seed markets to identify suitable product concepts and market opportunities to provide guidance for the activities in the Research Collaboration;

            (b) Identifying, in conjunction with Biosource, appropriate gene sources for candidates to develop as Products;

            (c) Identifying and developing cost-effective screens for plant traits (and genes);

            (d) Utilizing internal screens to test Alliance Genes with Transient Transformation Technology (vectors in particular) from Biosource; and

            (e) Developing or acquiring, in conjunction with Biosource, a bioinformatics system capable of archiving and analyzing the data on gene sequences and biological functions developed during the Research Collaboration, and which will facilitate efficient sharing of the gene sequence data and screening results among DAS, TDCC and Biosource.

      5.1.3 Investment Commitment. TDCC, its Affiliates (including Mycogen for purpose of this paragraph only), DAS and the DAS Affiliates will at a minimum achieve a combined funding level of on average $35,000,000 (thirty-five million U.S. dollars) or more per Contract Year during the Research Collaboration (subject to ramp-up during the first Contract Year), to support the discovery, development and commercialization of genetically modified plants and products (lower case) derived therefrom.

      5.2 Marketing and Distribution Efforts by TDCC. TDCC, shall have exclusive worldwide rights to market and distribute the TDCC Products. TDCC and its permitted sublicensees and assignees shall at their own expense access their respective marketing channels and use commercially reasonable efforts to obtain regulatory approvals and to launch, promote, market and sell TDCC Products.

      5.3 Discovery and Development Efforts by Biosource. Biosource agrees to use diligent efforts during the term of the Research Collaboration to use Discovery Technology, Production Technology and Product Technology Owned by Biosource and Technology provided to Biosource by TDCC or by DAS to timely achieve objectives and results established in the Overall Research Plan and Annual Research Plan. Such efforts shall include, without limitation, the following:

            (a) Devoting the required number of personnel with requisite experience and expertise, methodologies, know-how and other capabilities to create or access high quality cDNA libraries; or microbial libraries for gene discovery;

            (b) Automating certain Technology Owned by Biosource to rapidly test genes of unknown function in plants using Discovery Technology to identify the specific gene functions with the objective of achieving or exceeding the milestones set forth in Exhibit C on a sustained basis;

            (c) Research directed towards developing Viral Vector Technology capable of expressing genes in seed and reproductive tissues, and developing the capability of expressing genes in monocots via transfection;

            (d) Acquiring or developing in conjunction with DAS a bioinformatics system capable of archiving and analyzing the data on gene sequences and biological functions developed during the Research Collaboration, which will facilitate efficient exchange of gene sequence data and screening results among DAS, TDCC and Biosource; and

            (e) Developing and implementing procedures for rapidly identifying gene sequences which show biological activity in Biosource or DAS screens (comparable to industry standards).

      5.4 Marketing and Distribution Efforts by Biosource. Biosource and its permitted sublicensees and assignees shall at their own expense access their respective marketing channels and use commercially reasonable efforts to obtain regulatory approvals and to launch, promote, market and sell Biosource Products.

                                   6. PAYMENTS

      6.1 Technology Access Fees. TDCC shall pay to Biosource a technology access fee of $10,000,000 (ten million U.S. dollars) upon the Effective Date. Within sixty (60) days after the beginning of each of the fourth, fifth, sixth and seventh Contract Year during the Research Collaboration, TDCC shall pay to Biosource an annual technology access fee of $5,000,000 (five million U.S. dollars). Within sixty (60) days after the beginning of the eighth and each subsequent Contract Year during the Research Collaboration, TDCC shall pay to Biosource an annual technology access fee of $10,000,000 (ten million U.S. dollars). All such technology access fees are non-refundable, except the fee shall be refundable in the event that the Agreement is rescinded as provided in
Section 12.5.4. For avoidance of doubt, no technology access fee shall be due under this Section 6.1 for any period after the Research Collaboration ends.

      6.2 Milestone Payments. TDCC shall pay to Biosource the milestone payments described below as and when the corresponding milestones are achieved in the course of the Research Collaboration.

            (a) TDCC shall pay Biosource up to $20,000,000 (twenty million U.S. dollars), upon the achievement by Biosource of the milestones described in Exhibit C hereto during the first Contract Year of the Research Collaboration, and up to $5,000,000 (five million U.S. dollars) per Contract Year upon the achievement by Biosource of additional milestones to be established by the Research Committee and approved by the Steering Committee as part of the Annual Research Plan for each of the second and the third Contract Years of the Research Collaboration.

            (b) Biosource will notify the Research Committee upon the accomplishment of the milestones described in Exhibit C. The Research Committee will promptly report such accomplishment to the Steering Committee for consideration and approval. The Steering Committee shall notify TDCC upon such approval and TDCC shall make the corresponding milestone payments within sixty (60) days after such notification. If the milestones described in "A" of Item I in Exhibit C are not achieved during the first Contract Year during the Research Collaboration, then TDCC may elect, in its sole discretion, to terminate the Research Collaboration on thirty (30) days notice. If the milestones described in "B, C and D" of Item I in Exhibit C are not achieved during the first Contract Year, the Research Committee shall determine whether the milestones should be modified. If Biosource fails to achieve the original milestones described in Item I, B, C and D in Exhibit C, or modified milestones (if any), by the end of the first eighteen
                  (18) months after the Effective Date, then TDCC may elect, in its sole discretion, to terminate the Research Collaboration on thirty (30) days notice. TDCC may, in its discretion and at TDCC's expense, require Biosource to engage in an orderly winding down of Research Services upon notice of Termination under this Section 6.2(b), so as to finish works in progress and complete transfer of Technology developed during the Research Collaboration.

            (c) TDCC shall pay Biosource the following milestone payments set forth in this Section 6.2(c) with respect to each distinct Trait of a TDCC Product, with only one milestone payment due for each Trait regardless of the number of plant species in which the Trait is expressed. No milestone payments will be paid to Biosource for an incremental improvement (i.e., a change that does not change the phenotypic property) made to a Trait for which Biosource has previously received a milestone payment under this Section 6.2(c). Nor will there be a milestone payment due for the application or issuance of a registration of a Trait where the Trait has been previously registered, but must be registered again due to a molecular change not related to the Alliance Genes, or if the change is a modification to the Alliance Genes where such modification does not change the phenotypic property of the Trait. There will be no more than one milestone payment due for authorization of each commercial facility to produce Industrial Products and no more than one milestone payment due for First Commercial Sale of any or all Industrial Products from each such commercial facility. In the event that a TDCC Product may both be sold as a seed and as an Industrial Product, no more than one payment of one million U.S. dollars ($1,000,000) will be due for the milestones described in both Sections 6.2(c)(i) & (iii) and no more than one payment of one million U.S. dollars ($1,000,000) will be due for the milestones described in both Sections 6.2(c)(ii) &(iv) for such TDCC Product.


                               Milestone                               Payment

                  (i) Submission of first registration               $1,000,000
                  application by TDCC, one of its
                  Affiliates, DAS or a DAS Affiliate for
                  each distinct Trait derived from one or
                  more Alliance Genes in a Product to be
                  sold as Seed.

                  (ii) Granting of the registration pursuant         $1,000,000
                  to application described in (i) above for a Product to be sold as Seed.

                  (iii) Authorization of construction of a           $1,000,000
                  dedicated commercial facility to produce
                  Industrial Products from one or more
                  Alliance Genes with a projected sales
                  value of at least ten million U.S. dollars
                  ($10,000,000) per year.

                  (iv) First Commercial Sale of Industrial           $1,000,000
                  Products from operation of the facility
                  described in (iii) above.


            (d) TDCC will promptly notify Biosource through the Steering Committee upon the accomplishment of each of the foregoing milestones described in Section 6.2(c) and, within sixty (60) days following the accomplishment of each milestone, TDCC shall make the corresponding milestone payment.

      6.3   Research Funding.

      6.3.1 Funding During the Research Collaboration Term. During the term of the Research Collaboration, TDCC will sponsor research to be carried out by Biosource in accordance with the Overall Research Plan and applicable Annual Research Plan subject to a sponsored research budget developed by the Research Committee and approved by the Steering Committee not less than sixty (60) days prior to the beginning of each Contract Year during the Research Collaboration. Sponsored research funding shall cover Biosource's actual costs of performing such sponsored research, including costs set forth in Schedule V, which costs shall be reasonable and no greater than costs Biosource incurs for similar activity outside the scope of the Research Collaboration. The costs in Schedule V are for illustrative purposes only. Sponsored research funding shall be used by Biosource only for activities related to the Annual Research Plan and Overall Research Plan and shall not be used for purposes related to the Pharmaceutical Field or Nicotiana Field without the prior written consent of TDCC. Capital items and expenditures shall be reflected solely through depreciation attributable to such items, assuming straight line depreciation. Each party shall be responsible for costs it incurs in developing or acquiring a bioinformatics system, unless otherwise agreed in writing by the parties. Sponsored research expenses will be determined in accordance with generally accepted accounting principles (GAAP) consistently applied. The parties expect that Biosource will incur expenditures of approximately $12,000,000 (twelve million U.S. dollars) per Contract Year during the Research Collaboration (subject to ramp-up during the first Contract Year) on such sponsored research. On or before the 15th day of each month of each Contract Year during the Research Collaboration, TDCC will pay Biosource an amount equal to the expenses budgeted for that month under the sponsored research budget, less any cumulative amounts overpaid and not yet offset for previous periods. Within thirty (30) days following the end of each calendar quarter, Biosource shall provide to TDCC: (i) a detailed written accounting of the amount actually expended for research sponsored by TDCC pursuant to this Section 6.3.1 during such quarter; (ii) an invoice for any amount due in excess of that previously paid by TDCC for such quarter or a credit for cumulative amounts overpaid and not yet offset for previous periods; and (iii) an updated forecast for expenditures to be incurred for Research Services during the current quarter; the following quarter and the current calendar year. After receipt of each quarterly invoice, TDCC shall pay to Biosource any reimbursement due for costs properly incurred in excess of previous payments within sixty (60) days after receipt of the invoice. In no event, however, shall TDCC be obligated to pay any amount in excess of $12,000,000 (twelve million U.S. dollars) per Contract Year during the Research Collaboration for sponsored research under this Section 6.3.1, unless an Annual Research Plan contemplating a higher level of payments has been approved by the Steering Committee or TDCC has approved such expenditures in accordance with
Section 6.3.3. In the event of any overpayment to Biosource, TDCC shall be entitled to a reduction in future payments under this Section 6.3.1 until any amounts it has previously overpaid have been completely offset.

      6.3.2 Funding For Third Party Research. During the term of the Research Collaboration, TDCC intends to spend on average $3,000,000 (three million U.S. dollars) per calendar year to fund sponsored research to be carried out by Third Parties related to the development of applications in the TDCC Field and TDCC Products. TDCC shall consult with the Research Committee in selecting such research to sponsor, but TDCC shall not be obligated to sponsor research by Third Parties unless TDCC believes it will substantially promote development of commercially promising applications. Potential Third Party recipients of such funding may be brought to the attention of the Research Committee by any party. TDCC shall determine which party is in the better position to provide oversight of the Third Party conducting the research and may elect to sponsor research indirectly through Biosource. TDCC, DAS and Biosource may each impose reasonable restrictions on the provision of Technology Owned by a party to Third Parties for the purpose of protecting proprietary rights therein including rights granted under this Agreement.

      6.3.3 Additional Expenditures. In the event that the scope, scale or direction of the Research Collaboration as described in the Overall Research Plan or the applicable Annual Research Plan changes after being approved by the Research Committee and Steering Committee, any additional expenditures reasonably required to be made by Biosource to support the Research Collaboration shall be funded by TDCC; provided, that all such changes in the scope, scale or direction of the Research Collaboration which may trigger additional funding by TDCC and the maximum amount of any such additional expenditures shall be approved in advance by TDCC.

      6.4   Royalties Payable by TDCC.

      6.4.1 General. Following the First Commercial Sale of any TDCC Product as set forth in Section 6.4.2., TDCC will pay, on a quarterly basis, a royalty in the amounts set forth below based on applicable sales of TDCC Products.

      6.4.2 Royalties on TDCC Products. In consideration of the licenses and other rights granted to TDCC, TDCC shall pay to Biosource a royalty based on (i) a percentage of the Net Sales of TDCC Products and/or (ii) a percentage of the value added to such TDCC Products, as follows:

            6.4.2.1 Agrochemicals. TDCC will pay Biosource 2.5% of the increase in Net Sales of an agrochemical product (lower case) resulting from a new use of such product (lower case) that is enabled by Product Technology. An example would be a new crop use for an existing herbicide as a result of a new herbicide-tolerant Trait in a TDCC Product. In the event that the increase in Net Sales of an agrochemical product resulting from such a new use proves difficult to determine accurately, TDCC and Biosource shall negotiate in good faith to select an alternative basis for the calculation of royalty due under this Section 6.4.2.1, which both parties deem will yield a royalty of a commensurate amount.

            6.4.2.2 Seed. Royalties on TDCC Products that constitute seed sold through TDCC, its Affiliates, DAS and the DAS Affiliates ("TDCC Seed Products") shall be determined as follows:

                (a) Exclusive. TDCC will pay Biosource (i) 2.5% of Net Sales of
                    TDCC Seed Products sold exclusively through TDCC, its Affiliates, DAS and the DAS Affiliates, plus (ii) 7.5% of Agricultural Value-Added by a distinct Trait in such TDCC Seed Products, where such distinct Trait is either derived from one or more Alliance Genes or discovered or developed by exercise of TDCC post-Research Collaboration rights as further provided in Sections 3.1 and 3.3 hereof, until the total Agricultural Value-Added by the Trait in such TDCC Seed Products exceeds $100,000,000 (one hundred million U.S. dollars) in any calendar year, and (iii) 17.5% of the Agricultural Value-Added in excess, if any, of $100,000,000 (one hundred million U.S. dollars) in that year.

                (b) Non-Exclusive. TDCC will pay Biosource: (i) 7.5% of
                    Agricultural Value-Added by a distinct Trait in TDCC Seed Products sold non-exclusively through TDCC, its Affiliates, DAS and the DAS Affiliates, where such distinct Trait is either derived from one or more Alliance Genes or discovered or developed by exercise of TDCC post-Research Collaboration rights as further provided in Sections 3.1 and 3.3 hereof, until the total Agricultural Value-Added by the Trait in such TDCC Seed Products exceeds $100,000,000 (one hundred million U.S. dollars) in any calendar year, plus (ii) 17.5% of the Agricultural Value-Added in excess, if any, of $100,000,000 (one hundred million U.S. dollars) in that year.

                (c) TDCC Agricultural Cumulative Investment Recovered.
                    Notwithstanding clauses (a)(ii)&(iii) and (b)(i)&(ii) of this Section 6.4.2.2, at any time the TDCC Agricultural Cumulative Investment is $0 or a negative number as of the end of the latest quarter for which financial statements of TDCC and DAS are available, TDCC will pay Biosource 17.5% of Agricultural Value-Added by all distinct Traits in TDCC Seed Products, where such distinct Traits are either derived from one or more Alliance Genes or discovered or developed by exercise of TDCC post-Research Collaboration rights as further provided in Sections 3.1 and 3.3 hereof, instead of the amounts in clauses (a)(ii)&(iii) and (b)(i)&(ii) of
                    Section 6.4.2.2.

            6.4.2.3 Industrial Products.

                (a) TDCC will pay Biosource 1% of Net Sales of TDCC Products that constitute Industrial Products sold by TDCC, its Affiliates, DAS and the DAS Affiliates at any time the TDCC Industrial Cumulative Investment is greater than $0 as of the end of the latest quarter for which financial statements of TDCC and DAS are available.

                (b) In the event that the TDCC Industrial Cumulative Investment is $0 or a negative number as of the end of the latest quarter for which financial statements of TDCC and DAS are available, TDCC will pay Biosource the greater of: (i) 1% of Net Sales of TDCC Products that constitute Industrial Products; or (ii) 7.5% of Non-Agricultural Value-Added by a distinct Trait in such TDCC Industrial Products, where such distinct Trait is either derived from one or more Alliance Genes or discovered or developed by exercise of TDCC post-Research Collaboration rights as further provided in Sections 3.1 and 3.3 hereof, until the total Non-Agricultural Value-Added by the Trait exceeds $100,000,000 (one hundred million U.S. dollars) in any calendar year, plus, 17.5% of the Non-Agricultural Value-Added in excess, if any, of

                    $100,000,000 (one hundred million U.S. dollars) in that year.

            6.4.2.4 TDCC Product Technology. The royalty rates described in
                    Sections 6.4.2.1, through 6.4.2.3 shall be reduced by fifty percent (50%) for: (i) any TDCC Products that use Technology Owned or acquired from a Third Party by TDCC, its Affiliates, DAS or the DAS Affiliates and which is related to Demeter Technology, Photorhabdus, Xenorhabdus, Bacillus thuringiensis, and Saccharopolyspora spinosa; or (ii) any TDCC Products the manufacture, sale or use of which are not covered by either TDCC Patent Rights, that claim inventions discovered in the course of Research Collaboration or exercise of post-Research Collaboration rights granted in Sections 3.1 or 3.3 hereof, or Biosource Patent Rights.

      6.4.3 Access Fees From Third Parties. TDCC shall pay to Biosource fifty percent (50%) of any Technology access fees, royalties and other consideration (but excluding any royalties or other fee paid for any Products which are included in Agricultural Value-Added or Non-Agricultural Value-Added and reduced by costs as set forth hereinafter) received by TDCC from any Third Party in consideration of any permitted uses of Discovery Technology Owned by Biosource licensed to TDCC and sublicensed by TDCC to the Third Party during the Research Collaboration pursuant to Section 3.1. Such Technology access fees shall not be considered in determining Agricultural Value Added or Non-Agricultural Value-Added. In the event that Discovery Technology Owned by Biosource is sublicensed together with Technology Owned by TDCC or DAS or part of the consideration is non-monetary, e.g., a cross-license, the fair market value of the Discovery Technology Owned by Biosource which is sublicensed shall be determined and used as the basis for payment to Biosource. The access fees or royalties shall be reduced by any costs of TDCC incurred in granting the rights to the Third Party prior to determining the amount to be paid to Biosource.

      6.4.4 Royalty Reports, Exchange Rates. During the term of this Agreement following the First Commercial Sale of any TDCC Product or receipt of any Technology access fees subject to Section 6.4.3, TDCC shall within ninety (90) days after each calendar quarter pay estimated royalties on the Net Sales of the TDCC Product and Biosource's share of any Technology access fee. A royalty report shall accompany the estimated royalty payment and payment of any Technology access fee under Section 6.4.3. Such royalty report will include a list of the TDCC Products covered, the dates of the First Commercial Sales of TDCC Products, and the basis for any Technology access fee. The report shall indicate how estimated royalties were calculated including: (i) the gross sales of the TDCC Products sold by TDCC, its Affiliates, DAS and the DAS Affiliates, and the calculation of Net Sales, Agricultural Value-Added, Non-Agricultural Value-Added and recovery of Agricultural Cumulative Investment and/or Industrial Cumulative Investment attributable to such gross sales; (ii) the sublicense payments received by TDCC; (iii) the royalties and other payments payable in United States dollars which shall have accrued hereunder in respect of such sales and sublicense payments; (iv) withholding taxes, if any, required by law to be deducted in respect of such royalties and sublicense payments; and (v) the exchange rates used in determining the amount of United States dollars payable hereunder. Royalties payable on Net Sales in countries other than the United States shall be calculated by multiplying the appropriate royalty rate times the Net Sales in each currency in which they are made and converting the resulting amount into United States dollars at the rates of exchange used by TDCC for reporting such sales for United States financial statement purposes. As soon as practical after the end of each calendar year during the term of this Agreement, TDCC shall make a full accounting of actual royalties due Biosource for such calendar year. If the actual royalties owed to Biosource for such calendar year exceed the estimated royalties paid for such calendar year, then TDCC shall pay the difference to Biosource within thirty (30) days of the date that the full accounting is completed. If the actual royalties owed to Biosource for such calendar year are less than the estimated royalties paid to Biosource for such calendar year, then such overpayment shall either be credited against future estimated royalties to be paid by TDCC or shall be reimbursed to TDCC, whichever is acceptable to TDCC at such time. In the event that there is no payment adjustment, a statement setting forth that fact shall be supplied to Biosource.

      6.4.5 Audits. TDCC shall permit an independent certified public accountant selected by Biosource and acceptable to TDCC, which acceptance shall not be unreasonably withheld, to have access during normal business hours to such records of TDCC as may be reasonably necessary to verify the accuracy of royalty reports as described in Section 6.4.4. An audit may be conducted for the previous two (2) fiscal years. The audit shall not be conducted for an incomplete fiscal year where only estimated royalties have been paid. Biosource and TDCC shall use commercially reasonable efforts to schedule all such verifications within forty-five (45) days after Biosource makes its written request for the audit. All such verifications shall be conducted at Biosource's expense and not more than once in each calendar year. Subject to TDCC's rights to dispute amounts payable under Section 14.6, in the event Biosource's independent certified public accountant concludes that additional royalties were owed to Biosource during such period, the additional royalty shall be paid by TDCC within sixty (60) days after the date Biosource delivers to TDCC such independent certified public accountant's written report so concluding. In the event Biosource's independent certified public accountant concludes that there was an overpayment of royalties to Biosource during such period, the overpayment less the reasonable fees and expenses charged by such representative shall be repaid by Biosource within sixty (60) days after the date Biosource received such independent certified public accountant's written report so concluding. The fees charged by such independent certified public accountant shall be paid by Biosource unless the audit discloses an underpayment of the royalties payable by TDCC for the audited period of more than five percent (5%), in which case TDCC shall pay the reasonable fees and expenses charged by such representative. TDCC shall include in each Third Party sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by an independent certified public accountant to the same extent required of TDCC under this Agreement. Biosource agrees that all information subject to review under this Section 6.4.5 or under any sublicense agreement is confidential and that Biosource shall cause its independent certified public accountant to enter into a confidentiality agreement with TDCC or a sublicensee, where appropriate, obligating such accountant to retain all such information in confidence. Biosource's independent certified public accountant shall only report to Biosource as to the computation of the royalties and other payments due to Biosource under this Agreement and shall not disclose to Biosource any other information of TDCC or its sublicensees.

      6.4.6 Expiration of TDCC Royalty Obligation. TDCC's obligation to pay royalties under this Agreement to Biosource in respect of a TDCC Product, shall cease: (i) if manufacture, sale or use of the TDCC Product is not covered by Patent Rights as provided in part (ii) of this Section 6.4.6, on the last day of a calendar quarter in which falls the tenth (10th) anniversary of the First Commercial Sale of any TDCC Product, directly or indirectly, by TDCC, one of its Affiliates, DAS or a DAS Affiliate anywhere in the world, or (ii) if the manufacture, sale or use of the TDCC Product is covered in the country where such activity occurs by either TDCC Patent Rights, which claim inventions discovered in the course of Research Collaboration or in the exercise of post-Research Collaboration rights granted in Sections 3.1 or 3.3 hereof, or Biosource Patent Rights, upon the occurrence of any of the following: (a) the expiration of the last Valid Claim of the aforementioned Patent Rights covering the TDCC Product in that country that can reasonably be expected to deliver Agricultural Value-Added or Non-Agricultural Value-Added to TDCC or DAS, (b) when the remaining Valid Claims of the aforementioned Patent Rights covering the TDCC Product in that country will no longer deliver significant Agricultural Value-Added or Non-Agricultural Value-Added to TDCC or DAS, or (c) when the remaining Valid Claims of such the aforementioned Patent Rights covering the TDCC Product in that country are likely to be held invalid or unenforceable.

      6.4.7 Adjustment of Royalty Rates. The royalty rates and duration of royalty payments by TDCC under Sections 6.4.1 to 6.4.6 are believed fair and reasonable as of the Effective Date. However, in the event Third Parties are able to offer products (lower case) competing with TDCC Products which make it difficult for TDCC to achieve the returns it requires to justify investment in development and commercialization of TDCC Products, TDCC and Biosource shall re-negotiate in good faith the royalties and milestone payments due under
Article 6. In addition, in the event Biosource offers any Third Party overall more favorable terms for a license of Discovery Technology for use in Products in the TDCC Field than that granted to TDCC, Biosource shall promptly offer TDCC a license on terms at least as favorable.

      6.5   Royalties Payable by Biosource.

      6.5.1 General. Following the First Commercial Sale of any Biosource Product as set forth in Section 6.5.2, Biosource will pay, on a quarterly basis, a royalty in the amounts set forth below based on applicable sales of Biosource Products, provided, however, that no royalty shall be payable on Products in the Pharmaceutical Field or the Nicotiana Field.

      6.5.2 Royalties on Biosource Products. In consideration of the licenses and other rights granted to Biosource, Biosource shall pay to TDCC a royalty on Biosource Products based on (i) a percentage of the Net Sales of such Biosource Products, and/or (ii) a percentage of the value added to such Biosource Products, as follows; provided, however, that no royalty shall be payable on Products in the Pharmaceutical Field or the Nicotiana Field:

            6.5.2.1 Seed. Royalties on Biosource Products that constitute seed
                    ("Biosource Seed Products") shall be determined as follows:

                (a) Exclusive. Biosource will pay TDCC (i) 2.5% of Net Sales of
                    Biosource Seed Products sold exclusively through Biosource and its Affiliates, plus (ii) 7.5% of Agricultural Value-Added by a distinct Trait in such Biosource Seed Products, where such distinct Trait is either derived from one or more Alliance Genes or developed or manufactured by exercise of rights granted to Biosource in Section 3.5 hereof, until the total Agricultural Value-Added by the Trait in such Biosource Seed Products exceeds $100,000,000 (one U.S. dollars) in any calendar year, and (iii) 17.5% of the Agricultural Value-Added in excess, if any, of $100,000,000 (one hundred million U.S. dollars) in that year.

                (b) Non-Exclusive. Biosource will pay TDCC: (i) 7.5% of
                    Agricultural Value-Added by a distinct Trait in Biosource Seed Products sold non-exclusively through Biosource and its Affiliates, where such distinct Trait is either derived from one or more Alliance Genes or developed or manufactured by exercise of rights granted to Biosource in Section 3.5 hereof, until the total Agricultural Value-Added by the Trait in such Biosource Seed Products exceeds $100,000,000 (one hundred million U.S. dollars) in any calendar year, plus (ii) 17.5% of the Agricultural Value-Added in excess, if any, of $100,000,000 (one hundred million U.S. dollars) in that year.

                (c) Biosource Agricultural Cumulative Investment Recovered.
                    Notwithstanding clauses (a)(ii)&(iii) and (b)(i)&(ii) of this Section 6.5.2.1, at any time the Biosource Agricultural Cumulative Investment is $0 or a negative number as of the end of the latest quarter for which financial statements of Biosource are available, Biosource will pay TDCC 17.5% of Agricultural Value-Added by all distinct Traits in Biosource Seed Products, which Traits are either derived from one or more Alliance Genes or developed or manufactured by exercise of rights granted to Biosource in Section 3.5 hereof, instead of the amounts in clauses (a)(ii)&(iii) and (b)(i)&(ii) of this Section 6.5.2.1.

            6.5.2.2 Industrial Products.

                (a) Biosource will pay TDCC 1% of Net Sales of Biosource
                    Products that constitute Industrial Products sold by Biosource or its Affiliates, at any time the Biosource Industrial Cumulative Investment is greater than $0 as of the end of the latest quarter for which financial statements of Biosource are available.

                (b) In the event that the Biosource Industrial Cumulative
                    Investment is $0 or a negative number as of the end of the latest quarter for which financial statements of Biosource are available, Biosource will pay TDCC the greater of: (i) 1% of Net Sales of Biosource Products that constitute Industrial Products, or (ii) 7.5% of Non-Agricultural Value-Added by a distinct Trait in such Biosource Industrial Products, where such Trait is either derived from one or more Alliance Genes or is developed or manufactured by exercise of rights granted to Biosource in Section 3.5 hereof, until the total Non-Agricultural Value Added by the Trait in such Biosource Industrial Products exceeds $100,000,000 (one hundred million U.S. dollars) in any calendar year, plus 17.5% of the Non-Agricultural Value-Added in excess, if any, of $100,000,000 (one hundred million U.S. dollars) in that year.

            6.5.2.3 Agrochemicals. No royalty is set for agrochemical product sales resulting from a new use of such product (lower case) that is enabled by Product Technology or exercise of rights granted to Biosource under Section 3.5, because it is not contemplated that Biosource or its Affiliates shall make such sales. In the event that Biosource desires such a license, TDCC and Biosource shall negotiate in good faith to determine a royalty and other terms for such a license. It is agreed that any royalty to be paid by Biosource on Agrochemicals may appropriately be higher than the royalty payable by TDCC under Section 6.4.2.1.

      6.5.3 Access Fees From Third Parties. Biosource shall pay to TDCC fifty percent (50%) of any Technology access fees, royalties and other consideration (but excluding any volume-based royalties or other fee paid for any Products which are included in Agricultural Value-Added or Non-Agricultural Value-Added and reduced by costs as set forth hereinafter) received by Biosource from any Third Party in consideration of any permitted sublicenses of Technology Owned by TDCC licensed to Biosource pursuant to Section 3.5 and sublicensed to the Third Party. Such Technology access fees shall not be considered in determining Agricultural Value Added or Non-Agricultural Value-Added. In the event that Technology Owned by TDCC is used together with Technology Owned by Biosource or part of the consideration is non-monetary, e.g., a cross-license, the fair market value of the Technology Owned by TDCC shall be determined and used as the basis for payment to TDCC. The access fee or royalties shall be reduced by any costs of Biosource incurred in granting the rights to the Third Party prior to determining the amount to be paid to TDCC.

      6.5.4 Royalty Reports, Exchange Rates. During the term of this Agreement following the First Commercial Sale of any Biosource Product or receipt of any Technology access fees subject to Section 6.5.3, Biosource shall within ninety
(90) days after each calendar quarter pay estimated royalties on the Net Sales of the Biosource Product and TDCC's share of any Technology access fee. A royalty report shall accompany the estimated royalty payment and payment of any Technology access fee due under Section 6.5.3. Such royalty report will include a list of the Biosource Products covered, the dates of the First Commercial Sales of Biosource Products, and the basis for any Technology access fee. The report shall indicate how estimated royalties were calculated including: (i) the gross sales of the Biosource Products sold by Biosource and its Affiliates and the calculation of Net Sales, Agricultural Value-Added, Non-Agricultural Value-Added and recovery of Agricultural Cumulative Investment and/or Industrial Cumulative Investment attributable to such gross sales; (ii) the sublicense payments received by Biosource; (iii) the royalties and other payments payable in United States dollars which shall have accrued hereunder in respect of such sales and sublicense payments; (iv) withholding taxes, if any, required by law to be deducted in respect of such royalties and sublicense payments; and (v) the exchange rates used in determining the amount of United States dollars payable hereunder. Royalties payable on Net Sales in countries other than the United States shall be calculated by multiplying the appropriate royalty rate times the Net Sales in each currency in which they are made and converting the resulting amount into United States dollars at the rates of exchange used by Biosource for reporting such sales for United States financial statement purposes. As soon as practical after the end of each calendar year during the term of this Agreement, Biosource shall make a full accounting of actual royalties due TDCC for such calendar year. If the actual royalties owed to TDCC for such calendar year exceed the estimated royalties paid for such calendar year, then Biosource shall pay the difference to TDCC within thirty
(30) days of the date that the full accounting is completed. If the actual royalties owed to TDCC for such calendar year are less than the estimated royalties paid to TDCC for such calendar year, then such overpayment shall either be credited against future estimated royalties to be paid by or shall be reimbursed to Biosource, whichever is acceptable to Biosource at such time. In the event that there is no payment adjustment, a statement setting forth that fact shall be supplied to TDCC.

      6.5.5 Audits. Biosource shall permit an independent certified public accountant selected by TDCC and acceptable to Biosource, which acceptance shall not be unreasonably withheld, to have access during normal business hours to such records of Biosource as may be reasonably necessary to verify (i) the accuracy of royalty reports as described in Section 6.5.4, and (ii) that the funds paid by TDCC pursuant to Section 6.3 were properly used in accordance with the terms of this Agreement. An audit may be conducted for the previous two (2) fiscal years. No audit of royalty reports shall be conducted for an incomplete fiscal year where only estimated royalties have been paid. Biosource and TDCC shall use commercially reasonable efforts to schedule all such verifications within forty-five (45) days after TDCC makes its written request for the audit. All such verifications shall be conducted at TDCC's expense and not more than once in each calendar year. Subject to Biosource's rights to dispute amounts payable under Section 14.6, in the event TDCC's independent certified public accountant concludes that that additional amounts were owed to TDCC during such period or amounts were used improperly by Biosource, the additional amount shall be paid by Biosource within sixty (60) days after the date TDCC delivers to Biosource such independent certified public accountant's written report so concluding. In the event TDCC's independent certified public accountant concludes that there was an overpayment to TDCC or underpayment by TDCC during such period, the amount payable less the reasonable fees and expenses charged by such representative shall be repaid by TDCC within sixty (60) days after the date Biosource received such independent certified public accountant's written report so concluding. The fees charged by such independent certified public accountant shall be paid by TDCC unless the audit discloses an underpayment of the amounts listed in clauses (i), or misuse of funds paid by TDCC listed in clause (ii) above, for the audited period of more than five percent (5%), in which case Biosource shall pay the reasonable fees and expenses charged by such representative. Biosource shall include in each Third Party sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by an independent certified public accountant to the same extent required of TDCC under this Agreement. TDCC agrees that all information subject to review under this Section 6.5.5 or under any sublicense agreement is confidential and that TDCC shall cause its independent certified public accountant to enter into a confidentiality agreement with Biosource or a sublicensee, where appropriate, obligating such accountant to retain all such information in confidence. TDCC's independent certified public accountant shall only report to TDCC as to the computation of the royalties and other payments due to TDCC under this Agreement and shall not disclose to TDCC any other information of Biosource or its sublicensees.

      6.5.6 Expiration of Biosource Royalty Obligation. Biosource's obligation to pay royalties under this Agreement to TDCC in respect of a Biosource Product shall cease as of: (i) if manufacture, sale or use of the Biosource Product is not covered by Patent Rights as provided in part (ii) of this Section 6.5.6, on the last day of a calendar quarter in which falls the tenth (10th) anniversary of the First Commercial Sale of any Biosource Product for which royalties are payable under Section 6.5.2, directly or indirectly, by Biosource or one of its Affiliates anywhere in the world; or (ii) if the manufacture, sale or use of the Biosource Product is covered by Patent Rights in the country where such activity occurs, which claim inventions discovered in the course of Research Collaboration or in the exercise of post-Research Collaboration rights granted to Biosource in Sections 3.5 hereof, upon the occurrence of any of the following: (a) the expiration of the last Valid Claims of the aforementioned Patent Rights covering the Biosource Product in that country that can reasonably be expected to deliver Agricultural Value-Added or Non-Agricultural Value-Added to Biosource, (b) when the remaining Valid Claims of the aforementioned Patent Rights covering the Biosource Product in that country will no longer deliver significant Agricultural Value-Added or Non-Agricultural Value-Added to Biosource, or (c) when the remaining Valid Claims of the aforementioned Patent Rights in that country are likely to be held invalid or unenforceable.

      6.5.7 Royalty Adjustments. The royalty rates and duration of royalty payments by Biosource under Sections 6.5.1 to 6.5.6 are believed fair and reasonable as of the Effective Date. However, in the event Third Parties are able to offer products (lower case) competing with Biosource Products which make it difficult for Biosource to achieve the returns it requires to justify investment in development and commercialization of Biosource Products on which royalties are payable to TDCC hereunder, TDCC and Biosource shall re-negotiate in good faith the royalty payments due TDCC under Article 6.

      6.6 Guidelines. Set forth in Exhibit B are guidelines for the calculation of cumulative investment, value-added and royalties under this Agreement. These guidelines are for illustrative purposes only and shall not evidence the intent of the parties in any particular factual situation not expressly stated therein. The guidelines may be referred to by TDCC and Biosource in preparing the royalty reports required under Sections 6.4.4 and
6.5.4 and shall be considered in the resolution of any dispute over royalties due hereunder.

      6.7 Withholding Taxes. The party paying royalties shall deduct any withholding taxes and governmental charges only from royalty payments agreed upon under this Agreement and as required by law and pay them to the proper tax authorities. The party paying royalties shall not deduct any other withholding or any other governmental charges from the payments agreed upon under this Agreement, including but not limited to any such taxes or charges incurred as a result of an assignment or sublicense by such party to any Affiliate or any Third Party, except as noted above. The party paying royalties shall maintain official receipts of payment of any withholding taxes and make these receipts available to the other party. The parties will exercise diligent efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any treaties applicable to any payment made hereunder.

      6.8 Blocked Currency. If transfer of amounts payable hereunder to United States dollars is subject to administrative authorization, the party paying royalties to the other party under this Agreement shall promptly file the transfer application with the competent authorities supported by all requisite documentation, and use its reasonable efforts to obtain such authorization and to the extent possible effect the remittance within the applicable period set forth under this Article 6. For the purpose of royalties on Net Sales and sharing of Technology access fees, no payment shall be due under Sections 6.4 and 6.5 except to the extent payments for goods sold and Technology access fees have actually been received.

      6.9 Interest on Late Payments. Any payments that are not paid on or before thirty (30) days after the date such payments are due under this Agreement shall bear interest, to the extent permitted by applicable law, at one percent (1%) per month, calculated on the total number of days payment is delinquent; provided, however, that interest shall not accrue pursuant to this
Section 6.9 on any amounts payable under this Agreement with respect to which payment is disputed in good faith; provided further that interest shall accrue pursuant to this Section 6.9 once such dispute has been resolved if payment is not made promptly thereafter.

      6.10 Manner of Payment. Payments to be made by either party under this Agreement shall be payable in United States dollars and shall be paid by bank wire transfer in immediately available funds to such bank account as is designated in writing from time to time by the party receiving the payment. If one party is owed an amount by another party under this Agreement, it shall upon notice to the other party be entitled to set-off such amount payable by the other party against amounts it is obligated to pay to the other party pursuant to this Agreement.

                            7. INTELLECTUAL PROPERTY

      7.1   Ownership.

      7.1.1 Research Collaboration Inventions. Through legal documents, Biosource, TDCC and DAS have previously caused employees and contract employees to have the obligation to assign over entire right and title in inventions to them. Biosource and DAS shall each have their employees and contract employees, who are involved with the Research Collaboration, and TDCC shall have its employees and contract employees, who spend at least twenty-five percent (25%) of their work time on the Research Collaboration, execute an addendum to their prior contractual obligation for invention assignment so that the entire right and title to patentable inventions discovered in the course of the Research Collaboration are assigned as follows:

            (a) Discovery Technology. Biosource shall solely own all patentable inventions discovered in the course of the Research Collaboration that constitute Discovery Technology. In the event that one or more employees of TDCC, or DAS is an inventor of such a patentable invention, TDCC or DAS, as appropriate, shall cause such employee(s) to assign all of his/her rights in such invention, including all intellectual property rights therein, to Biosource.

            (b) Production Technology. TDCC shall solely own all patentable inventions discovered in the course of the Research Collaboration that constitute Production Technology. In the event that one or more employees of Biosource is an inventor of such a patentable invention, Biosource shall cause such employee(s) to assign all of his/her rights in such invention, including all intellectual property rights therein, to TDCC.

            (c) Product Technology. Ownership of all patentable inventions discovered in the course of the Research Collaboration that constitute Product Technology (specifically including, but not limited to composition of matter claims to Alliance Genes) shall be solely determined based on comparative relevance to the Biosource Field and the TDCC Field. The parties shall have an obligation to assign rights to each other as follows: (i) Biosource shall solely own all patentable inventions discovered in the course of the Research Collaboration that constitute Product Technology, where the sole use of the Product Technology is in the Biosource Field; provided, however, that any development of inventions in the Biosource Field shall not be part of Research Services. In the event that one or more employees of TDCC or DAS is an inventor of such an invention, TDCC or DAS, as appropriate, shall cause such employees to assign all of his/her rights in such invention, including all intellectual property rights therein, to Biosource; (ii) TDCC shall solely own all patentable inventions discovered in the course of the Research Collaboration that constitute Product Technology, where the sole use of the Product Technology is in the TDCC Field, or relate to genes, nucleotide sequences or fragments thereof of Photorhabdus, Xenorhabdus, Bacillus thuringiensis, and Saccharopolyspora spinosa or Demeter Genes. In the event that one or more employees of Biosource is an inventor of such an invention, Biosource shall cause such employee(s) to assign all of his/her rights in such invention, including all intellectual property rights therein, to TDCC; (iii) where patentable inventions are discovered in the course of the Research Collaboration that constitute Product Technology that have uses in both the Biosource Field and TDCC Field, the invention shall be Owned solely by TDCC. In the event that one or more employees of a party is an inventor of such a patentable invention Owned by another party under this Section 7.1.1(c), the party shall cause such employee(s) to assign all of his/her rights in such invention, including all intellectual property rights therein, to the party having ownership hereunder .

            (d) Transient Transformation Technology. Biosource shall solely own all patentable inventions discovered in the course of the Research Collaboration that constitute Transient Transformation Technology derived from Viral Vector Technology Owned by Biosource. In the event that one or more employees of TDCC or DAS is an inventor of such an invention, TDCC or DAS, as appropriate shall cause such employee(s) to assign all of his/her rights in such invention, including all intellectual property rights therein, to Biosource.

      7.1.2 Other Inventions during the Research Collaboration. Other Inventions which are patentable shall be owned as follows: (i) TDCC shall solely own all Other Inventions made solely by employees of TDCC; (ii) Biosource shall solely own all Other Inventions made solely by its employees; (iii) DAS shall solely own all Other Inventions made solely by employees of DAS; and (iv) Other Inventions made jointly by two or more parties shall be jointly owned by the parties whose employees jointly discovered same.

      7.1.3 Rights Granted Under Article 3. The ownership of or assignment of inventions pursuant to this Section 7.1, shall not be construed to modify or preempt any rights granted to a party pursuant to Article 3.

      7.2   Prosecution and Maintenance of Patent Rights.

      7.2.1 Biosource Patentable Inventions. Subject to the provisions of
Section 7.2.3, Biosource shall have the exclusive right and option to file and prosecute, and to designate a patent attorney for such purposes to whom TDCC has no reasonable objection, any patent applications and maintain any patents that cover patentable inventions discovered in the course of the Research Collaboration that are solely owned by Biosource.

      7.2.2 TDCC Patentable Inventions. Subject to the provisions of Section 7.2.4, TDCC shall have the exclusive right and option to file and prosecute, and to designate a patent attorney for such purposes to whom Biosource has no reasonable objection, any patent applications and maintain any patents that cover inventions discovered in the course of the Research Collaboration that are solely owned by TDCC.

      7.2.3 Improvements to Transient Transformation Technology During the Research Collaboration. Biosource shall have the exclusive right and option to file and prosecute any patent applications and to maintain any patents that claim patentable inventions discovered in the course of the Research Collaboration that constitute Transient Transformation Technology; provided, however, that in the event that Biosource declines the option to file and prosecute any such patent applications or maintain any such patents, it shall give TDCC reasonable notice to this effect and, thereafter, TDCC may, upon written notice to Biosource, file and prosecute such patent applications and/or maintain such patents.

      7.2.4 Improvements to Production Technology During the Research Collaboration. TDCC shall have the exclusive right and option to file and prosecute any patent applications and to maintain any patents that claim patentable inventions discovered in the course of the Research Collaboration that constitute Production Technology; provided, however, that in the event that TDCC declines the option to file and prosecute any such patent applications or maintain any such patents, it shall give Biosource reasonable notice to this effect and, thereafter, Biosource may, upon written notice to TDCC, file and prosecute such patent applications and/or maintain such patents.

      7.2.5 Jointly Owned Inventions. TDCC shall have the exclusive right and option to file and prosecute any patent applications and to maintain any patents that cover Other Inventions that are jointly owned, provided, however, that in the event that TDCC declines the option to file and prosecute any such patent applications or maintain any such patents, it shall give Biosource reasonable notice to this effect and thereafter Biosource may, upon written notice to TDCC, file and prosecute such patent applications and/or maintain such patents.

      7.2.6 Costs and Expenses. Each of the parties shall bear its own costs and expenses in filing, prosecuting and maintaining its Patent Rights.

      7.2.7 Notice of Intellectual Property Arising From the Research Collaboration and Review of Publications. TDCC, DAS and Biosource each shall provide prompt written notice to each other through the Joint Patent Committee of the preparation of internal invention disclosures or of any significant Technology developed by its personnel or that of its Affiliates in connection with the Research Collaboration. The party who owns an invention pursuant to Section 7.1 shall determine at its sole discretion whether or not an invention is patentable. An invention which the originating party determines should be maintained as a trade secret shall not be deemed a patentable invention. Where an invention is made jointly, disputes as to whether or not an invention is patentable shall be referred to the Joint Patent Committee. No party shall publish any of the data or information arising from the Research Collaboration without providing to the other including, but not limited to, drafts of manuscripts for publication, posters, abstracts and presentation materials prior to publication. During the term of the Research Collaboration the Joint Patent Committee shall review and determine whether particular data and information should be published in scientific journals, at conferences or the like. After the Research Collaboration has terminated, the parties shall cooperate to ensure that publications related to data or information arising from the Research Collaboration are reviewed by the other parties prior to publication. Upon receiving the materials the receiving parties shall have sixty (60) days from the date received to review and provide comments to the other parties. If no comments are received within sixty (60) days, the party giving notice shall be free to proceed with publication.

      7.2.8 Assumption of Rights by Other Party. In the event that Biosource, DAS or TDCC desires to decline responsibility for obtaining or maintaining Patent Rights in a country for any of its Technology that is discovered in the course of the Research Collaboration, such party will notify the other parties before taking such action and, upon request, will allow another party to assume responsibility for, and all expenses relating to, the relevant Patent Rights in those countries; provided, however, that neither TDCC, DAS nor Biosource shall have the obligation to permit another party to seek patent protection for any Technology that it has decided, in its discretion, to maintain as a trade secret. In the event that TDCC, DAS or Biosource desires to cease further payment of patent-related expenses for Patent Rights jointly owned in any country, it may assign to the other all rights in such Patent Rights in such country and thereafter have no further obligation to pay such expenses. The party assigning rights shall retain an immunity from suit under such Patent Rights for it and its Affiliates (including in the case of TDCC, DAS and DAS Affiliates, and in the case of DAS, TDCC and Affiliates of TDCC), but forfeits any rights to license or enforce such Patent Rights.

      7.2.9 Cooperation. The parties shall cooperate fully in the preparation, filing, prosecution, and maintenance (including, without limitation, interference proceedings, opposition proceedings, litigation, reissues and re-examinations) of all Patent Rights, claiming patentable inventions discovered in the course of the Research Collaboration. Such cooperation includes, without limitation, (i) promptly executing all papers and instruments, or requiring its employees, consultants, and agents to execute such papers and instruments, as reasonable and appropriate so as to enable one or more of Biosource, DAS and TDCC to file, prosecute, and maintain such Patent Rights in any country; (ii) promptly informing the other party of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patent Rights; and (iii) where appropriate, coordinate the timing of filings of patent application so to avoid situations which are deleterious to the preparation, filing, or prosecution of any such Patent Rights.

      7.3   Third Party Infringement.

      7.3.1 Infringement of Biosource Patent Rights in TDCC Field/Discovery Technology Owned by Biosource. During the term of the Agreement, in the event that a party becomes aware of the reasonable probability of an infringement of Biosource Patent Rights in the TDCC Field relating to Discovery Technology Owned by Biosource and its Affiliates, under this Agreement, such party shall provide prompt written notice to the other parties regarding such infringement. Biosource and TDCC shall consult with each other prior to instituting an infringement suit or taking other appropriate action. Biosource has ninety (90) days after written notice of such alleged infringement, to determine and notify TDCC in writing if Biosource will bring an action to abate the alleged infringement. The parties will have the rights as follows:

            (a) If the alleged infringement occurs during the period of Research Collaboration and Biosource determines that it will not bring an action, then TDCC is free to take legal action to abate the alleged infringement without Biosource, except that Biosource shall provide reasonable assistance to TDCC in pursuing the action. Biosource shall execute whatever documents are necessary to enable TDCC to pursue such infringement action in its name if so desired and shall communicate to TDCC terms on which Biosource would approve settlement of such action. TDCC shall have sole control of the abating activities, provided TDCC acts in good faith to preserve the right title and interest in and to Discovery Technology Owned by Biosource and the related Biosource Patent Rights; and provided further that any settlement shall require the consent and approval of Biosource, which consent and approval shall not be unreasonably withheld. In the event a counterclaim is brought or settlement offer is made by the Third Party to the dispute, TDCC and Biosource shall consult with regard to any action to be taken. If there is any recovery as a result of the litigation, first TDCC and then Biosource shall be entitled to recover all of its costs incurred in the litigation, and if the recovery exceeds such costs, Biosource shall share the greater of fifteen percent (15%) or pro rata compensatory damages based on the parties' relative participation in the costs and expenses attributable to the litigation, but TDCC shall have the right to all punitive damages.

            (b) If the alleged infringement occurs after or continues after the period of Research Collaboration and Biosource determines that it will not bring an action, then Biosource and TDCC shall negotiate in good faith an adjustment of royalties payable by TDCC under Section 6.4 in an amount appropriate in light of the injury TDCC and its sublicensees suffer due to the unabated infringement.

      (c) If Biosource informs TDCC that it will bring an action, Biosource shall be responsible for all costs of the litigation and shall have the right to all compensatory and punitive damages. Biosource shall keep TDCC reasonably apprised to the status of the litigation and will not settle such litigation without consulting with TDCC. If Biosource grants a settlement to a Third Party on terms overall more favorable than terms of the license of such Patent Rights in this Agreement to TDCC, TDCC and Biosource shall negotiate in good faith to determine an appropriate adjustment in royalties pursuant to Section 6.4.7.

      7.3.2 Infringement of Biosource Patent Rights in TDCC Field/Product Technology Owned by Biosource. During the term of this Agreement, in the event that a party becomes aware of the reasonable probability of an infringement of Biosource Patent Rights in the TDCC Field relating to Product Technology Owned by Biosource and its Affiliates under this Agreement, such party shall provide prompt written notice to the other parties regarding such infringement. Biosource and TDCC shall consult with each other prior to instituting an infringement suit or taking other appropriate action. Biosource has ninety (90) days after written notice of such alleged infringement, to determine and notify TDCC in writing if Biosource will bring an action to abate the alleged infringement. The parties will have the rights as follows: (i) If Biosource determines that it will not bring an action, then TDCC is free to take legal action to abate the alleged infringement without Biosource, except that Biosource shall provide reasonable assistance to TDCC in pursuing the action. Biosource shall execute whatever documents are necessary to enable TDCC to pursue such infringement action in its name if so desired and shall communicate to TDCC terms on which Biosource would approve settlement of such action. TDCC shall have sole control of the abating activities, provided TDCC acts in good faith to preserve the right title and interest in and to Product Technology Owned by Biosource and the related Biosource Patent Rights; and provided further that any settlement shall require the consent and approval of Biosource, which consent and approval shall not be unreasonably withheld. In the event a counterclaim is brought or settlement offer is made by the Third Party to the dispute, TDCC and Biosource shall consult with regard to any action to be taken. TDCC shall have the right to all compensatory and punitive damages. (ii) If Biosource informs TDCC that it will bring an action, TDCC may join the action at its sole option and expense. Biosource will not settle such litigation without consulting with TDCC. If Biosource grants a settlement to a Third Party on terms overall more favorable than terms of the license of such Patent Rights in this Agreement to TDCC, TDCC and

Biosource shall negotiate in good faith to determine an appropriate adjustment in royalties pursuant to Section 6.4.7. The parties shall share any damages in the same proportion as the parties' relative participation in the costs and expenses attributable to the litigation.

      7.3.3 Infringement of TDCC Patent Rights in Biosource Field/Product Technology Owned by TDCC. During the term of this Agreement, in the event that a party becomes aware of the reasonable probability of an infringement of TDCC Patent Rights in the Biosource Field relating to Product Technology Owned by TDCC, such party shall provide prompt written notice to the other parties regarding such infringement. TDCC and Biosource shall consult with each other prior to instituting an infringement suit or taking other appropriate action. During the term of the Research Collaboration, TDCC has ninety (90) days after written notice of such alleged infringement, to determine and notify Biosource in writing if TDCC will bring an action to abate the alleged infringement. The parties will have the rights as follows: (i) If TDCC determines that it will not bring an action, then Biosource is free to take legal action to abate the alleged infringement without TDCC, except that TDCC shall provide reasonable assistance to Biosource in pursuing the action. TDCC shall execute whatever documents are necessary to enable Biosource to pursue such infringement action in its name if so desired and shall communicate to Biosource terms on which TDCC would approve settlement of such action. Biosource shall have sole control of the abating activities, provided Biosource acts in good faith to preserve the right title and interest in and to Product Technology Owned by TDCC and the related TDCC Patent Rights and further provided that any settlement shall require the consent and approval of TDCC, which consent and approval shall not be unreasonably withheld. In the event a counterclaim is brought or settlement offer is made by the Third Party to the dispute, TDCC and Biosource shall consult with regard to any action to be taken. Biosource shall have the right to all compensatory and punitive damages. (ii) If TDCC informs Biosource that it will bring an action, Biosource may join the action at its sole option and expense. The parties shall share any damages in the same proportion as the parties' relative participation in the costs and expenses attributable to the litigation

      7.3.4 Infringement of DAS Patent Rights. During the term of this Agreement, in the event that all or a portion of the Product Technology Owned by TDCC is transferred to DAS, whereby DAS is paying royalties directly to Biosource instead of through TDCC and in the event that a party becomes aware of the reasonable probability of an infringement of DAS Patent Rights in the Biosource Field relating to Product Technology Owned by DAS under this Agreement, such party shall provide prompt written notice to the other parties regarding such infringement. DAS and Biosource shall consult with each other prior to instituting an infringement suit or taking other appropriate action. DAS has ninety (90) days after written notice of such alleged infringement, to determine and notify Biosource in writing if DAS will bring an action to abate the alleged infringement. The parties will have the rights as follows: (i) If DAS determines that it will not bring an action, then Biosource is free to take legal action to abate the alleged infringement without DAS, except that DAS shall provide reasonable assistance to Biosource in pursuing the action. DAS shall execute whatever documents are necessary to enable Biosource to pursue such infringement action in its name if so desired and shall communicate to Biosource terms on which DAS would approve settlement of such action. Biosource shall have sole control of the abating activities, provided Biosource acts in good faith to preserve the right title and interest in and to Product Technology Owned by DAS and the related DAS Patent Rights and further provided that any settlement shall require the consent and approval of DAS, which consent and approval shall not be unreasonably withheld. In the event a counterclaim is brought or settlement offer is made by the Third Party to the dispute, DAS and Biosource shall consult with regard to any action to be taken. Biosource shall have the right to all compensatory and punitive damages. (ii) If DAS informs Biosource that it will bring an action, Biosource may join the action at its sole option and expense. The parties shall share any damages in the same proportion as the parties' relative participation in the costs and expenses attributable to the litigation.

      7.3.5 Third Party Infringement after the Research Collaboration. Following the term of the Research Collaboration and subject to Section 7.3.1, Biosource shall have the sole right to decide whether to institute an infringement suit or take other appropriate action with respect to an infringement of Discovery Technology Owned by Biosource covered by Biosource Patent Rights. During the term of this Agreement, Biosource and its Affiliates shall have the sole right to decide whether to institute an infringement suit or take other appropriate action with respect to an infringement of Production Technology Owned by Biosource covered by Biosource Patent Rights. During the term of this Agreement, TDCC shall have the sole right to decide whether to institute an infringement suit or take other appropriate action with respect to an infringement of the Production Technology Owned by TDCC and covered by TDCC Patent Rights, and DAS shall have the sole right to decide whether to institute an infringement suit or take other appropriate action with respect to an infringement of the Discovery Technology and Production Technology Owned by DAS and covered by DAS Patent Rights. With respect to any infringement suit instituted during the term of the Research Collaboration but continuing after expiration of the term of the Research Collaboration, the provisions of this Section 7.3 shall continue to be applicable until the conclusion of such suit. If the party owning Patent Rights determines it will not bring an action to abate infringement and the infringement continues after the period of Research Collaboration, Biosource and TDCC shall negotiate in good faith an adjustment of royalties payable by the licensee of such Patent Rights under Section 6.4, if TDCC is licensee, or
Section 6.5, if Biosource is the licensee, in an amount appropriate in light of the injury the licensee suffers due to the unabated infringement. If a party owning Patent Rights grants a settlement to a Third Party on terms overall more favorable than terms of the license of such Patent Rights in this Agreement, the parties to this Agreement shall negotiate in good faith to determine whether an adjustment in royalties pursuant to

Section 6.4.7, if TDCC is licensee, or Section 6.5.7, if Biosource is licensee, is appropriate.

      7.4   Infringement of Third Party Rights by TDCC or DAS.

      7.4.1 Freedom to Practice. If TDCC should be of the reasonable opinion that TDCC or DAS cannot develop, make, import, use, market and/or sell a TDCC Product without infringing a Third Party's patent, and where such infringement arises solely and directly from the use of Discovery Technology or Production Technology Owned by Biosource licensed hereunder to TDCC, or infringement arises solely and directly from the use of Product Technology Owned by TDCC under this Agreement, it shall notify Biosource. TDCC and Biosource then shall seek an opinion of patent counsel acceptable to TDCC and Biosource and shall share the costs thereof. If such patent counsel concurs with the opinion of TDCC, TDCC shall endeavor to secure a license for TDCC and its sublicensees from the Third Party. TDCC and Biosource shall re-negotiate the royalties and milestone payments in Article 6 to deduct any additional royalties or costs that TDCC or DAS may have incurred in obtaining freedom to operate for the Discovery Technology or Production Technology Owned by Biosource.

      7.4.2 Third Party Suit. If TDCC and/or a party TDCC has sublicensed are sued for patent infringement of any Third Party patents and said infringement arises out of the development, manufacture, use, offer for sale, sale or importation of TDCC Products, and where such infringement arises solely and directly from the use of Discovery Technology or Production Technology Owned by Biosource licensed hereunder to TDCC, or solely and directly from Product Technology Owned by TDCC under this Agreement, the parties shall promptly meet to discuss the course of action to be taken to resolve or defend any such infringement litigation. In such event, TDCC or the party TDCC sublicensed, as appropriate, shall determine the course of action with regard to such infringement litigation in its sole discretion, and Biosource shall provide TDCC and/or the sublicensee of TDCC with such assistance as is reasonably necessary and shall cooperate in the defense of any such action. In the event that there is a settlement to the litigation, or TDCC or the sublicensee take a license to the Third Party technology, TDCC and Biosource shall re-negotiate the royalties and milestone payments in Article 6 to in light of any additional royalties or costs that TDCC or DAS may have incurred in obtaining freedom to operate for the Discovery Technology Owned and Production Technology by Biosource.

      7.4.3 Except as otherwise noted, the parties shall bear their own costs and expenses arising in connection with any of the activities described in Subsections 7.4.1 and 7.4.2 hereof.

      7.5   Infringement of Third Party Rights by Biosource Product.

      7.5.1 Freedom to Operate. If Biosource should be of the reasonable opinion that it cannot develop, make, import, use, market and/or sell a Biosource Product, where Biosource is paying royalties to TDCC for such Products under this Agreement, without infringing a Third Party's patent, and where such infringement arises solely and directly from the use of Production Technology Owned by DAS or Product Technology Owned by TDCC and its Affiliates licensed hereunder, it shall notify TDCC and DAS, as appropriate. The parties then shall seek an opinion of patent counsel acceptable to the parties and shall share the costs thereof. If such patent counsel concurs with Biosource's opinion, Biosource shall endeavor to secure a license from the Third Party. TDCC and Biosource shall re-negotiate the royalty payments in Article 6 in light of any additional royalties or costs that Biosource may have incurred in obtaining freedom to operate for the Production Technology Owned by DAS or Product Technology Owned by TDCC.

      7.5.2 Third Party Suit. If Biosource is sued for patent infringement of any Third Party patents and such infringement arises out of the development, manufacture, use, offer for sale, sale or importation of Biosource Products, where Biosource is paying royalties to TDCC for such Products under this Agreement and where such infringement arises solely and directly from the use of Production Technology Owned by DAS or Product Technology Owned by TDCC licensed to Biosource hereunder, the parties shall promptly meet to discuss the course of action to be taken to resolve or defend any such infringement litigation. In such event, Biosource shall determine the course of action with regard to such infringement litigation in its sole discretion, and TDCC and/or DAS, as appropriate, shall provide Biosource with such assistance as is reasonably necessary and shall cooperate in the defense of any such action. In the event that there is a settlement to the litigation or Biosource takes a license to the Third Party technology, TDCC and Biosource shall re-negotiate the royalty payments in Article 6 to in light of any additional royalties or costs that Biosource may have incurred in obtaining freedom to operate for the Production Technology Owned by DAS or Product Technology Owned by TDCC.

      7.5.3 Except as otherwise noted, the parties shall bear all the costs and expenses arising in connection with any of the activities described in Sections
7.5.1 and 7.5.2 hereof.

                              8. RESEARCH MATERIALS

      8.1 Ownership of Research Materials. During the term of the Research Collaboration, one party (the "Provider") may transfer to the other party (the "Recipient") certain of its Research Materials. Each party, when a Recipient, acknowledges and agrees that such Research Materials are and shall be Owned by the Provider. The Recipient will execute and deliver any documents of assignment or conveyance to effectuate the ownership rights of the Provider in such Research Materials. Specifically, TDCC and DAS acknowledge and agree that all Research Materials Owned by Biosource and provided to TDCC or DAS during the term of the Research Collaboration, including without limitation all Biosource libraries of biological materials or chemical compounds are proprietary to and Owned by Biosource and are or may be covered by claims of Biosource Patent Rights. TDCC or DAS may provide Research Materials to the Research Collaboration. Biosource acknowledges and agrees that all Research Materials Owned by TDCC or DAS provided to Biosource during the term of the Research Collaboration, including without limitation all TDCC or DAS libraries of biological materials or chemical compounds are proprietary to and Owned by the Provider (either TDCC or DAS) and are or may be covered by claims of TDCC Patent Rights or DAS Patent Rights.

      8.2 Use and Transfer of Research Materials. Except as otherwise agreed by the Research Committee, each party, when a Recipient, agrees to use Research Materials provided by the Provider solely for use in the course of the Research Collaboration and shall not distribute such Research Materials to any Third Party other than its employees and consultants or contractors who are working on the Research Collaboration. Recipient agrees (i) not to transfer such Research Materials to any Third Party without the prior written consent of the Provider unless such transfer is made pursuant to the Form of Material Transfer Agreement attached hereto as Exhibit D, (ii) to permit access to the Research Materials only to its employees and consultants requiring such access, (iii) to inform such employees and consultants of the proprietary nature of the Research Materials, and (iv) to take reasonable precautions, at least as stringent as those observed by Recipient to protect its own similar proprietary materials, to ensure that such employees and consultants observe the obligations of Recipient under this Section.

      8.3 Disposition of Unused Research Materials. At the request of Provider, each party, when a Recipient, will return or destroy any unused Research Materials furnished by Provider.

      8.4 Compliance with Law. Each party, when a Recipient, agrees to comply with all federal, state, and local laws and regulations applicable to the use, storage, disposal, and transfer of Research Materials furnished by Provider, including without limitation the Toxic Substances Control Act (15 USC 2601 et seq.) and implementing regulations (in particular, 40 C.F.R. 720.36), the Food, Drug, and Cosmetic Act (21 USC 301 et seq.) and implementing regulations, and all Export Administration Regulations of the Department of Commerce. Recipient assumes sole responsibility for any violation of such laws or regulations by Recipient or any of its Affiliates or Sublicensees.

      8.5 Limitation of Liability. Any Research Materials delivered pursuant to this Agreement are understood to be experimental in nature and may have hazardous properties. Each party, when a Recipient will assume that the Research Materials are dangerous and will use appropriate precautions. PROVIDER MAKES NO REPRESENTATIONS, AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE RESEARCH MATERIALS FURNISHED TO RECIPIENT. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE RESEARCH MATERIALS WILL NOT INFRINGE ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY.

                               9. CONFIDENTIALITY

      9.1 Nondisclosure Obligations. During the term of this Agreement and for a period of ten (10) years thereafter, the parties shall maintain in confidence and use only for purposes specifically authorized under this Agreement the Confidential Information received from another party. A party disclosing Confidential Information shall take reasonable steps to identify the information as confidential at the time of the initial disclosure of same. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement: (i) a party may disclose Confidential Information to its Affiliates, sublicensees, prospective sublicensees, consultants, and contractors, on a need-to-know basis and on condition that such entities or persons agree to restrictions on use and to keep confidential this Confidential Information consistent with the obligations of the party receiving it under this Agreement, provided, that, when the disclosure of Confidential Information to a Third Party pursuant to this Section 9.1 will be limited in scope, the duration of the obligation of confidentiality may be less restrictive than the parties to this Agreement have accepted, but in no event shall such obligation be less stringent than those the party to this Agreement receiving the Confidential Information and disclosing same to the Third Party requires to protect its own Confidential Information in like circumstances; and (ii) Confidential Information may be disclosed by a party or its sublicensees to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to exercise rights granted under this Agreement.

      9.2 Limitation. The obligations under Section 9.1 shall not apply to any information that: (i) is or becomes part of the public domain other than by unauthorized acts of the party obligated not to disclose such Confidential Information or its Affiliates or sublicensees; (ii) can be shown by written documents to have been disclosed to the receiving party or its Affiliates or sublicensees by a Third Party, provided such information was not obtained by such Third Party directly or indirectly from another party to this Agreement pursuant to a confidentiality agreement; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving party or its Affiliates or sublicensees, provided such information was not obtained directly or indirectly from another party to this Agreement pursuant to a confidentiality agreement; (iv) can be shown by written documents to have been independently developed by the receiving party or its Affiliates without breach of any of the provisions of this Agreement; or (v) is disclosed by the receiving party pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by law, provided, however, that the receiving party notifies the party, which originally provided such information or documents, reasonably promptly upon receipt thereof, giving such other party sufficient advance notice to permit it to seek a protective order or other similar order with respect to such Confidential Information, and provided, further, that the only that portion of the Confidential Information is furnished which the party is advised by counsel is legally required, whether or not a protective order or other similar order is obtained.

      9.3 Samples. Samples of plants, seeds, nucleotide sequences, other biological targets or materials, or compounds identified, sequenced, synthesized, purified or developed in the course of the Research Collaboration shall not be supplied or sent by either party to any Third Party unless protected by an appropriate materials transfer agreement similar to the one in Exhibit D. Only upon the prior written consent of the owner of such samples and with the specific terms and conditions of such transfer, may samples of the other party's commercial Products be provided to any Third Party. For avoidance of doubt, it is understood that Products sold commercially, as permitted under the rights granted to a party under this Agreement are not samples and are not subject to the restrictions in this Section 9.3.

      9.4   Protection of Proprietary Technology.

      9.4.1 Discovery Technology. TDCC agrees to undertake reasonable precautionary measures to ensure that the Discovery Technology Owned by Biosource is not used in research and development activities outside the TDCC Field nor for any purpose other than discovery and development of Products and other uses permitted by this Agreement. Only employees, collaborators, contractors, sublicensees and agents of TDCC and its Affiliates, DAS and DAS Affiliates, subject to written confidentiality obligations, shall be afforded access to Discovery Technology and Research Materials Owned by Biosource. TDCC shall consult with Biosource upon request to discuss the adequacy of precautions taken to protect Discovery Technology and Research Materials Owned by Biosource and shall implement additional precautions as appropriate. In the event Biosource notifies TDCC of one or more Third Parties to whom Discovery Technology Owned by Biosource should not be disclosed in order to protect proprietary interests of Biosource, TDCC shall not disclose nor permit disclosure of Discovery Technology Owned by Biosource to such Third Parties without the prior written consent of Biosource. Biosource shall not unreasonably withhold consent to such a disclosure.

      9.4.2 Proprietary Technology of TDCC or DAS. Biosource agrees to undertake reasonable precautionary measures to ensure that the Technology Owned by TDCC or DAS is not used in research and development activities outside the Biosource Field nor for any purpose other than the Research Collaboration and other uses permitted by this Agreement. Only employees, collaborators, sublicensees and agents of Biosource and its Affiliates, subject to written confidentiality obligations, shall be afforded access to Technology and Research Materials Owned by TDCC. TDCC or DAS may from time to time notify Biosource of Technology Owned by TDCC or DAS which is deemed to require additional precautions to prevent divulgation of same. Technology Owned by TDCC or DAS related to Photorhabdus, Xenorhabdus, Bacillus thuringiensis, and Saccharopolyspora spinosa and Demeter Technology is deemed to be particularly sensitive. In addition, Biosource shall consult with TDCC or DAS upon request to discuss the adequacy of other precautions taken to protect particularly sensitive Technology Owned by TDCC or DAS and shall implement additional precautions as appropriate. In the event TDCC or DAS notifies Biosource of one or more Third Parties to whom Technology Owned by TDCC or DAS should not be disclosed in order to protect proprietary interests of TDCC or DAS, Biosource shall not disclose nor permit disclosure of Technology Owned by TDCC or DAS to such Third Parties without the prior written consent of TDCC or DAS, as applicable. TDCC and DAS shall not unreasonably withhold consent to such a disclosure.

      9.5 Firewall. During the term of the Research Collaboration, TDCC and DAS shall establish procedures to keep in separate files and appropriately label documents containing Confidential Information pertaining to Discovery Technology Owned by Biosource and Confidential Information pertaining to Transient Transformation Technology Owned by a Third Party. TDCC and DAS shall take reasonable precautions to avoid disclosure to Biosource's employees and agents Confidential Information pertaining to Transient Transformation Technology Owned by a Third Party, unless Biosource is given prior notice of the nature of such Confidential Information and has agreed to receive same subject to restrictions imposed by the Third Party.

      9.6 Injunctive Relief. The parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 9 by either party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each party shall be entitled to the granting of injunctive relief by a court of competent jurisdiction against



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

any action that constitutes any such breach of this Article 9.

                  10. REPRESENTATIONS, WARRANTIES AND COVENANTS

      10.1 Representations and Warranties of Biosource. Biosource represents and warrants to TDCC that:

      10.1.1 Biosource is a corporation duly organized, validly existing and in corporate good standing under the laws of California.

      10.1.2 Biosource has the legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to TDCC in this Agreement, including ownership of Biosource Patent Rights.

      10.1.3 Biosource has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

      10.1.4 This Agreement shall constitute a valid and binding obligation of Biosource enforceable in accordance with its terms.

      10.1.5 The performance of obligations under this Agreement by Biosource will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party as of the Effective Date.

      10.1.6 Biosource is not aware of any claims or assertion that the performance of Biosource's obligations under this Agreement, including without limitation the delivery and use of Technology, Discovery Technology, Transient Transformation Technology, Viral Vector Technology, Production Technology or Product Technology Owned by Biosource, will infringe any Valid Claims of any issued patent or claims in any published, pending patent application of a Third Party.

      10.1.7 All issued patents and all patent applications covering Technology, Discovery Technology, Transient Transformation Technology, Viral Vector Technology, Production Technology, and Product Technology licensed by Biosource to TDCC hereunder (i) are validly Owned by Biosource, and (ii) were obtained (including filed and prosecuted) without fraud and, (iii) to the best knowledge and reasonable belief of Biosource, after such inquiry as would be conducted by a reasonable business person under like circumstances, are believed to be valid.

      10.1.8 Biosource has delivered to TDCC its financial statements for the period ended December 31, 1997, and for the calendar quarter ended June 30, 1998. These financial statements of Biosource have been prepared in accordance with generally accepted accounting principles, practices and procedures consistently applied through the periods reported upon.

      10.1.9 No representation or warranty by Biosource in this Agreement or any documents provided hereunder (including, without limitation, any Exhibits and Schedules to this Agreement) contains any untrue statement or omits to state any material fact necessary to make the statements contained herein and therein (taken together), in the light of the circumstances under which they are made, not misleading.

      10.1.10 Biosource has in all material respects performed all obligations required to be performed by it under, and is not in default in any material respect under, or in violation in any material respect of, its Articles of Incorporation or Bylaws or any agreement, lease, mortgage, note, bond, indenture, license, or other documents or undertaking, oral or written, to which it is a party or by which it is bound, or by which it or any of its properties or assets may be materially affected. Biosource is not in violation or default in any material respect of any judicial, administrative, or governmental order, writ, rule, regulation, statute injunction, or decree.

      10.1.11 Biosource does not have any Affiliate, subsidiary or any interest in any undisclosed business enterprise relevant to the subject matter of the Research Collaboration or this Agreement.

      10.1.12 The representations and warranties set forth in Sections 10.1.1 to 10.1.11, shall survive the closing of the transactions contemplated in this Agreement.

      10.1.13 In the event any representation or warranty set forth in Sections
10.1.1 to 10.1.11 is determined during the term of this Agreement to be false in any respect which is material to this Agreement, this shall be considered grounds for rescission under Section 12.5.4, if the representation or warranty was false as of the Effective Date.

      10.2 Representations and Warranties of TDCC. TDCC represents and warrants to Biosource that:

      10.2.1 TDCC is a corporation duly organized, validly existing and in corporate good standing under the laws of Delaware.

      10.2.2 TDCC has the legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to Biosource in this Agreement.

      10.2.3 TDCC has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

      10.2.4 This Agreement shall constitute a valid and binding obligation of TDCC enforceable in accordance with its terms.

      10.2.5 The performance of its obligations under this Agreement will not conflict with TDCC's charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party.

      10.2.6 The representations and warranties set forth in Section 10.2.4 shall survive the closing of the transactions contemplated in this Agreement.

      10.2.7  In the event any representation or warranty set forth in Section
10.2.4 is determined to be false as of the Effective Date in any respect material to this Agreement, this shall be considered a material breach of this Agreement.

      10.3 Representations and Warranties of DAS. DAS represents and warrants to Biosource that:

      10.3.1 DAS is a limited liability company duly organized and validly existing under the laws of Delaware.

      10.3.2 DAS has the legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to Biosource in this Agreement.

      10.3.3 DAS has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

      10.3.4 This Agreement shall constitute a valid and binding obligation of DAS enforceable in accordance with its terms.

      10.3.5 The performance of its obligations under this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party.

      10.3.6 DAS is not aware of any claims that the performance of DAS's obligations under this Agreement, including without limitation the delivery and use of the Production Technology Owned by DAS, will infringe any Valid Claims of any issued patent of a Third Party.

      10.3.7 All issued patents and all patent applications covering Technology licensed by DAS to Biosource as contemplated hereunder (i) are validly Owned by DAS, and (ii) were obtained (including filed and prosecuted) without fraud and,
(iii) to the actual knowledge of DAS after such inquiry as would be conducted by a reasonable business person under like circumstances, are valid.

      10.3.8 The representations and warranties set forth in Section 10.3.4 shall survive the closing of the transactions contemplated in this Agreement.

      10.3.9  In the event any representation or warranty set forth in Section
10.3.4 is determined to be false as of the Effective Date in any respect material to this Agreement, this shall be considered a material breach of this Agreement.

      10.4 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NO PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY OF ITS RESPECTIVE TECHNOLOGY, PATENT RIGHTS, GOODS, SERVICES OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

      10.5 Limited Liability. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE TO THE CONTRARY, NEITHER BIOSOURCE NOR TDCC NOR DAS WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS.

      10.6    Covenants.

      10.6.1 No party to this Agreement shall after the Effective Date enter into any agreements, contracts or other arrangements that would cause such party or any of its Affiliates to be in material breach of this Agreement. In the event that a party enters into such an agreement, contract or other arrangement which conflicts with obligations of said party under this Agreement or rights of another party to this Agreement and has or is likely to have a material adverse impact upon rights of another party pursuant this Agreement, such agreement, contract or other arrangement shall itself be considered a material breach of this Agreement.

      10.6.2 Biosource shall use reasonable best efforts to assure that Biosource Patent Rights licensed to TDCC pursuant to this Agreement are at all times during the term of this Agreement: (i) validly Owned by Biosource; (ii) are filed and prosecuted without fraud; and (iii) are in the reasonable opinion of Biosource believed valid and enforceable.

                                  11. INDEMNITY

      11.1 TDCC Indemnity Obligations. TDCC agrees to defend, indemnify and hold Biosource, its Affiliates and their respective directors, officers, employees and agents harmless from all claims, losses, damages or expenses arising as a result of: (a)

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actual or asserted violations of any applicable law or regulation by TDCC, its
Affiliates or sublicensees by virtue of which the TDCC Products manufactured, distributed or sold hereunder shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (b) claims for bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of the TDCC Products by TDCC, its Affiliates or sublicensees or use of the TDCC Products by Third Parties; (c) claims arising from allegations that the development, manufacture, sale, offer for sale, distribution or importation of a TDCC Product infringes or abridges any Third Party rights in copyrights, patents, trade secrets, or any other proprietary or contractual right, except as provided in Section 7.4 and/or where such infringement claim arises from the use of Research Materials provided by Biosource, the use of Discovery Technology Owned by Biosource, Transient Transformation Technology Owned by Biosource, Production Technology Owned by Biosource, Product Technology Owned by Biosource and all Patent Rights related thereto Owned by Biosource; or (d) a product recall ordered by a governmental agency or required by a confirmed TDCC Product failure as reasonably determined by the parties hereto.

      11.2 Limitation on TDCC Indemnity Obligations. Biosource, its Affiliates and their respective directors, officers, employees and agents shall not be entitled to the indemnities set forth in Section 11.1 where the claim, loss, damage or expense for which indemnification is sought to the extent it was caused by a grossly negligent act or intentional act of misconduct or omission by Biosource, its directors, officers, employees or authorized agents.

      11.3 Biosource Indemnity Obligations. Biosource agrees to defend, indemnify and hold TDCC, its Affiliates, DAS and DAS Affiliates and their respective directors, officers, employees and agents harmless from all claims, losses, damages or expenses arising as a result of: (a) actual or asserted violations of any applicable law or regulation by Biosource, its Affiliates or sublicensees by virtue of which the Biosource Products manufactured, distributed or sold hereunder shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation;
(b) claims for bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of the Biosource Products by Biosource, its Affiliates or sublicensees or use of Biosource Products by Third Parties;
(c) claims arising from allegations that the development, manufacture, sale, offer for sale, distribution or importation of a Biosource Product infringes or abridges any Third Party rights in copyrights, patents, trade secrets, or any other proprietary or contractual right, except as provided in Section 7.5 and/or such infringement claim arises from the use of Research Materials provided by TDCC or DAS, the use of Discovery Technology Owned by DAS, Production Technology Owned by TDCC or DAS, Product Technology Owned by TDCC and Patent Rights related thereto; or (d) a product recall ordered by a governmental agency or required by a confirmed Biosource Product failure as reasonably determined by the parties hereto.

      11.4 Limitation on Biosource Indemnity Obligations. TDCC, its Affiliates, DAS and DAS Affiliates and their respective directors, officers, employees and agents shall not be entitled to the indemnities set forth in Section 11.3 where the claim, loss, damage or expense for which indemnification is sought to the extent it was caused by a grossly negligent act or intentional act of misconduct or omission by TDCC, its Affiliates, DAS, DAS Affiliates or their respective directors, officers, employees or authorized agents.

      11.5 Procedure. If a party or any of its Affiliates or their respective directors, officers, employees or agents (the "Indemnitee") intends to claim indemnification under this Article 11, the Indemnitee shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel at its own expense, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 11 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 11, but this failure to notify the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 11. The Indemnitee under this Article 11, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. The Indemnitor will not be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

      11.6 Insurance. Each party shall maintain appropriate product liability insurance with respect to development, manufacture and sales of the Products by such party in such amount as such party customarily maintains with respect to sales of its other products (lower case). Each party shall maintain such insurance for so long as it continues to manufacture or sell the Products, and thereafter for so long as such party maintains insurance for itself covering such manufacture or sales. All rights of the insurer of subrogation under such product liability insurance policy with respect to any Indemnitee under this
Article 11 and its directors, officers, employees and agents shall be waived.

                            12. TERM AND TERMINATION

      12.1  Term of Research Collaboration.



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

      12.1.1 Initial Term and Extension. Unless this Agreement is extended in accordance with the provisions of this Article 12, the initial term of the Research Collaboration shall expire thirty-six (36) months from the Effective Date; provided, however, that TDCC may elect, in its sole discretion, to terminate the Research Collaboration by giving ninety (90) days advance written notice of such termination. The term of the Research Collaboration may be extended for from one (1) to up to twelve (12) successive twelve (12) month periods, if TDCC, in its discretion, elects to extend the term of the Research Collaboration. If TDCC wishes to extend the Research Collaboration, TDCC shall deliver written notice to Biosource at least six (6) months prior to the expiration of the initial term of the Research Collaboration or any extension thereof definitively stating that TDCC intends to extend the Research Collaboration at the end of the current term.

      12.1.2 Termination by Biosource. In the event during the second or later Contract Years of the Research Collaboration, Biosource has achieved all milestones under Section 6.2(a) & (b) applicable to the first Contract Year, but the total amount paid to Biosource for funded research pursuant to Section 6.3.1 and milestones paid to Biosource pursuant to Section 6.2 shall fall below both:
(i) a rate of $2,000,000 (two million U.S. dollars) in the previous calendar quarter; and (ii) less than an average of $2,500,000 per quarter for the calendar year to date, then Biosource may request a special meeting of the Research Committee and/or the Steering Committee to discuss steps to be taken to increase sponsored research funding in the TDCC Field. In the discretion of Biosource, such discussion may include the possibility of permitting Biosource the right to collaborate with a Third Party in a part of the TDCC Field, subject to mutually agreed terms. If the parties are not able to reach agreement on new terms to continue the Research Collaboration satisfactory to all parties after a 90 day period of good faith negotiation, and for a second consecutive quarter the total amount paid to Biosource for funded research pursuant to Section 6.3.1 and milestones paid to Biosource pursuant to Section 6.2 falls below the criteria in both (i) and (ii) above, then Biosource may elect to terminate the term of the Research Collaboration upon notice to TDCC during any period that the criteria in both (i) and (ii) are not met in the preceding quarter and the failure to meet these criteria is not due to a force majeure or circumstances within the control of Biosource which substantially reduce value realized by TDCC from any increases in funding of sponsored research.

      12.1.3 Winding Down. Biosource may, in its discretion, engage in an orderly wind-down of the Research Services, including the reassignment of the scientists devoted thereto, during the last six (6) months of the Research Collaboration. Biosource shall absorb all of its own costs of winding down the Research Collaboration.

      12.2 Term of Agreement. Unless this Agreement is sooner terminated in accordance with the provisions of this Article 12, this Agreement shall expire:
(i) twenty (20) years after the Effective Date, in the event there have been no royalties paid



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under Sections 6.4 or 6.5; or (ii) the expiration of obligations of both TDCC and Biosource to pay royalties under Article 6.

      12.3 Delivery of Technology after Expiration or Termination. After the expiration or termination of the Research Collaboration, Biosource shall deliver by written disclosure all Discovery Technology, Transient Transformation Technology, Viral Vector Technology, Production Technology, and Product Technology Owned by Biosource (including improvements thereto made during the Research Collaboration) to TDCC, so that TDCC, DAS and sublicensees of TDCC can fully exploit the rights granted pursuant to Article 3. Up to one (1) year after the termination or expiration of the Research Collaboration, at the request of TDCC, Biosource shall make available to TDCC and its sublicensees, including DAS, Biosource employees for technical consultation to assist TDCC and its sublicensees in scaling-up the Discovery Technology, Transient Transformation Technology, Viral Vector Technology, Production Technology and Product Technology Owned by Biosource licensed to TDCC hereunder. TDCC or its sublicensees, as appropriate, shall pay to Biosource reasonable compensation for such consultations.

      12.4    Events of Default. An Event of Default shall have occurred upon:
(i) the occurrence of a material breach of this Agreement if the breaching party fails to remedy such breach within sixty (60) days after written notice thereof by the non-breaching party specifying the claimed particulars of the breach; or
(ii) the bankruptcy, insolvency, dissolution or winding up of a party.

      12.5    Effect of an Event of Default.

      12.5.1 General Remedies. Upon the occurrence of an Event of Default, the injured party may at its option either: (i) terminate the Research Collaboration but continue other terms of this Agreement, (ii) give notice of termination of this Agreement and seek monetary damages, or (iii) demand specific performance of this Agreement. Effects of termination of this Agreement for a material breach are further described in Sections 12.5.2 and 12.5.3. The Research Collaboration may also be terminated as provided in Sections 6.2(b) or 12.1.2 , which shall be the sole remedy for the matters set forth therein, but such termination will not waive remedies for an additional Event of Default. Regardless of whether or not a default is a material breach, the injured party shall have the right to seek damages or other relief. Any dispute as to whether or not an Event of Default has occurred or whether or not a breach is material shall be subject to dispute resolution under Section 14.6 and termination shall not be final until confirmed by judgment of the arbitrators.

      12.5.2 Remedies Available to Biosource. Upon occurrence of an Event of Default where Biosource is the injured party, TDCC will promptly pay all amounts then properly due under Article 6 to Biosource. Provided TDCC pays to Biosource all amounts due under Article 6, the licenses granted to TDCC under Sections 3.1, 3.2,



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3.3 and 3.6 shall be irrevocable and Biosource's remedies for breach shall be limited to monetary damages and/or specific performance. Upon termination of the Agreement, the Research Collaboration shall end, but Biosource may in its discretion, engage in an orderly wind-down of Research Services. In addition, Biosource may immediately under Sections 3.8.1, 3.8.2, 3.13.2 and 3.13.3, terminate TDCC's rights. If payment of all amounts due under Article 6 is not made by TDCC, subject to resolution of any dispute as to this payment in accordance with Section 14.6, TDCC and its sublicensees shall cease to use Technology owned by Biosource for which payment has not been made and deliver to Biosource all documents and Research Materials received containing the Technology Owned by Biosource related to the delinquent payments.

      12.5.3 Remedies Available to TDCC. Upon occurrence of an Event of Default where TDCC is the injured party, Biosource will promptly pay all amounts then properly due TDCC under Article 6 including any amount overpaid for sponsored research under Section 6.3.1. If a material breach occurs which is due to the failure of Biosource to achieve one or more milestones as described in Section 6.2(b), TDCC shall have the right to immediately suspend payments to Biosource otherwise due under Sections 6.2 and 6.3.1 upon giving notice of such breach . If Biosource remedies the breach within the period in Section 12.2, TDCC shall remit to Biosource the suspended payments which shall be deemed timely if paid within thirty (30) days of such cure. If Biosource fails to timely cure the breach and an Event of Default arises with respect to Section 6.2(b), TDCC's obligations to pay Biosource the suspended amounts shall terminate and will be deemed part of the damages TDCC is entitled to receive. If TDCC elects to terminate the Research Collaboration or the Research Collaboration ends as a result of termination of this Agreement, TDCC may at its sole discretion require Biosource either to terminate Research Services immediately or engage in an orderly wind-down of Research Services. In addition, TDCC may immediately terminate all Biosource's rights under Section 3.13.1 and has no obligation thereafter to disclose Technology Owned by TDCC or DAS nor to give Biosource access to any Research Materials Owned by TDCC or DAS. If payment of all amounts due under Article 6 are not made by Biosource, subject to resolution of any dispute as to payment in accordance with Section 14.6, Biosource and its sublicensees shall immediately cease to use all Technology Owned by TDCC and DAS for which payment has not been made, and deliver to TDCC all documents and Research Materials received containing Technology owned by TDCC or DAS. Termination of this Agreement or the Research Collaboration by TDCC hereunder, shall not be construed to release Biosource from any liability for damages suffered by TDCC or DAS due to the failure of Biosource to provide all Research Services as contemplated in the Overall Research Plan.

      12.5.4 Rescission of the Agreement. In the event that it is determined by the procedure set forth in Section 14.6 that a representation or warranty of Biosource under Sections 10.1.1 to 10.1.11 contains as of the Effective Date an untrue statement or omits to state any material fact which if known would have more likely than not have caused a reasonable party in the position of TDCC to not enter into this Agreement on the terms herein, TDCC may at its option rescind the Agreement. Upon such rescission, Biosource shall cease to use all Technology Owned by TDCC and DAS and deliver to TDCC all documents and Research Materials received containing Technology owned by TDCC or DAS and promptly refund to TDCC the Technology Access Fee paid under Section 6.1 and all milestone payments paid under Section
6.2 to Biosource. Upon refund to TDCC of the aforementioned payments made under Sections 6.1 and 6.2, TDCC and its sublicensees shall cease to use Discovery Technology Owned by Biosource and deliver to Biosource all documents and Research Materials received containing the Discovery Technology Owned by Biosource. TDCC may, in its discretion and at TDCC's expense, require Biosource to engage in an orderly winding down of Research Services upon notice of Rescission, so as to finish works in progress and complete transfer of Product Technology and Production Technology developed during the Research Collaboration. After rescission, TDCC shall have the perpetual, non-exclusive, royalty-free, worldwide right to use and to sublicense its Affiliates, DAS and DAS Affiliates to use Production Technology Owned by Biosource, which was used, discovered or developed in the course of the Research Collaboration, for the purpose of developing, having developed, using, having used, making, having made, distributing for sale, selling, offering to sell, practicing, importing and exporting TDCC Products. After rescission, TDCC shall also have the perpetual, non-exclusive, worldwide right to use and to sublicense any entity to use Product Technology Owned by Biosource, which was used, discovered or developed in the course of the Research Collaboration, for the purpose of developing, having developed, using, having used, making, having made, distributing for sale, selling, offering to sell, practicing, importing and exporting TDCC Products; provided, however, that any TDCC Product discovered or manufactured pursuant to such right shall be subject to a reasonable royalty to be negotiated, which shall be appropriately discounted relative to the royalty payable under Section 6.4 for an exclusive license.

      12.6 Effect of Expiration or Termination of Agreement. The expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination.

      12.7 Survival of Provisions Upon Expiration. The provisions of Articles 7, 8, 9, 11, 13; and Sections 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11, 12.3.1,
12.3.2, 12.3.3 14.4, 14.5, 14.6, 14.8 and 14.11; and the provisions of Sections
3.1, 3.2, 3.3 and 3.4, 3.5 and 3.6 relating to rights that survive the termination of the Research Collaboration; hereof shall survive the expiration or termination of this Agreement.

                          13. PROVISIONS FOR INSOLVENCY

      13.1 General. All rights and licenses granted under or pursuant to this Agreement by Biosource to TDCC and DAS are, for all purposes of Section 365(n) of Title 11 of the U.S. Code ("Title 11"), licenses of rights to intellectual property as defined in Title 11. Biosource agrees during the term of this Agreement to maintain

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and preserve any current copies of all such intellectual property which are in existence and in its possession as of the commencement of a case under Title 11 by or against Biosource. If a case is commenced by or against Biosource under Title 11, then Biosource (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall, as TDCC or DAS may elect in a written request, immediately upon such request (A) (i) perform all of the obligations provided in this Agreement to be performed by Biosource, or (ii) provide to TDCC or DAS copies of all such intellectual property (including all embodiments thereof) held by Biosource and such successors and assigns as of the commencement of a case under Title 11 by or against Biosource and from time to time thereafter, and (B) not interfere with the rights of TDCC or DAS as provided in this Agreement, or any agreement supplementary hereto, to such intellectual property (including all such embodiments thereof), including any right of TDCC or DAS to obtain such intellectual property (or such embodiment) from any other entity.

      13.2 Rejection of Agreement in Title 11. If a Title 11 case is commenced by or against Biosource and this Agreement is rejected as provided in Title 11 and TDCC elects to retain its rights hereunder as provided in Title 11, then Biosource (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall provide to TDCC and DAS copies of all such intellectual property (including all embodiments thereof) held by Biosource and such successors and assigns immediately upon TDCC's or DAS's written request therefor. Whenever Biosource or any of its successors or assigns provides to TDCC or DAS any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Article 13, TDCC or DAS, as the case may be, shall have the right to perform or require performance of the obligations of Biosource hereunder with respect to such intellectual property, but neither such provision nor such performance by TDCC or DAS shall release Biosource from any such obligation or liability for failing to perform it; provided, however, that in such event TDCC (or DAS) shall not be entitled to compel specific performance by Biosource under this Agreement except to the extent of enforcing the exclusivity of the license granted hereunder.

      13.3 Additional Rights. All rights, powers, remedies, obligations and conditions of TDCC and DAS provided herein are in addition to and not in substitution for any and all other rights, powers, remedies, obligations and conditions of Biosource, TDCC, or DAS now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against Biosource. TDCC and DAS, in addition to the rights, power and remedies expressly provided herein, shall be subject to all obligations and conditions, and shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, Title 11) in such event. The parties agree that they intend the foregoing rights and obligations of TDCC and DAS to apply to the maximum extent permitted by law, including without limitation for purposes of Title 11, (i) the right of access to any intellectual property

(including all embodiments thereof) of Biosource, or any Third Party with whom Biosource contracts to perform an obligation of Biosource under this Agreement, and in the case of the Third Party, which is necessary for the development, registration and manufacture of a Product, and (ii) the right to contract directly with any Third Party described in clause (i) in this sentence to complete the contracted work.

                                14. MISCELLANEOUS

      14.1 Force Majeure. No party shall be held liable or responsible to the other parties nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or another party; provided, however, that the party so affected shall use commercially reasonable efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Each party shall provide the other parties with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

      14.2 Assignment. This Agreement may not be assigned or otherwise transferred by a party without the consent of the other parties; except, subject to the limitations in Section 3.16, Biosource, TDCC or DAS may, without such consent, assign its rights and obligations under this Agreement (i) to any Affiliate, or another entity in which more than fifty percent (50%) of the equity interest of which is owned or directly or indirectly controlled by such party or its direct or indirect parent corporation, that is the entity that owns all the equity interest of such party to this Agreement, or (ii) in connection with a merger, consolidation or sale of substantially all of such party's assets to a Third Party; provided, however, that in the event of assignment or transfer under either (i) or (ii) above, such party's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets relevant to the rights and obligations under this Agreement. In addition, TDCC, at its discretion, may assign to DAS, DAS Affiliates, their respective successors, or another entity in which TDCC owns or controls either directly or indirectly more than a fifty percent (50%) equity interest, in whole or part, the rights granted to TDCC with regard to any or all TDCC Products, and the use of Alliance Genes in the TDCC Field, and related obligations hereunder without consent of Biosource, while TDCC retains rights to other TDCC Products; provided, however, that TDCC shall guarantee the performance by any such assignee of any royalty obligation hereunder unless and until such entity enters into a direct contract with

Biosource confirming such obligation. Any purported assignment other than as permitted in this Section 14.2 shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

      14.3 Severability. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions, in which case, any party may immediately terminate this Agreement upon delivery of written notice thereof to the other parties. In the event of such termination, the parties shall negotiate in good faith to preserve the interests of all parties and the investment made by the parties in the Research Collaboration prior to termination.

      14.4 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the address or and shall be effective upon receipt by the addressee.

      If to Biosource:            Biosource Technologies, Inc.
                                  3333 Vaca Valley Parkway
                                  Vacaville, CA  95688
                                  Tel:    707-446-5501
                                  Fax:    707-446-3917
                                  Attn:   President

      If to TDCC:                 The Dow Chemical Company
                                  2030 Willard H. Dow Center
                                  Midland, MI  48674
                                  Tel:    517-636-4604
                                  Fax:    517-636-4680
                                  Attn:   Director, Biotechnology Platform
      with a copy to:             The Dow Chemical Company
                                  Patent Department
                                  1790 Building
                                  Midland, MI 48674
                                  Tel:    517-636-3052
                                  Fax:    517-636-7592
                                  Attn:   General Patent Counsel

      If to DAS:                  Dow AgroSciences LLC
                                  9330 Zionsville Road
                                  Indianapolis, IN 46268-1054
                                  Tel:    317-337-4282
                                  Fax:    317-337-4266
                                  Attn:   General Counsel


      14.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the choice of laws provisions thereof.

      14.6    Dispute Resolution.

      14.6.1 Negotiate. The parties agree to negotiate in good faith to resolve any dispute that arises under this Agreement. If the parties fail to resolve the dispute by negotiation, either party may initiate binding arbitration by written notice to the other party or parties.

      14.6.2 Arbitration. Such arbitration shall be conducted by JAMS/Endispute before a single arbitrator selected by agreement of Biosource and TDCC in accordance with the rules of JAMS/ Endispute Comprehensive Rules for Commercial, Real Estate and Construction Cases (WWW.JAMS-ENDISPUTE.COM). It the parties are unable to agree to a single arbitrator within sixty (60) days of demand for arbitration, the office of JAMS/Endispute where the arbitration is to be held shall appoint the arbitrator. If TDCC or DAS initiates the arbitration with Biosource, it shall be conducted in San Francisco, California, and if Biosource initiates the arbitration, it shall be conducted in Indianapolis, Indiana. The arbitrators shall not be empowered to award damages in excess of compensatory damages. Judgment upon any decision rendered by the arbitrators may be entered by any court having jurisdiction.

      14.6.3  Procedure for Disputes. The procedures set forth in Sections
14.6.1 and 14.6.2 are the sole and exclusive procedures for the resolution of disputes among the parties arising out of or related to this Agreement; provided, however, that any party may seek a preliminary injunction or other provisional judicial relief if, in its sole judgment, such action is necessary to avoid irreparable damage or to preserve the status quo.

      14.6.4 Stay of Court Actions. All pending court action shall be stayed and all applicable statutes of limitation and defenses based on the passage of time shall be tolled while alternative dispute resolution efforts are pursued. The parties shall take such action, in any, necessary to effectuate such stay or tolling. The parties shall continue to perform their obligations under this Agreement pending final resolution of a dispute.

      14.7 Entire Agreement. This Agreement, together with the exhibits hereto, contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

      14.8 Publicity. Biosource, DAS and TDCC each agree not to disclose the existence of, or any terms or conditions of, this Agreement, or any results arising from the Research Collaboration, to any Third Party without consulting the other party prior to such disclosure. Notwithstanding the foregoing, Biosource and TDCC shall agree upon the substance of information that can be used as a routine reference in the usual course of business to describe the terms of this transaction, and Biosource, DAS and TDCC may disclose such information, as modified by mutual agreement from time to time, without consulting the other party.

      14.9 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

      14.10 Independent Contractors. It is expressly agreed that Biosource and each of TDCC and DAS shall be independent contractors and that the relationship between Biosource and either TDCC or DAS shall not constitute a partnership, joint venture or agency. In particular, this Agreement is not intended to create a partnership for tax purposes. Neither Biosource nor TDCC/DAS shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party.

      14.11 Exports. The parties acknowledge that the export of technical data, materials or products is subject to the exporting party receiving any necessary export licenses and that the parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either party. Biosource and TDCC agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this

Agreement in violation of any applicable export control laws or governmental regulations. Biosource and TDCC/DAS agree to obtain similar covenants from their licensees, sublicensees and contractors with respect to the subject matter of this Section 14.11. The obligations of set forth in this Section 14.11 shall survive the expiration or termination of this Agreement.

      14.12 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

      14.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      14.14 Conditions Precedent to Effectiveness of This Agreement. This Agreement shall become effective as of the Effective Date upon the satisfaction of the following conditions precedent:

      14.14.1 Hart-Scott-Rodino Act. If required by law, the parties will, at their own expense, prepare and make appropriate filings under Title II of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (16 C.F.R. 801.1 et. seq.) (the "Act") as soon as reasonably practicable. The parties shall cooperate in the antitrust clearance process and agree to furnish promptly to the FTC and the Antitrust Division of the Department of Justice any additional information reasonably requested by them in connection with such filings. In the event filing is required under the Act, but the waiting period has not expired within six (6) months (such period to be extended for any period of delay by any party in providing information requested by the FTC or the Department of Justice) either TDCC or Biosource may terminate this Agreement.

      14.14.2 Warrant Agreement. Biosource and TDCC shall have executed a common stock warrant agreement.

      14.15 Addition of Affiliates. Upon notice to Biosource, TDCC shall have the right to add to the definition of an Affiliate under this Agreement any entity in which TDCC owns or directly or indirectly controls more than fifty percent (50%) of the outstanding stock or other ownership interest of the corporation or entity, or if it possesses, directly or indirectly, the power to manage, direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity. If any such Affiliate will be sublicensed to use Discovery Technology or Production Technology Owned by Biosource, TDCC shall notify Biosource and such Affiliate will be required to confirm to Biosource in writing that it will abide by the obligations under this Agreement (including Section 3.16 hereof).

      14.16 Financial Reports. During the duration of the Research Collaboration, Biosource will provide to TDCC promptly upon request financial statements for: (i) the quarter just ended; (ii) the period from the beginning of the fiscal year to the end of the most recent fiscal quarter completed; and
(iii) the most recent fiscal year completed. These financial statements will be prepared in accordance with generally accepted accounting principles, consistently applied except to the extent otherwise indicated. Audited statements shall be provided when these are available. In addition, Biosource shall promptly furnish to TDCC copies of reports in connection with an audit which report material inadequacies in accounting controls and notice of any occurrence which could have a material effect on the ability of Biosource to fulfill obligations under this Agreement.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute and deliver this Agreement as of the date first set forth above.

BIOSOURCE TECHNOLOGIES, INC.

By:
------------------------------------

Print name:
------------------------------------
Title:
------------------------------------

THE DOW CHEMICAL COMPANY                        DOW AGROSCIENCES LLC

By:                                       By:
   ---------------------------------         ----------------------------------

Print name:                               Print name:
          --------------------------                 --------------------------
Title:                                    Title:
      ------------------------------            -------------------------------

                                   SCHEDULE I
                      SUMMARY OF OVERALL RESEARCH PLAN AND
                  ANNUAL RESEARCH PLAN FOR FIRST CONTRACT YEAR

Overall Research Plan

      [*]


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

            [*]

Annual Research Plan for First Contract Year

     The Research Committee (described in Section 4.5 of the Agreement) will be organized with the primary responsibility to develop a comprehensive written Annual Research Plan.

                   Biosource Research Plan for Contract Year 1

     Biosource will demonstrate internal core expertise in key functional genomic disciplines necessary for state-of-the-art library construction, vector construction, primary screens and bioinformatics. [*]

     In year 1, Biosource will complete set-up of automated functional plant genomics system and demonstrate the ability to produce at least 400 unique genes per day that can be expressed in plants. [*]

     Biosource will complete first normalized plant library from a distinct Biosource generated [*]. These sequences will be delivered for functional screening. [*]

     Biosource in consultation with TDCC and DAS will select a compatible bioinformatics system and relational database architecture. The systems will be reviewed and approved by the Research Committee. [*]

     Biosource will develop a high-throughput automated technology for preparing plant tissues for [*]. Biosource will work closely with its Scientific Advisory Board members and outside technology partners to further develop functional genomics technology in support of the Biosource/TDCC/DAS research collaboration.

                   DAS/TDCC Research Plan for Contract Year 1

     In year 1, DAS and TDCC will develop high-throughput automated technologies for handling, labeling, infecting plant hosts to meet the needs of all analytical studies at a rate of 400 plants/assay/day. [*]

     DAS will establish a process for moving samples through the analysis. An organizational structure will be designed to support the analysis described above.

                                      [*]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

      [*]

Budget

      Biosource and TDCC through the Research Committee will develop a research budget for each Annual Research Plan. Such budget is subject to approval by the Steering Committee. The budget shall include cost estimates for each month in various catagories of expenses determined in accordance with generally accepted accounting principles, including: labor, overhead, depreciation of capital, etc.

      While the parties anticipate research expenditures of approximately twelve million U.S. dollars ($12,000,000) per Contract Year, a ramp-up during the first Contract Year is expected. The rate at which ramp-up occurs will depend upon progress made in hiring personnel and acquiring equipment. A sample budget for the first Contract Year is presented in Schedule V.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   SCHEDULE II
        DAS PRODUCTION TECHNOLOGY PROVIDED TO THE RESEARCH COLLABORATION

Proprietary DAS TechnologyPromoters

      per5/adh                    U.S. Serial No. 09/097319 filed 6/12/98

      maize metallothionein       DAS Disclosure No. 50529

      MIP synthase Promoters      DAS Disclosure No. 50597

3' Untranslated Sequences

      Vp1                         DAS Disclosure No. 50527

      maizeper 5                  U.S. Serial No. 09/097319 filed 6/12/98

      maize GF 14                 DAS Disclosure No. 50527

Introns

      per 5                       U.S. Serial No. 09/097319 filed 6/12/98

Transformation Expertise

      [*]

Regeneration Expertise

      [*]


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                  SCHEDULE III
             TDCC TECHNOLOGY PROVIDED TO THE RESEARCH COLLABORATION

TDCC is not providing Technology to the Research Collaboration or Biosource other than Product Technology and Production Technology discovered or developed in the course of the Research Collaboration.

                                   SCHEDULE IV

                            ILLUSTRATIVE EXAMPLES OF

       DISCOVERY TECHNOLOGY, PRODUCTION TECHNOLOGY AND PRODUCT TECHNOLOGY

CATEGORY
---------------------------------------------------------------------------------------------------------------------------------
DISCOVERY                                     PRODUCT                                   PRODUCTION
---------------------------------------------------------------------------------------------------------------------------------
Geneware viral vector suitable for            Genes causing plants to modify their      DAS maize Per 5 or 3'untranslated
expressing heterolgous gene(s) in             oils which were discovered using          sequence used as part of a gene
plants                                        Discovery Technology                      construct from Product Technology
                                                                                        category to express said gene in a plant
---------------------------------------------------------------------------------------------------------------------------------
Automated methods for rapidly inserting       Genes affecting plant architecture        DAS Vp1 used as part of a gene genes
Genes into viral vectors, and for             (height, shape, number of branches,       construct from Product Technology
infecting plants to identify said genes'      etc.) which were discovered using         category to express said gene in a plant
functions                                     Discovery Technology
---------------------------------------------------------------------------------------------------------------------------------
Improvements to viral vectors to enable       Herbicide resistance genes discovered     Methods for transforming foreign  genes
infection of reproductive tissues             using Discovery Technology                into corn tissues and regenerating
                                                                                        fertile plants
---------------------------------------------------------------------------------------------------------------------------------
Development of software to archive data       Genes which pro ect plants against
from high throughput gene                     insects  or disease and which were
testing/sequencing and to analyze said        discovered  using Discovery Technology
data in order to discover gene functions
---------------------------------------------------------------------------------------------------------------------------------
                                              Genes for enzymes which can be used in
                                              fermentation organisms to produce high
                                              value secondary metabolites, such as
                                              novel lubricants or polymers from
                                              microbes, discovered in plants using
                                              Discovery Technology
---------------------------------------------------------------------------------------------------------------------------------
A promoter used in a viral vector to          Genes which enhance yield of other        Same subgenomic promoter used in
express a gene in an infected plant, or       growth parameters or which confer         Discovery Technology could be  used to
to improve the infection process, e.g.,       resistance to stress                      express a gene in a transgenic plant,
a promoter used in a viral vector as a                                                  e.g.,  a promoter driving a gene for oil
subgenomic promoter for testing gene                                                    modification in corn
functions in plants
---------------------------------------------------------------------------------------------------------------------------------

                                   SCHEDULE V
                    COSTS WITHIN SCOPE OF SPONSORED RESEARCH


Biosource's actual costs of performing sponsored research will be determined in accordance with generally accepted accounting principles (GAAP) consistently applied. Such costs include direct research costs (salaries, wages and related costs; laboratory operating expenses; general and instrument supply costs; straight line depreciation expense of equipment over three years; greenhouse costs); allocation of applicable general and administrative (Allocated G&A) costs (which excludes Direct G&A costs); and Direct G&A costs. Allocated G&A costs will be calculated based upon a procedure, which is to be determined by mutual agreement of Biosource and TDCC reasonably promptly after the Effective Date, using either: (i) the percentage of direct research costs of the Research Collaboration relative to total direct research costs of Biosource (including costs of the Research Collaboration) multiplied by the total G&A costs of Biosource (excluding direct research costs and direct G&A costs for both the Research Collaboration and other activities); or (ii) a mutually agreed percentage multiplied by the direct research costs of the Research Collaboration. Direct G&A costs for the Research Collaboration include fees for legal services and fees paid to Technology Directors for management services but only to the extent such services are specifically directed to the conduct of the Research Collaboration and not for the benefit of other Biosource activities. In addition, Biosource and TDCC have agreed that up to three hundred thousand U.S. dollars ($300,000) in legal costs incurred by Biosource during negotiation of the Collaboration and License Agreement may be included in Direct G&A costs with such costs to be amortized over three (3) years. Biosource and TDCC will determine by mutual agreement the types of costs (legal fees, management service fees, etc.) which are to be included in Direct G&A costs and a budget for same as part of each Annual Research Plan. TDCC shall not be responsible for Direct G&A costs in excess of the budgeted amount without its prior written consent.

The following chart summarizes the estimated cost in thousands of dollars:

                                                          Estimated *
                                                          Annual Costs
                                                         ------------
Direct Research Costs
    Labor                                     $4,000
    Laboratory operating costs                 2,700
    Supplies                                   1,350
    Depreciation - straight line               1,050
    Greenhouse costs                             300
                                              ------
Total Annual Direct Research Costs                           9,400

G&A Costs
    Allocated G&A costs                        1,950
    Direct G&A costs1 (including outside
      legal fees)                                100

Total Annual G&A Costs                                       2,050
                                                           -------
                                                           $11,450
                                                           =======

--------
* Estimated costs based upon the annual research plan as of July 1998. Actual costs will be determined in accordance with GAAP consistently applied.

                                   SCHEDULE VI
     TECHNOLOGY OWNED BY BIOSOURCE AND EXPERTISE TO BE PROVIDED TO TDCC/DAS
                        DURING THE RESEARCH COLLABORATION


         INTELLECTUAL CAPITAL

            Biosource will provide key people to engage in the Research Collaboration from current staff at Biosource and from targeted and selected outside hires. Biosource expects to reach 24 people (employees and/or contract personnel) during the first Contract Year focused on the Research Collaboration. The final list of the people from Biosource selected to be focused on or dedicated to this effort will be completed after the Collaboration and License Agreement is signed. Biosource personnel focused on the Research Collaboration may need to be changed from time to time.


      Bisource has indicated that the initial key people from Biosource that are expected to be dedicated full-time to the Research Collaboration are Dr. Guy della-Cioppa and Dr. Monto Kumugai.

            Biosource will maintain a current list of names & responsibilities that are focused on the Research Collaboration. An updated list will be provided to TDCC upon request, but not less than once each quarter during the Research Collaboration or at any time three or more names on the list change relative to the previous list provided to TDCC.



         SOFTWARE/HARDWARE

            The computer program used by Biosource to search for the function of genes is not unique or proprietary and will be made available to TDCC and for use in the Research Collaboration, as needed. No proprietary software is Owned by Biosource which will be made available for use or is useful in the Research Collaboration.

            Within sixty (60) days of signing the Collaboration and License Agreement, Biosource will provide to TDCC a list of equipment currently owned or operated by Biosource that will be utilized to support the Research Collaboration. Biosource will also provide a list to TDCC of any equipment which will have to be purchased by Biosource for the Research Collaboration.


         WORK PROCESS INFORMATION


      Library

            Biosource is currently planning on hiring a PhD with expertise in cDNA library formation that will lead the formation of the library for the Research Collaboration.

      Test Process

            Results & samples- Clones / control plants will be sent after the contract is signed and the appropriate permits have been obtained. DAS will be taught by Biosource as needed on how to apply the Technology

      Owned or used by Biosource.

      Database

            A database has not been developed and none exists in house at Biosource for the TDCC Field. Biosource is not responsible for providing the 3 way (TDCC/ DAS / Biosource) database. Development of the database will be led by DAS but the database used by Biosource will need to be compatible. Biosource is responsible for acquiring appropriate tools for DNA sequence analysis and tools for mining data which are compatible with those used by TDCC/DAS. Biosource will be responsible for integrating the database, tools for mining data, software tools for patent drafting, and paying for all database costs for internal Biosource use.

      Genes

            Biosource has no data on quality of clones. Biosource will develop an identification and tracking process and quality control process. Biosource is responsible for providing any data that was generated at Biosource necessary for patent applications.

            Genes identified by screens will be sequenced by Biosource. Compatible bioinformatics tools, coupled with screening data, will be used to predict gene function by Biosource.

      Gene purification

            Biosource will be using state-of-the-art technologies available in the industry for gene purification. Biosource will hire qualified people to do this. Biosource will develop high-throughput capabilities in gene purification to the extent required for the Research Collaboration.

      Infect plants

            Technology used by Biosource for infecting plants is straight forward & versatile. Biosource will train DAS as needed to allow full use and exploitation of this Technology. Biosource will develop high-throughput capabilities for infection process to the extent required for the Research Collaboration.

      Purify and characterize homologs

            Biosource will obtain and provide for testing homologs to provide broad patent protection for inventions made in the Research Collaboration related to Traits.


         EFFICACY OF KEY TECHNOLOGIES

      Viral Vector Technology Efficacy Assurance

            Biosource will bring the results of its unique infectious know how for viral vectors and make available same to TDCC and DAS for the Research Collaboration effort. Biosource will create normalized libraries for specific dicots, monocots, and non-plant genomes

      Discovery Technology Efficacy Assurance

            Biosource will utilize in the Research Collaboration its expertise in modifying viral vectors and will disclose to TDCC any vectors developed to infect other plant species

      Production Technology Efficacy

            As set forth in Exhibit C, once the Research Collaboration is fully underway, four hundred clones from normalized libraries will be generated as viral infectious particles per day by Biosource by the automated robotic technologies to be developed by Biosource. Genes will be tested in the sense or anti-sense orientations. Biosource will ramp their productivity capability per day to achieve this target during the first

      Contract Year.

            As set forth in Exhibit C, the library to be created will consist of a minimum of 20,000 distinct unique normalized sequences optimized to contain a high proportion of full length clones, and evaluated by sequencing a subset of on appropriate number of randomly chosen clones to estimate the degree of normalization and percent of full length clones. Biosource is responsible for demonstrating the ability to generate normalized libraries which are equivalent to that described in Soares, et. al., PNAS 91:9228-9232 (1994).


      Product Technology Efficacy

            Biosource is responsible for the hits (genes) and some targeted screening. DAS is responsible for the initial screening and DAS is responsible for the assay to define that unique genes are identified.


      Process Technology Efficacy

            DAS automation of infection process will be developed based on Biosource teaching DAS how Biosource delivers or transfers virus particle to achieve optimum infection of plants. Basis of success is that the virus is infective.

            Biosource will develop a high-throughput automated technology for preparing plant tissues for advanced proteomic and metanomic analysis using mass spectroscopy and other methodolgies.

            Biosource will develop methods for identifying and cataloguing visual phenotypes produced in infected plants, and will develop methods to digitally capture these phenotypes for database archiving.

            Biosource will develop technology for high-throughput ultra-miniaturization of plant material by growing and transfecting whole plants, plant tissues, and plant cells in 96-well microtiter dishes

      Applications Efficacy

            DAS will perform this step.

                                    EXHIBIT A
                             BIOSOURCE PATENT RIGHTS


DUAL SUBGENOMIC PROMOTER VECTORS
"RECOMBINANT PLANT VIRAL NUCLEIC ACIDS"  WO 89/08145 (PCT/US89/00693 FILED 2/24/89)
Related foreign applications:
"Synthesis of Stereoselective Enzymes by Nonchromosomal Transformation of a Host"
Canada, Issued, Patent No. 1,488,667

"Nonnuclear Chromosomal Transformation"     Canada, Pending, Serial No. 591,954
"Nonnuclear Chromosomal Transformation"     Australia, Issued, Patent No. 648,411
"Nonnuclear Chromosomal Transformation"     Japan, Pending, Serial No. 503105/89
"Nonnuclear Chromosomal Transformation"     Europe, Pending, Serial No. 89903418.5


"RECOMBINANT PLANT VIRAL NUCLEIC ACIDS"     U.S.,  ISSUED, PATENT NO. 5,316,931
Related foreign applications:
"Recombinant Plant Viral Nucleic Acids"     PCT/US92/06359 Filed 7/31/92
"Recombinant Plant Viral Nucleic Acids"     Canada, Pending, Serial No. 2,114,636
"Recombinant Plant Viral Nucleic Acids"     Australia, Issued, Patent No. 683412
"Recombinant Plant Viral Nucleic Acids"     Japan, Pending, Serial No. 4-511611
"Recombinant Plant Viral Nucleic Acids"     Korea, Pending, Serial No. 700361/1994
"Recombinant Plant Viral Nucleic Acids"     Europe, Pending, Serial No. 92916441.6
"Recombinant Plant Viral Nucleic Acids"     U.S., Pending, Serial No. 08/483,502
"Recombinant Plant Viral Nucleic Acids"     U.S., Issued, Patent No. 5,589,367
"Recombinant Plant Viral Nucleic Acids"     U.S., Pending, Serial No. 08/480,432
"Recombinant Plant Viral Nucleic Acids"     U.S., Pending, Serial No. 08/482,920
"Recombinant Plant Viral Nucleic Acids"     WO 96/40867 (PCT US96/09299 Filed 6/6/96)


"THE CYTOPLASMIC INHIBITION OF GENE EXPRESSION"    U.S.,  PENDING, SERIAL NO. 08/260,546
Related foreign applications:
"The Cytoplasmic Inhibition of Gene Expression"    WO 95/34668 (PCT/US95/06741 Filed 5/26/95)
"The Cytoplasmic Inhibition of Gene Expression"    Canada, Pending, Serial No. 2,193,094
"The Cytoplasmic Inhibition of Gene Expression"    Australia, Pending, Serial No. 26534/95
"The Cytoplasmic Inhibition of Gene Expression"    Mexico, Pending, Serial No. 9606476
"The Cytoplasmic Inhibition of Gene Expression"    Japan, Pending, Serial No. 8-502208
"The Cytoplasmic Inhibition of Gene Expression"    S. Africa, Issued, Patent No. 95/4451
"The Cytoplasmic Inhibition of Gene Expression"    Israel, Pending, Serial No. 11/3955
"The Cytoplasmic Inhibition of Gene Expression"    S. Korea, Pending, Patent No. 707275/96
"The Cytoplasmic Inhibition of Gene Expression"    Europe, Pending, Serial No. 95921458.6

HELPER VIRUS VECTORS
"VIRAL AMPLIFICATION OF RECOMBINANT MRNA IN TRANSGENIC PLANTS"
U.S.,  ALLOWED, SERIAL NO. 08/176,414

Related foreign applications:
"Viral Amplification of Recombinant mRNA in Transgenic Plants"   WO 94/16089 (PCT/US93/12636 Filed 12/29/93)
"Viral Amplification of Recombinant mRNA in Transgenic Plants"   Canada, Pending, Serial No. 2,152,934
"Viral Amplification of Recombinant mRNA in Transgenic Plants"   Australia, Pending, Serial No. 59871/94
"Viral Amplification of Recombinant mRNA in Transgenic Plants"   Japan, Pending, Serial No. 6-516080
"Viral Amplification of Recombinant mRNA in Transgenic Plants"   S. Africa, Issued, Patent No. 93/9798
"Viral Amplification of Recombinant mRNA in Transgenic Plants"   Israel, Pending, Serial No. 108241
"Viral Amplification of Recombinant mRNA in Transgenic Plants"   S. Korea, Pending, Serial No. 702767/95
"Viral Amplification of Recombinant mRNA in Transgenic Plants"   Europe, Pending, Serial No. 94905969.5
"Viral Amplification of Recombinant mRNA in Transgenic Plants"   U.S., Pending, Serial No. 08/336,724
"Viral Amplification of Recombinant mRNA in Transgenic Plants"   U.S., Pending, Serial No. 08/488,422

COAT PROTEIN FUSION VECTORS
"Production of Peptides in Plants as Viral Coat Protein Fusions" U.S., Pending, Serial No. 08/324,003
Related foreign applications:
"Production of Peptides in Plants as Viral Coat Protein Fusions" WO 96/12028 (PCT/US95/12915 Filed 10/6/95)
"Production of Peptides in Plants as Viral Coat Protein Fusions" Canada, Pending, Serial No. 2,202,652
"Production of Peptides in Plants as Viral Coat Protein Fusions" Australia, Pending, Serial No. 37637/95
"Production of Peptides in Plants as Viral Coat Protein Fusions" Mexico, Pending, Serial No. 972714
"Production of Peptides in Plants as Viral Coat Protein Fusions" Japan, Pending, Serial No. 8-513337
"Production of Peptides in Plants as Viral Coat Protein Fusions" S. Africa, Issued, Patent No. 95/8659
"Production of Peptides in Plants as Viral Coat Protein Fusions" Israel, Pending, Serial No. 115578
"Production of Peptides in Plants as Viral Coat Protein Fusions" S. Korea, Pending, Serial No. 702460/1997
"Production of Peptides in Plants as Viral Coat Protein Fusions" Europe, Pending, Serial No. 95935728.6

POLYVIRUS VECTORS

"EXPRESSION OF FOREIGN GENES USING A REPLICATING POLYPROTEIN PRODUCING VIRUS VECTOR" U.S., ISSUED, PATENT NO. 5,491,076

"POLYVIRUS VECTORS FOR THE EXPRESSION OF FOREIGN GENES" U.S., ALLOWED, SERIAL NO. 08/468,067

GENOMICS

"METHOD OF DETERMINING THE FUNCTION OF NUCLEOTIDE SEQUENCES AND THE PROTEINS THEY ENCODE BY TRANSFECTING THE SAME INTO A HOST" U.S., PENDING, SERIAL NO. (TO BE ENTERED), FILED 1/16/98

                                    EXHIBIT B
                        GUIDELINES FOR THE CALCULATION OF
                VALUE-ADDED, CUMULATIVE INVESTMENT AND ROYALTIES

                     EXAMPLES OF VALUED-ADDED CALCULATIONS.

       The purpose of the following examples is to outline the process for determining Agricultural Value-Added for three discrete segments: [*] Industrial Products, and Other Inventions. The intent is to provide a series of steps to facilitate the calculation of value-added for purposes of royalty payment. The following examples present simplified transactions for illustrative purposes. When actual costs are used the calculations may be more involved. A Third Party license for a Product may require substantial investments and expenditures before the Product is sold. For example, costs may be incurred for marketing campaigns, registration of a Product or technology licensing fees paid to a Third Party. These costs are referred to as "incremental costs", as they are incremental relative to sales of existing products. These costs are to be subtracted in determining the Value-Added, as well as the continuing expenses for manufacture, sales, marketing, distribution, promotion, service, collection, research, legal fees for support services, etc.

       Due to the complexity of calculations illustrated in this Exhibit B, the Research Committee will select one individual from each party to jointly determine the protocol for actual calculations and what data will be required to support such calculations. The selected individuals will meet from time to time at the request of any party, but not less than once each year during the term of the Research Collaboration. Recommendations for calculation methods will be communicated to the Research Team and the Steering Team and will be added to this Exhibit B by amendment, as appropriate.

       [*] TRAITS:

       Agricultural Value-Added represents the incremental value of a Trait in the marketplace net of additional costs. In the case, for example, of an insect resistance Trait, it would be the price differential a willing purchaser would pay for a hybrid with the resistance Trait over the exact same hybrid without the insect resistance Trait. This premium, net of incremental marketing, promotion, selling, distribution, manufacturing, collection, servicing, technology fees and research costs, represents the product Trait incremental Agricultural Value-Added. The following examples represent methods that should be used to calculate incremental Agricultural Value-Added.

       EXAMPLE A: NEW SINGLE TRAIT, SOLD NON-EXCLUSIVELY, IN CONSIDERATION OF A TECHNOLOGY FEE
       Value captured through Technology Fee
       Technology Fee                        $10.00
       Less Third Party Royalties             (2.00)
       Less Incremental Expenses              (1.00)
                                             ------
       Net Technology Fee                    $ 7.00

       *In this Example A, Agricultural Value-Added equals the net technology fee, i.e., minus any incremental expenses. The establishment of a "arms length" valuation through the sale of a single Trait in the marketplace would be the basis of valuing Traits in stacked, bundled Trait sales.

       EXAMPLE B: NEW SINGLE TRAIT, SOLD, NON-EXCLUSIVELY, [*]
       In this Example B, the Agricultural Value-Added calculation would be the same as in Example A. Biosource would receive a royalty payment on the same value created through the technology fee payment from a Third Party net of any incremental costs.

       EXAMPLE C: NEW SINGLE TRAIT, SOLD EXCLUSIVELY, [*]
       **** net price [*]                   $ 80.00
       Less Third Party Royalties             (5.00)
                                            -------
       Adjusted net price                   $ 75.00
       [Less [*]]
       [*]                                   (40.00)
       Less Incremental Expenses              (1.00)
                                            -------
       Value-Added [*]                      $ 34.00


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

       DOW CONFIDENTIAL                15

In Example C, the Agricultural Value-Added is determined by subtracting Third Party royalties, the market selling price of the same and incremental expenses from the net selling price of the ****.

Incremental expenses, for example for sales, marketing, distribution, collection, advertising, research & development, and manufacturing expenses, are estimated only. Actual calculations will use actual costs.

EXAMPLE D: BUNDLED TRAITS (ALL TRAITS FROM BIOSOURCE TECHNOLOGY), SOLD NON-EXCLUSIVELY, IN CONSIDERATION OF A BUNDLED TECHNOLOGY FEE.

Genes Included (Examples)
Gene
Gene
Gene

Total Technology Fee for Bundled Genes         $21.00
Less Incremental Expenses                       (1.00)
                                               ------
Net Technology Fee                             $20.00

In Example D, the Agricultural Value-Added equals the total net technology fee less incremental costs.

EXAMPLE E: BUNDLED TRAITS, SOLD NON-EXCLUSIVELY, INCLUDING BIOSOURCE ROYALTY BEARING TRAITS AND DAS NON ROYALTY BEARING TRAITS, IN CONSIDERATION OF A TECHNOLOGY FEE.

Net Bundled Technology Fee Received       $40.00

BioSource Trait Value
(established consistent with Example A)   $30.00
DAS * Trait
(established in market place)             $30.00
                                           -----
    Total Bundle Value                    $60.00

    Biosource prorated portion of
bundled Technology fee incremental
value = $30.00/$60.00 X $40.00 =                     $20.00

Typically, the development of Products possessing multiple genetically-engineered Traits occurs over time, where the addition of one Trait is added to a pre-existing product that has already been tested in the market. These Products will be "bundled" where the selling price of the bundle is equal to less than the established value of the same Traits individually in the marketplace. In this Example E, the value will be prorated among the Traits in the bundle based on market values of the individual Traits. Incremental costs are to be allocated proportionately among the individual Traits.


[*]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXAMPLE F: NON-EXCLUSIVE, BUNDLED TRAITS, INCLUDING BIOSOURCE ROYALTY BEARING AND DAS NON-ROYALTY BEARING TRAITS AND THIRD PARTY LICENSED TRAITS, SOLD IN CONSIDERATION OF A TECHNOLOGY FEE.

Price of Bundled Traits                      $ 50.00
Less royalty on Third Party Technology        (10.00)
                                             -------
Net value of Bundled Traits                  $ 40.00

Biosource Alliance Gene Trait value          $ 30.00
DAS Trait value                                30.00
                                             -------
Total Additive Trait value                             $60.00
Biosource prorated portion of bundled
  net Technology fee
  $30.00/$60.00 X $40.00 =                   $ 20.00

In this Example F, royalties on Traits licensed from a Third Party and provided with the bundled Traits would be deducted from the value of the bundled Traits prior to prorating the values based on the established value of the DAS and Biosource Traits in the marketplace. Incremental costs are to be allocated proportionately among the individual Traits.

EXAMPLE G: NON-EXCLUSIVE, BUNDLED TRAITS, INCLUDING BIOSOURCE ROYALTY BEARING AND DAS NON-ROYALTY BEARING TRAITS AND BIOSOURCE HALF-ROYALTY TRAITS, SOLD THROUGH TECHNOLOGY FEE.

Bundle Net Technology Fee

Bundled Traits Value                                   $50.00

1. Biosource Full Royalty Trait Value                  $30.00

2. DAS Proprietary/Biosource Half Royalty* Trait Value $20.00

3. DAS * Trait                                         $30.00

Total Value of (1 + 2 + 3) =                           $80.00

Biosource prorated portion of bundled fee for 1
  $30.00/$80.00 X $50.00 =                                       $18.75
Biosource prorated portion of bundled fee for 2
  $20.00/$80.00 X $50.00 =                                       $12.50
                                                                 ------
Biosource prorated portion of bundled fee for (1 + 2 + 3) =      $31.25

In this Example G, Biosource would receive a royalty on the prorated share of value-added in the bundle. The royalty rate calculation for the Biosource half-royalty bearing Trait would be based on the Traits full value in the marketplace as a proportion of the total bundle net of a prorata share of incremental costs.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXAMPLE H: EXCLUSIVE, BUNDLED TRAITS, INCLUDING BIOSOURCE ROYALTY BEARING AND DAS NON ROYALTY BEARING TRAITS AND THIRD PARTY LICENSED TRAITS, SOLD THROUGH *

* Price *                                    $ 80.00
Less Biosource Trait Technology Fee          $(30.00)
Less Third Party Trait Technology Fee        $(10.00)
                                             -------
Net * Sales                                  $ 40.00
Less Selling Price of Germplasm              $(30.00)
Less Incremental Expenses                    $ (1.50)
                                             -------
Net Agricultural Value-Added                 $  8.50


In this case, a royalty would be paid on both the Net Sales of * and the net value added.

INDUSTRIAL PRODUCTS:

Non-Agricultural Value-Added will primarily be created in two ways: reduction of capital intensity, or increase in gross margin. The increase in gross margin represents incremental value created through the reduction of process steps, raw material costs, energy costs, labor costs, or other improvements in the manufacturing process. The reduction in capital intensity would be created by reduced utilization of property, plant and equipment or working capital related to a manufacturing process. In the case, for example, of a process improvement, the incremental Non-Agricultural Value-Added would be the combination of increased gross margin as a result of lower costs, and decreased capital charges as a result of lower capital usage.

EXAMPLES TO ILLUSTRATE CALCULATION OF NON-AGRICULTURAL VALUE-ADDED WILL BE ADDED AS A SUPPLEMENT TO THIS EXHIBIT B. ANY SUPPLEMENT SHALL BE SUBJECT TO APPROVAL BY THE STEERING COMMITTEE.

[*]
OUTPUT IMPROVEMENTS/OTHER:

Non-Agricultural Value-Added can be created through the improvement of the output of a seed. In this case, Non-Agricultural Value-Added is captured through the sale of the end products (containing the improvement) or through licensing of the Trait to a Third Party. In this case, the Non-Agricultural Value-Added is captured in the incremental profit generated by the improved Product or through the royalty payment.

EXAMPLE ONE: [*] GENE
--------------------------------------------------------------------------------

                                        [*]


                              [*]               [*]             [*] GENE

Pounds per Acre [*]                 1,500          1,500           1,500
Average [*] Yield                      42%            42%             46%
                                 -----------------------------------------
Pounds of [*] Recovered               630            630             690
Selling Price [*]                    0.30            0.35            0.35
                                 -----------------------------------------
Value                            $ 189.00        $ 220.50        $ 241.50
Cost of Production                (180.00)        (185.00)        (190.00)
Value Added per acre             $   9.00        $  31.50        $  51.50
--------------------------------------------------------------------------------

EXAMPLE TWO: IMPROVED [*] TRAIT PAID THROUGH ROYALTY
--------------------------------------------------------------------------------

                                            [*] IMPROVEMENT MODEL

                                                           IMPROVED
                                     [*]                [*]

[*] Yield                              1,500 lb/acre       1,500 lb/acre
[*] Yield                              374 kilo/acre       374 kilo/acre
  (55% of total crop yield)
Price/metric ton (66.6% and 85%            $200.00            $250.00
  of [*] price ($300/metric ton)
  respectively)

Value/acre (374 kilo/acre *
  price/metric ton)                        $ 74.80            $ 93.50
                                      ----------------------------------
Total Value Added with Improved
  Meal Trait (at processor level)                             $ 18.70
DAS Royalty Received (based on
  30% of total Non-Agricultural
  Value-Added)                                                $  5.61



* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Cumulative Investment Calculation Example

                                                Year        Year
                                                 A           B
                                                ----        ----
Biosource Exclusivity Fee (One Time Fee)          10          --
Biosource Milestone Payments                      20           5
Biosource Exclusivity Fee (Ornamentals)            5          --
Biosource Exclusivity Fee (Annual Fee)             5           5
Biosource and 3rd Party R&D                       15          15
Biosource Registration Milestones                  1           1
                                                ----        ----
TOTAL ANNUAL BIOSOURCE FUNDING                    56          26


Royalty on Sales <$100MM                           1           1
Royalty on Sales <$100MM after payback             5           5
Royalty on Sales >$100MM                           5           6
Royalty on Net Sales                               2           3
                                                ----        ----
TOTAL ROYALTY                                     13          15


                                                ----        ----
TOTAL BIOSOURCE PAYMENTS                         $69         $41
                                                ====        ====


Total Annual Biosource Funding                    56          26
Total Annual Biosource Royalties                  13          15
TDDC Product Development                          35          35
DAS Product Scale-Up                              10          10
DAS Capital                                       10          20
DAS R&D Facilities Capital                         2           2
                                                ----        ----
Total New Investment                             126         108
Previous Year Cumulative Investment              110         217
                                                ----        ----
Total Cumulative Investment                      236         325
(Less)
Net Value-Added To DAS                           (40)        (40)
Plus
Capital Charge @ Cost of Capital                  21          31
                                                ----        ----
Cumulative Investment                           $217        $316
                                                ====        ====


DOW CONFIDENTIAL

     ROYALTY SCHEDULE SUMMARY


ROYALTY CATEGORY                          INVESTMENT                         ROYALTY RATE
-------------------------------------------------------------------------------------------------------
                                          CUMULATIVE         VALUE ADDED     VALUE ADDED
                           SOLD         INVESTMENT PAID        AMOUNT           AMOUNT
PRODUCT GROUP           EXCLUSIVITY           OUT             <$100 MIL        >$100 MIL       NET SALES
-------------------------------------------------------------------------------------------------------
Agricultural                N/A               N/A               N/A              N/A             2.5%(1)
Chemicals
-------------------------------------------------------------------------------------------------------
* Traits
-------------------------------------------------------------------------------------------------------
  Full Royalty              Yes                No               7.5%            17.5%            2.5%
-------------------------------------------------------------------------------------------------------
                            Yes               Yes              17.5%            17.5%            2.5%
-------------------------------------------------------------------------------------------------------
                             No                No               7.5%            17.5%             --
-------------------------------------------------------------------------------------------------------
                             No               Yes              17.5%            17.5%             --
-------------------------------------------------------------------------------------------------------
  Half Royalty              Yes                No              3.75%            8.75%           1.25%
-------------------------------------------------------------------------------------------------------
                            Yes               Yes              8.75%            8.75%           1.25%
-------------------------------------------------------------------------------------------------------
                             No                No              3.75%            8.75%             --
-------------------------------------------------------------------------------------------------------
                             No               Yes              8.75%            8.75%             --
-------------------------------------------------------------------------------------------------------
Industrial                  N/A                No                --               --               1%
Products
-------------------------------------------------------------------------------------------------------
  Full Royalty              N/A               Yes               7.5%            17.5%              1%(2)
-------------------------------------------------------------------------------------------------------
  Half Royalty              N/A               Yes              3.75%            8.75%            0.5%(3)
-------------------------------------------------------------------------------------------------------

------------

(1)     Based on increase in Net Sales resulting from new use.

(2) Greater of 1% of Net Sales or percentage based on Value Added is to be paid.

(3) Greater of 0.5% of Net Sales or percentage based on Value Added is to be paid.

                                    EXHIBIT C
                              BIOSOURCE MILESTONES

I.    First Contract Year

      A. Complete set-up of automated functional plant genomics system and demonstrate substantial ability to produce at least 400 unique genes per day that can be in expressed in plants [*]

            First automated robotic line completed and demonstrated [*]

      B. Establish internal core expertise in key functional genomic disciplines necessary for state-of-the-art library construction, vector construction, primary screens and bioinformatics. Targets are:

            [*]

      C.    Complete first normalized plant library [*]

      D. Select compatible bioinformatics systems and relational database architecture for Biosource, TDCC and DAS. Systems to be reviewed and approved by the Research Committee. Install and use bioinformatics system at Biosource and archive and analyze data from developed screens and sequence data.

            Upon achievement of Milestones A - D above, the following milestone payments will be due:


                    Milestone A              $10.0 million
                    Milestone B              $ 2.5 million
                    Milestone C              $ 5.0 million
                    Milestone D              $ 2.5 million

II.   Second and Third Contract Years

      Milestones appropriate to the enhancement of the capacities and capabilities established in the milestones for the first contract year will be established as drafted by the Research Committee and approved by the Steering Committee as part of each year's Annual Research Plan. It is anticipated that milestones for the second contract year will also include expansion of the capacity listed in Milestone A of I above to over 800 unique genes/day.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT D
                       FORM OF MATERIAL TRANSFER AGREEMENT

      This Agreement is between Outside Party, with offices located at [_____](hereafter "Outside Party") and Company, with offices located at [_____](hereafter, collectively, the "Parties").

      Outside Party has experience in the research and development of [_____]and has the facilities and personnel to carry out laboratory testing on certain Company confidential and proprietary biological materials including, but not limited to, [_____] (hereafter, collectively, " Company Materials"). The Parties desire to have Outside Party conduct testing of the Company Materials for the purpose of [_____](hereinafter "Research").

      Accordingly, in consideration for disclosure of Confidential Information, sampling of proprietary Company Materials and other valuable consideration, receipt of which is duly acknowledged, each Party agrees as follows:

      1. During the term of this Agreement, Company shall provide Outside Party with samples of Company Materials free of charge in an amount necessary for Outside Party's performance of the Research.

      2. Outside Party will provide whatever is reasonably necessary for performance of the Research except for Company Materials provided by Company.

      3. The Research is under the direction and control of Outside Party as an independent contractor. Outside Party shall hold Company harmless for all claims arising out of Outside Party's use of the Company Materials, except where negligent conduct on the part of Company is the sole cause of the claim.

      4. Company Materials provided hereunder are provided in good faith. Company neither warrants nor guarantees that such Company Materials and information relating thereto can be used with complete safety and without any hazard to persons and property, or that such Company Materials and information are fit for any particular purpose or effective by any performance standard.

      5. Outside Party shall not analyze, clone, or sequence Company Materials nor have Company Materials modified except for purposes herein nor shall Outside Party do any research on Company Materials other as provided herein. Outside Party shall use reasonable efforts to protect Company's Company Materials from access by third parties. Outside Party's sole use of Company Materials shall be in testing Company Materials in the Research.

      6. Outside Party shall promptly return to Company any unused Company Materials remaining after performance of the Research as soon as reasonably possible after completion of the Research. Outside Party will comply with all legal requirements which includes, but not is not limited to, those related to any Experimental Use Permit, federal, state and local laws, ordinances and regulations applicable to the shipment, handling, disposal, storage or use of any Company Materials.

      7. Results of the Research shall be kept confidential by Outside Party according to the terms set forth below, and shall not be used by Outside Party.

      8. Subject to limitations set forth below, all information disclosed by Company to Outside Party shall be deemed to be "Confidential Information." In particular, Confidential Information includes, but is not limited to, Company Materials, the Research, [______]and any other business or technical information or data which has been received or derived by Outside Party from discussions and/or resulted from the performance hereunder, or observed by Outside Party as a result of its visit to Company's facilities, whether communicated in oral, written, graphic, physical or electronic form. Outside Party shall not publish, disclose or allow any third party access to, nor use for any purpose other than that authorized herein, any such Confidential Information without the other Company's prior written consent. These obligations of confidentiality and limited use shall remain in effect until [appropriate time, but not less than five (5) years] after the date of expiration or termination of this Agreement (including any extension hereof), but these obligations shall not apply to:

            A. information that Outside Party can show was in its possession prior to disclosure hereunder and which was not received under obligation of secrecy; or

            B. information that Outside Party can show is in the public domain, provided it entered the public domain through no fault of Outside Party; or

            C. information that Outside Party can show was received from a third party which had a right to disclose the information; or

            D. information required to be disclosed by operation of law, governmental regulation or court order, provided that Outside Party gives notice of such required disclosure to Company prior to making the disclosure and that Outside Party uses all reasonable efforts to secure confidential protection for the information.

      9. Upon request of Company, Outside Party shall promptly return all tangible forms of Confidential Information including copies thereof, and permanently delete from any systems containing such Confidential Information all electronically or otherwise retained Confidential Information, except Outside Party may retain one copy of Confidential Information as a measure of its obligations hereunder.

      10. Company retains all right, title, and interest in and to (i) any improvement, invention, copyright, patent, trade secret or other intellectual property (hereafter "Proprietary Rights") developed by Company independently of Outside Party, and (ii) any Proprietary Rights developed under this Agreement regarding Company Materials, uses thereof and related research methods, analyses or data.

      11. If the Parties agree to enter into a subsequent business/technical relationship, the terms and conditions for such business/technical relationship will be negotiated in good faith; however, it is understood that neither of the Parties hereto is under any obligation to enter into any business/technical arrangement or agreement with the other Party by virtue of this Agreement.

      12. Outside Party agrees it shall not knowingly export, directly or indirectly, any United States source technical data acquired from a United States based company, or any direct product of that technical data, to any country for which the United States government or any agency thereof at the time of export requires an export license or other approval, without first obtaining such license or approval, when required by applicable United States law.

      13. This Agreement shall be governed by the laws of the State of [Company's domicile], except that its conflict of laws provisions shall not apply.

      14. This Agreement may be amended, superseded or canceled only by a written instrument which specifically states that it amends, supersedes or cancels this Agreement, is signed and delivered by both of the Parties intended to be bound thereby.

      15. Either Party may terminate this Agreement upon thirty (30) days prior written notice to the other Party.

      16. This Agreement is effective as of the date of the last signature hereto ("Effective Date"), and the term of this Agreement is one (1) year from the Effective Date. Any amendment to this Agreement shall be in writing signed by an authorized representative of each Party. The individuals signing below on behalf of Outside Party and Company represent that they are authorized to sign on behalf of Outside Party and Company, respectively, and indicate the acceptance of the terms of this Agreement.

AGREED TO AND ACCEPTED BY:

Outside Party                             Company
             ------------------------            ------------------------------

By:                                       By:
----------------------------------           ----------------------------------

Name:                                     Name:
     -----------------------------             --------------------------------

Title:                                    Title:
      ----------------------------              -------------------------------

Date:                                     Date:
     -----------------------------             --------------------------------

[In Duplicate]

              AMENDMENT OF THE COLLABORATION AND LICENSE AGREEMENT

     This Amendment to the Collaboration and License Agreement of September 1, 1998 (the "Agreement") made by and among BIOSOURCE TECHNOLOGIES, INC., a corporation having its principal place of business at 3333 Vaca Valley Parkway, Vacaville, California 95688 ("Biosource"), THE DOW CHEMICAL COMPANY, a Delaware corporation having its principal place of business at 2030 Willard H. Dow Center, Midland, Michigan 48674 ("TDCC"), and DOW AGROSCIENCES LLC, a Delaware limited liability company having its principal place of business at 9330 Zionsville Road, Indianapolis, Indiana 46268 ("DAS"), is effective on August 1, 1999.

     In order to enable TDCC to more fully evaluate its interest in extending the license granted it by Biosource to include Biosource Crops, the parties hereby agree to amend the first sentence of Section 3.9 of the Agreement to read as follows:

     TDCC shall have an option, exercisable by: (i) written notice delivered to Biosource within fourteen (14) months of the Effective Date, to expand the definition of TDCC Crops to include Biosource Crops; and (ii) payment to Biosource of $5,000,000 (five million U.S. dollars) by TDCC either concurrent with or reasonably promptly after such notice.

     The parties agree that the continuation of evaluation by TDCC of possible exercise of the option in Section 3.9 is adequate consideration for this Amendment. Except as provided with respect to Section 3.9, no other terms of the Agreement are modified by this Agreement.


                            AGREED AND ACCEPTED BY:

BIOSOURCE TECHNOLOGIES, INC.                 THE DOW CHEMICAL COMPANY

/s/ ROBERT L. ERWIN                          /s/ FERNAND J. KAUFMANN
----------------------------                 ---------------------------
Name:  Robert L. Erwin                        Name: Fernand J. Kaufmann
Title: Chairman of the Board                 TITLE: V.P., New Business &
       & CEO                                        Strategic Dev.

DOW AGROSCIENCES LLC

/s/ G. WILLIAM TALBERT
----------------------------
Name:  G. William Talbert
Title: Global Leader Biotech